                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                ----------------



                                    FORM U5S

                                  ANNUAL REPORT

                   For the Fiscal Year Ended December 31, 1999


        Filed pursuant to the Public Utility Holding Company Act of 1935 by

                              THE SOUTHERN COMPANY

                           270 PEACHTREE STREET, N. W.
                             ATLANTA, GEORGIA 30303

                              THE SOUTHERN COMPANY
                                    FORM U5S
                                      1999

                                TABLE OF CONTENTS

                ITEM                                                 PAGE NUMBER
                ----                                                 -----------


1.       System Companies and Investments Therein as of

           December 31, 1999                                              1

2.       Acquisitions or Sales of Utility Assets                          7

3        Issue, Sale, Pledge, Guarantee or Assumptions

           of System Securities                                           7

4.       Acquisition, Redemption or Retirement of System

           Securities                                                     8

5.       Investments in Securities of Nonsystem Companies                 10

6.       Officers and Directors                                           11

7.       Contributions and Public Relations                               47

8.       Service, Sales and Construction Contracts                        50

9.       Wholesale Generators and Foreign Utility Companies               51

10.      Financial Statements and Exhibits                                A



                                                                 ITEMS

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

Name of Company                                  Number of          Percentage         Issuer

(Add abbreviation                                 Common             of Voting          Book           Owner's
  used herein)                                 Shares Owned            Power            Value        Book Value

                                                                                             In Thousands

THE SOUTHERN COMPANY

     (SOUTHERN)                                           None                None              n/a               n/a

     ALABAMA POWER COMPANY

        (ALABAMA)                                    5,608,955                 100       $2,988,863        $2,988,863

        Alabama Energy Providers, Inc.                   1,000                 100                1                 1

        Alabama Property Company                         1,000                 100            9,867             9,867

        Alabama Power Capital Trust I

           (ALABAMA TRUST I)                               n/a                 n/a            3,000             3,000

        Alabama Power Capital Trust II

           (ALABAMA TRUST II)                              n/a                 n/a            6,186             6,186

        Alabama Power Capital Trust III

           (ALABAMA TRUST III)                             n/a                 n/a            1,550             1,550

        Southern Electric
           Generating

           Company (SEGCO) (a)                         164,000                  50           25,024            25,024

     ENERGIA DE NUEVO LEON, S. A.
        DE C. V.                                           358              33 1/3                -                 -

     GEORGIA POWER COMPANY

        (GEORGIA)                                    7,761,500                 100        3,938,210         3,938,210

        SEGCO (a)                                      164,000                  50           25,024            25,024

        Piedmont-Forrest

           Corporation (PIEDMONT)                      100,000                 100            7,326             7,326
                                                                                             13,245  (b)       13,245

        Georgia Power LP Holdings Corp.
           (GEORGIA POWER  HOLDINGS)                       500                 100                -                 -

        Georgia Power Capital, L.P.
           (GEORGIA CAPITAL)                               n/a                 n/a            4,426             4,426

        Georgia Power Capital Trust I

           (GEORGIA TRUST I)                               n/a                 n/a            8,711             8,711

        Georgia Power Capital Trust II

           (GEORGIA TRUST II)                              n/a                 n/a            6,629             6,629

        Georgia Power Capital Trust III

           (GEORGIA TRUST III)                             n/a                 n/a            7,011             7,011







ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

              (Continued)

Name of Company                                             Number of       Percentage       Issuer

(Add abbreviation                                            Common          of Voting        Book           Owner's
  used herein)                                            Shares Owned         Power          Value        Book Value

                                                                                                  In Thousands

        Georgia Power Capital Trust IV

           (GEORGIA TRUST IV)                              n/a                 n/a            6,575             6,575

     GULF POWER COMPANY (GULF)                                992,717          100          422,313           422,313

        Gulf Power Capital Trust I

           (GULF TRUST I)                                         n/a          n/a            1,512             1,512

        Gulf Power Capital Trust II

           (GULF TRUST II)                                        n/a          n/a            1,590             1,590

     MISSISSIPPI POWER COMPANY

        (MISSISSIPPI)                                       1,121,000          100          391,968           391,968

        Mississippi Power Capital Trust I

           (MISSISSIPPI TRUST I)                                  n/a          n/a            1,082             1,082

        Mississippi Power Services, Inc.                          100          100              705               705

     MOBILE ENERGY SERVICES

        HOLDINGS, INC. (MESH)                                   1,000          100         (10,655)          (10,655)

        Mobile Energy Services

           Company, LLC (MESCO)                                   n/a           99           30,901            30,901

     POWERCALL, INC.                                            1,000          100           13,510            13,510

     SAVANNAH ELECTRIC AND
        POWER COMPANY

        (SAVANNAH)                                         10,844,635          100          174,847           174,847

        Savannah Electric and Power Capital Trust I

           (SAVANNAH ELECTRIC TRUST I)                            n/a          n/a            1,327             1,327

     SOUTHERN ENERGY, INC.  (Southern Energy)                   1,000          100        3,090,877         3,090,877

        ASOCIADOS DE ELECTRICIDAD                              11,999          (c)              (d)               (d)

        SE FINANCE CAPITAL CORPORATION                          1,000          100              (d)               (d)

        SEI Y ASOCIADOS DE ARGENTINA S. A.                  9,840,000          (c)              (d)               (d)
           Hidroelectrica Alicura, S. A.                  166,380,000          (c)              (d)               (d)

        SOUTHERN COMPANY CAPITAL

           FUNDING, INC.                                          n/a          100           52,625            52,625

        SOUTHERN ELECTRIC, INC.                                 1,000          100               17                17



                                       2


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

              (Continued)

Name of Company                                             Number of        Percentage       Issuer

(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value

                                                                                                  In Thousands

        SOUTHERN ENERGY FINANCE

           COMPANY, INC.                                        1,000          100          201,094           201,094
           DG Lease, Inc.                                       1,000          100              (d)               (d)
           EPZ Lease, Inc.                                      1,000          (c)              (d)               (d)
              EPZ Lease, L.L.C.                                  None          (c)              (d)               (d)
                 EPZ Lease Holding A, L.L.C.                     None          (c)              (d)               (d)
                 EPZ Lease Holding B, L.L.C.                     None          (c)              (d)               (d)
                 EPZ Lease Holding C, L.L.C.                     None          (c)              (d)               (d)
           Dutch Gas Lease, Inc.                                1,000          (c)              (d)               (d)
              Dutch Gas Lease, L.L.C.                            None          (c)              (d)               (d)
                 Dutch Gas Lease Holding A, L.L.C.               None          (c)              (d)               (d)
                 Dutch Gas Lease Holding B, L.L.C.               None          (c)              (d)               (d)
                 Dutch Gas Lease Holding C, L.L.C.               None          (c)              (d)               (d)
           Southern Energy Clairton, Inc.                       1,000          (c)              (d)               (d)
              Southern Energy Clairton, L.L.C.                  1,000          (c)              (d)               (d)
           Southern Energy Clairton 2, Inc.                     1,000          (c)              (d)               (d)
           Southern Energy Carbontronics, Inc.                  1,000          (c)              (d)               (d)
              Southern Energy Carbontronics, L.L.C.             1,000          (c)              (d)               (d)

        SOUTHERN ENERGY RESOURCES, INC.

              (Southern Resources)                              1,000          100            8,497             8,497
           SEI Operadora de Argentina, S. A.                   11,999          (c)              (d)               (d)
           Southern Electric International-
              Asia, Inc                                         1,000          (c)              (d)               (d)
           Southern Electric International, GmbH                  500          (c)              (d)               (d)

        SOUTHERN ENERGY INTERNATIONAL,                          1,000          100        2,562,538         2,562,538
           INC.

           CAYMAN ENERGY TRADERS                                    1          (c)              (d)               (d)
              Southern Electric do Brazil Participacoes, Ltda     n/a          (c)              (d)               (d)
                  Companhia Energetica de Minas Gerais            n/a          (c)              (d)               (d)

           SOUTHERN ELECTRIC INTERNATIONAL

              FINANCE, INC                                      1,000          (c)              (d)               (d)

           SOUTHERN ELECTRIC INTERNATIONAL

              NETHERLANDS B.V.                                  1,000          (c)              (d)               (d)

           SE CHINA INVESTMENTS, INC,                           1,000          (c)              (d)               (d)
              Southern Energy Mauritius Limited                 1,000          (c)              (d)               (d)
              SEMAR Limited                                     1,000          (c)              (d)               (d)
              Southern Energy Newco Limited                     1,000          (c)              (d)               (d)

           SEI BRAZIL HOLDINGS, INC.                            1,000          (c)              (d)               (d)

           SEI SOUTH AMERICA, INC.                              1,000          (c)              (d)               (d)

           SOUTHERN ENERGY CARIBE, LTD.                         1,000          (c)              (d)               (d)

                                       3


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999

              (Continued)

Name of Company                                           Number of          Percentage       Issuer

(Add abbreviation                                          Common             of Voting        Book          Owner's
  used herein)                                          Shares Owned            Power          Value       Book Value

                                                                                                    In Thousands

           SOUTHERN ENERGY - ASIA, INC.                         1,000          100        1,502,864         1,502,864
              Consolidated Electric Power Asia

                Limited (CEPA)  (e)                     1,066,124,419          (c)              (d)               (d)
              Southern Energy Asia Ventures, Inc.               1,000          (c)              (d)               (d)

           SOUTHERN ENERGY DO BRAZIL, LTDA                        n/a        99.85               50                50

           SOUTHERN ENERGY E ASSOCIADOS

              PARTICIPACOES, S.A.                                 n/a          100               81                81

           SOUTHERN ENERGY - NEWCO 2, INC.                      1,000          100          190,625           190,625
              SEI Chile, S. A.                                    999          (c)              (d)               (d)
                 Empresa Electrica del Norte

                    Grande, S. A.  (Edelnor)              158,643,607          (c)              (d)               (d)
                     Sitranor S. A.                               n/a          (c)              (d)               (d)
                 Energia del Pacifico Limitada                  1,000          (c)              (d)               (d)
                    Gasoducto Nor Andino
                        Argentina, S.A.                     3,600,000          (c)              (d)               (d)
                    Gasoducto Nor Andino S.A.                     n/a          (c)              (d)               (d)
              SEI Beteiligungs GmbH                                 1          (c)              (d)               (d)
                 P. T. Tarahan Power Company                      n/a          (c)              (d)               (d)
              Southern Electric Bahamas

                 Holdings, Ltd.                                 1,000          100           45,931            45,931
                 Southern Electric Bahamas, Ltd.                5,000          (c)              (d)               (d)
                 ICD Utilities Limited                      2,500,000          (c)              (d)               (d)
                 Freeport Power Company Limited               910,809          (c)              (d)               (d)


           SEI WORLDWIDE HOLDINGS, INC.                         1,000          (c)              (d)               (d)
              SEI Worldwide Holdings (Germany) GmbH                 3          (c)              (d)               (d)

           SEI GERMANY BEWAG, INC.                              1,000          (c)              (d)               (d)
              SEI Worldwide Holdings (Germany) GmbH                 3          (c)              (d)               (d)
                 Southern Energy Development Europa GmbH        1,000          (c)              (d)               (d)
                 Southern Energy Holdings Beteiligungs
                    gesellschaft mbH                                3          (c)              (d)               (d)
                    BEWAG                                  29,120,002          (c)              (d)               (d)

                                       4


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999

              (Continued)

Name of Company                                                    Number of     Percentage      Issuer

(Add abbreviation                                                   Common        of Voting       Book           Owner's
  used herein)                                                   Shares Owned       Power         Value        Book Value

                                                                                             In Thousands

        SOUTHERN ENERGY- EUROPE, INC.                                  1,000        100            407,894       407,894
              The Southern Company - Europe plc                       50,000        (c)                (d)           (d)
              Southern Energy Development - Europe Limited                 2        (c)                (d)           (d)
                 Southern Energy Development Hungaria L.L.C.           1,000        (c)                (d)           (d)
              Southern Energy UK Generation Limited                      100        (c)                (d)           (d)
              Southern Energy Netherlands Ltd.                            55        (c)                (d)           (d)
              Southern Electric International - Europe, Inc.           1,000        (c)                (d)           (d)
                 SWEB Holdings UK                                 12,184,716        (c)                (d)           (d)
                     SWEB Holdings Limited                           150,000        (c)                (d)           (d)
                         Southern Investments UK plc             500,400,587        (c)                (d)           (d)
                            South Western Electricity plc (f)    113,989,525        (c)                (d)           (d)

           SOUTHERN ELECTRIC INTERNATIONAL

              TRINIDAD, INC.                                           1,000        100             32,824        32,824
              The Power Generation
                 Company of Trinidad

                 and Tobago Limited                              188,370,000        (c)                (d)           (d)

        SOUTHERN ENERGY NORTH

           AMERICA, INC.                                                 500        100          1,110,244     1,110,244
           SEI Birchwood, Inc.                                         1,000        (c)                (d)           (d)
              Birchwood Power Partners, L. P.                            n/a        (c)                (d)           (d)
              Greenhost, Inc.                                             50         50                (d)           (d)
           SEI Hawaiian Cogenerators, Inc.                             1,000        (c)                (d)           (d)
           SEI New England Holding Corp.                               1,000        (c)                (d)           (d)
              Southern Energy New England, L.L.C.                      1,000        (c)                (d)           (d)
                  Southern Energy Canal, L.L.C.                        1,000        (c)                (d)           (d)
                  Southern Energy Kendall, L.L.C.                      1,000        (c)                (d)           (d)
              Southern Energy Canal III, Inc.                          1,000        (c)                (d)           (d)
              Newington Energy L.L.C.                                  1,000        (c)                (d)           (d)
           SEI New England, Inc.                                       1,000        (c)                (d)           (d)
              Southern Energy Canal, L.L.C.                            1,000        (c)                (d)           (d)
              Southern Energy New England, L.L.C.                      1,000        (c)                (d)           (d)
           SEI State Line, Inc.                                        1,000        (c)                (d)           (d)
              State Line Holding Corporation                           1,000        (c)                (d)           (d)
              State Line Energy, L.L.C.                                  n/a        (c)                (d)           (d)
           SEI Wisconsin Holdings, Inc.                                1,000        (c)                (d)           (d)
              SEI Wisconsin, L.L.C.                                    1,000        (c)                (d)           (d)
           Southern Energy California, Inc.                            1,000        (c)                (d)           (d)
              Southern Energy Potrero, L.L.C.                          1,000        (c)                (d)           (d)
              Southern Energy Delta, L.L.C.                            1,000        (c)                (d)           (d)
           Southern Energy Bay Area Investments, Inc.                  1,000        (c)                (d)           (d)
              Southern Energy Potrero, L.L.C.                          1,000        (c)                (d)           (d)
              Southern Energy Delta, L.L.C.                            1,000        (c)                (d)           (d)
           Southern Energy - Cajun, Inc.                              10,000        (c)                (d)           (d)
              Louisiana Generating L.L.C.                                n/a        (c)                (d)           (d)
           Southern Energy Texas (G.P.), Inc.                          1,000        (c)                (d)           (d)
              Southern Energy Central Texas, L.P.                      1,000        (c)                (d)           (d)


                                       5


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999

              (Continued)

Name of Company                                           Number of          Percentage       Issuer

(Add abbreviation                                          Common             of Voting        Book          Owner's
  used herein)                                          Shares Owned            Power          Value       Book Value

                                                                                             In Thousands

        SOUTHERN ENERGY NORTH

           AMERICA, INC. (continued)

           Southern Energy Southwest Investments, Inc.             1,000         (c)            (d)               (d)
           Southern Energy Ventures, Inc.                          1,000         (c)            (d)               (d)
              Southern Energy Trading and Marketing, Inc.          1,000         (c)            (d)               (d)
                  Southern Energy Retail Trading and
                      Marketing, Inc.                              1,000         (c)            (d)               (d)
           Southern Energy Wichita Falls, L.P.                     1,000         (c)            (d)               (d)
           Southern Energy New York G.P., Inc.                     1,000         (c)            (d)               (d)
           Southern Energy Hudson Valley Investments, Ltd.         1,000         (c)            (d)               (d)
              Southern Energy Bowline, L.L.C.                      1,000         (c)            (d)               (d)
              Southern Energy Lovett, L.L.C.                       1,000         (c)            (d)               (d)
              Southern Energy NY - Gen L.L.C.                      1,000         (c)            (d)               (d)
           SC Energy Ventures, Inc.                                1,000         (c)            (d)               (d)
              Southern Company Energy Marketing L.P.                 n/a         (c)            (d)               (d)
           SC Ashwood Holding, Inc.                                1,000         (c)            (d)               (d)
              Southern Company Energy Marketing G.P., L.L.C.         n/a         (c)            (d)               (d)


     SOUTHERN COMPANY

        SERVICES, INC. (SCS)                                      14,500         100            875               875

     SOUTHERN COMMUNICATIONS

        SERVICES, INC. (Southern LINC)                               500         100         76,768            76,768
                                                                                             84,856  (g)       84,856

     SOUTHERN ELECTRIC RAILROAD

        COMPANY (SERC)                                             5,000         100              5                 5

     SOUTHERN NUCLEAR OPERATING

        COMPANY, INC. (Southern Nuclear)                           1,000         100          2,952             2,952
                                                                                              5,000  (h)        5,000

     SOUTHERN TELECOM, INC.                                        1,000         100          6,759             6,759

     SOUTHERN COMPANY ENERGY

        SOLUTIONS, INC. (Energy                                      500         100         52,501            52,501
           Solutions)

                                       6




ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999

              (Continued)

Notes to Item 1:
 (a)     SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA.
         The amounts shown reflect the respective ownership interests of each company.
(b)      Promissory note due on demand; interest rate, based on GEORGIA's embedded cost of capital, was 9.645% at January 1, 2000.
(c)      This information is contained in Item 9, Part I(a).
(d)      This information is filed confidentially pursuant to Rule 104.
(e)      Effective January 1, 2000, Consolidated Electric Power Asia Limited has been renamed Southern Energy Asia-Pacific Limited.
(f)      Effective January 1, 2000, South Western Electricity plc has been renamed Western Power Distribution plc.
(g)      Unsecured notes payable due on or before December 31, 2000 at an end-of-year interest rate of 5.59%.
(h)      Unsecured notes payable due on or before December 31, 2000 at an end-of-year interest rate of 5.74%.
(i)      The new companies formed in 1999 are listed below.
         Southern Energy Netherlands Management Company, Inc. was incorporated in Delaware in January 1999.
         Southern Energy California, LLC was incorporated in California in January 1999.
         SEI Texas, L.P. was incorporated in Texas in February 1999.
         Southern Producer Services, L.P. was incorporated in Delaware in March 1999.
         Southern Energy North America Generating, Inc. was incorporated in Delaware in May 1999.
         Southern Energy Canal Holdings, Inc. was incorporated in Delaware in June 1999.
         Southern Energy New England (G.P.), Inc. was incorporated in Delaware in July 1999.
         Southern Energy Wichita Falls Investments, Inc. was incorporated in Delaware in July 1999.
         Southern Energy Wichita Falls Management (G.P.), Inc. was incorporated in Delaware in July 1999.
         SE Finance Capital Corporation was incorporated in Delaware in August 1999.
         SEI Michigan Holdings, Inc. and SEI Michigan Holdings, LLC were incorporated in Delaware in November 1999.
         DG Lease, Inc. was incorporated in October 1999.
         Nuon Lease Holding D, L.L.C., Nuon Lease Holding E, LLC, and Nuon Lease Holding F, LLC, were incorporated in November 1999.
         GAMOG Lease, Inc., GAMOG Lease Holding G, LLC, GAMOG Lease Holding H, LLC, and GAMOG
           Lease Holding I, LLC, were incorporated in December 1999.

ITEM 2.  ACQUISITION OR SALES OF UTILITY ASSETS.

NONE.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.

NONE.



ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.

                                                          Calendar Year 1999

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
                                                      ---------------------------------------
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
    ------------------       ----------------------   --------       --------        -------   -------------  -------------
                                                                                                               (See Note)
ALABAMA:

First Mortgage Bonds

6.375% Series due 1999                   ALABAMA          None    $170,000,000    $170,000,000   $175,418,750
7.00% Series due 2003                    ALABAMA          None    $125,000,000    $125,000,000   $126,097,917
6.75% Series due 2003                    ALABAMA          None    $175,000,000    $175,000,000   $182,306,250

Pollution Control Revenue Bonds

Series 1994 due 2023                ALABAMANone    $101,650,00    $101,650,000    $106,986,625

GEORGIA:

First Mortgage Bonds

7 5/8% Series due 2023                  GEORGIA           None     $84,000,000     $84,000,000     $84,000,000
7.55% Series due 2023                   GEORGIA           None    $120,000,000    $120,000,000    $120,000,000
7.70% Series due 2025                   GEORGIA          None       $5,000,000      $5,000,000      $5,000,000
6 1/8% Series due 1999                  GEORGIA           None    $195,000,000    $195,000,000    $195,000,000

Pollution Control Revenue Bonds

6.35% Series due 2019               GEORGIA               None     $50,000,000     $50,000,000     $50,000,000
6.60% Series due 2024                   GEORGIA           None    $125,000,000    $125,000,000    $125,000,000
6.375% Series due 2024              GEORGIA               None     $60,000,000     $60,000,000     $60,000,000

Preferred Stock

$5.00 Series                            GEORGIA           None        $434,200        $434,200        $434,200
$4.92 Series                            GEORGIA           None      $1,794,000      $1,794,000      $1,794,000
$4.96 Series                            GEORGIA           None      $1,163,800      $1,163,800      $1,163,800
$4.60 1962 Series                       GEORGIA           None      $1,782,500      $1,782,500      $1,782,500
$4.60 1963 Series                       GEORGIA           None      $2,546,200      $2,546,200      $2,546,200
$4.60 1964 Series                       GEORGIA           None      $1,100,500      $1,100,500      $1,100,500
$4.72 Series                            GEORGIA           None      $1,642,600      $1,642,600      $1,642,600
$5.64 Series                            GEORGIA           None      $3,192,300      $3,192,300      $3,192,300
$6.48 Series                            GEORGIA           None     $12,000,000     $12,000,000     $12,000,000
$6.60 Series                            GEORGIA           None     $10,000,000     $10,000,000     $10,000,000
$4.60 Series                            GEORGIA       $575,100              $0        $575,100        $575,100

GEORGIA CAPITAL

Monthly Income Preferred Securities

9% Series A                             GEORGIA           None    $100,000,000    $100,000,000    $100,000,000

                                       8


ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.

                                                          Calendar Year 1999

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
                                                      ---------------------------------------
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
    ------------------       ----------------------   --------       --------        -------   -------------  -------------
                                                                                                               (See Note)

GULF:

Senior Notes

6.70% Series due 2038                      GULF           None         $74,000            None         $74,000

MISSISSIPPI:

Pollution Control Bonds

5.80% Series due 2007               MISSISSIPPI           None         $20,000          $20,000        $20,000
Series 1999 Variable Rate           MISSISSIPPI     $9,400,000            None             None           None

Senior Notes

6.75% Series due 2038               MISSISSIPPI           None        $436,010            None        $436,010

SAVANNAH:

First Mortgage Bonds

7 7/8% Series due 2025                 SAVANNAH           None     $15,000,000      $15,000,000    $15,251,250
7.40% Series due 2023                  SAVANNAH           None        $800,000         $800,000       $800,000




Note to Item 4: All transactions exempt pursuant to Rule 42(b)(2), (4) or (5) or authorized in File No. 70-8095 or in the respective proceedings relating to the issuance and sale of preferred stock.

                                       9


ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.

                                                Number of
                                                 Shares or          Carrying
                                                 Principal            Value
Name of Owner                 Name of Issuer  Amount Owned          to Owner
-------------                 --------------  ------------          --------
ALABAMA (one item)                  (1)            204 shares              $1
ALABAMA (four items)                (2)            $1,187,826      $1,187,836
GEORGIA (one item)                  (3)            $5,000,000      $4,785,127
GULF (nine items)                   (1)            640 shares              $1
Energy Solutions (one item)         (4)        130,381 shares              $1
SAVANNAH (one item)                 (1)            285 shares              $1

Notes to Item 5:

      (1)  Securities  representing  bankruptcy   distributions   applicable  to
obligations of customers incurred in the ordinary course of business.

      (2) Debt securities issued by instrumentalities of political subdivisions within ALABAMA's service area to build promotional industrial buildings that will assist in advancing business and industrial development.

      (3) Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms. (See File No. 70-8085.)

      (4) Represents Energy Solutions investment in Integrated Communication Systems, Inc. (ICS). ICS is engaged in providing two-way communications over local telephone lines for a wide range of energy-related services in the residential and small commercial markets.

ITEM 6.      OFFICERS AND DIRECTORS.
             PART I.

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address            Code

270 Peachtree Street

Atlanta, GA 30303                     (a)

600 North 18th Street
Birmingham, AL 35291                  (b)

241 Ralph McGill Boulevard, N.E.
Atlanta, GA 30308-3374                (c)

500 Bayfront Parkway

Pensacola, FL 32501                   (d)

900 Ashwood Parkway
Suite 500

Atlanta, GA 30338                     (e)

2992 West Beach Boulevard
Gulfport, MS 39501                    (f)

600 East Bay Street

Savannah, GA 31401                    (g)

Suipacha 1111 Piso 18
1368 Buenos Aires, Argentina          (h)

LN Alem 712 - Piso 7

(1001) Buenos Aires, Argentina        (i)

Apoquindo 3721 Office 114
Las Condes, Chile                     (j)

Avenida Grecia 750
Casilla 1290

Antofagasta, Chile                    (k)

800 Park Avenue, Aztec West
Almondsbury, Bristol BS12 4SE         (l)

5555 Glenridge Connector
Atlanta, GA 30342                     (m)

42 Inverness Center Parkway
Birmingham, AL 35242                  (n)

40 Inverness Center Parkway
Birmingham, AL 35242                  (o)

1130 Connecticut Ave., NW
Suite 830

Washington, DC 20036                  (p)

Position                              Code

Chairman of the Board                 CH
Vice Chairman of the Board            VCH
Director                              D
President                             P
Chief Executive Officer               CEO
Chief Financial Officer               CFO
Chief Accounting Officer              CAO
Chief Information Officer             CIO
Chief Operating Officer               COO
Chief Production Officer              CPO
Senior Executive Vice President       SEVP
Executive Vice President              EVP
Senior Vice President                 SVP
Financial Vice President              FVP
Vice President                        VP
Controller/Comptroller                C
Counsel                               L
Secretary                             S
Treasurer                             T
General Manager                       GM
General Partner                       GP
Managing Director                     MD
Commissioner                          M
Manager                               MA

SOUTHERN

Name and Principal Address  (a)     Position

Dorrit J. Bern                      D
  450 Winks Lane
 Bensalem, PA 19020

Thomas F. Chapman                   D
 1600 Peachtree Street, NW
 Atlanta, GA 30309
A. D. Correll                       D
 133 Peachtree Street, N.E.
 Atlanta, GA 30303
A. W. Dahlberg                      D,CH,CEO
H. Allen Franklin                   D,P,COO
Bruce S. Gordon                     D
 1095 Avenue of the Americas
 New York, NY 10036

L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Elmer B. Harris  (b)                D,EVP
Donald M. James                     D
 P. O. Box 385014
 Birmingham, AL 35238-5014
David J. Lesar                      D
 3600 Lincoln Plaza
 500 North Akard Street
 Dallas, TX 75201-3391

ITEM 6.    OFFICERS AND DIRECTORS.

SOUTHERN (continued)

Name and Principal Address  (a)     Position

Zack T. Pate                        D
 700 Galleria Parkway
 Atlanta, GA 303339

Gerald J. St. Pe'                   D
 P. O. Box 149
 Pascagoula, MS 39568
W. L. Westbrook                     FVP,CFO,T
S. Marce Fuller  (e)                EVP
David M. Ratcliffe (c)              EVP
Warren Y. Jobe                      SVP
Gale E. Klappa                      SVP
Stephen A. Wakefield                SVP,L
David R. Altman                     VP
C. Alan Martin (b)                  VP
Charles D. McCrary (b)              VP
Joseph A. Miller (p)                VP
Steven R. Spencer                   VP
Christopher C. Womack               VP
Dr. W. Robert Woodall, Jr.          VP
W. Dean Hudson  (c)                 C
Tommy Chisholm                      S

ALABAMA

Name and Principal Address  (b)     Position

Whit Armstrong                      D
 P. O. Box 900
 Enterprise, AL 36331
David J. Cooper                     D
 118 N. Royal Street
 Mobile, AL 36602
H. Allen Franklin  (a)              D
Elmer B. Harris                     D,P,CEO
R. Kent Henslee                     D
 754 Chestnut Street
 Gadsden, AL 35901

Carl E. Jones, Jr.                  D
 P. O. Box 2527
 Mobile, AL 36622
Patricia M. King                    D
 1501 South Quintard Avenue
 Anniston, AL 36201

James K. Lowder                     D
 2000 Interstate Park Drive
 Suite 400
 Montgomery, AL 36109
Wallace D. Malone, Jr.              D
 P. O. Box 2554
 Birmingham, AL 35290


Thomas C. Meredith                  D
 Chancellor of the University of
  Alabama

 401 Queen City Avenue
 Tuscaloosa, AL 35401

Mayer Mitchell                      D
 3800 Airport Boulevard,  Suite 301
 Mobile, AL 36608
William V. Muse                     D
 Auburn University
 107 Samford Hall
 Auburn, AL 36849

John T. Porter                      D
 1101 Martin L. King, Jr. Dr. S.W.
 Birmingham, AL 35211
Robert D. Powers                    D
 202 East Broad Street
 Eufaula, AL 36027

Andreas Renschler                   D
 Mcc Smart GmbH
 Dornierstrasse 6
 Renningen, Germany

C. Dowd Ritter                      D
 P. O. Box 11007
 Birmingham, AL 35288
James H. Sanford                    D
 1001 McQueen Smith Road South
 Prattville, AL 36066

John C. Webb, IV                    D
 125 W. Washington Street
 Demopolis, AL 36732
Banks H. Farris                     EVP
Michael D. Garrett                  EVP
William B. Hutchins, III            EVP,CFO
C. Alan Martin                      EVP
Robin A. Hurst                      SVP
James H. Miller, III                SVP
Rodney O. Mundy                     SVP,L
Michael L. Scott                    SVP
Jacquelyn S. Shaia                  SVP
Jerry L. Stewart                    SVP
Christopher C. Womack               SVP
Robert S. Beason                    VP
Art P. Beattie                      VP,C
William W. Cooper                   VP
C. Stephen Fant                     VP
Robert Holmes, Jr.                  VP
J. Bruce Jones                      VP
Jacki Lowe                          VP,CIO
Donald W. Reese                     VP
Julian H. Smith, Jr.                VP
William R. Smith                    VP
Susan N. Story                      VP
William E. Zales, Jr.               VP,S
Cheryl G. Thompson                  VP
W. Roy Crow                         VP
Anthony J. Topazi                   VP
Terry H. Waters                     VP

ITEM 6.    OFFICERS AND DIRECTORS

ALABAMA PROPERTY COMPANY

Name and Principal Address  (b)     Position

Elmer B. Harris                     D,P
William B. Hutchins, III            D,VP
Susan N. Story                      D,VP
Art P. Beattie                      C
William E. Zales, Jr.               S
J. Randy DeRieux                    T

ALABAMA ENERGY PROVIDERS, INC.

Name and Principal Address  (b)     Position

Rodney O. Mundy            D
Banks H. Farris                     D
William B. Hutchins, III            D,VP
Michael D. Garrett                  D
Michael L. Scott                    D,P
William E. Zales, Jr.               S
J. Randy DeRieux                    T

GEORGIA

Name and Principal Address  (c)     Position

Daniel P. Amos                      D
 1932 Wynnton Road
 Columbus, GA 31999

Juanita Baranco                     D
 7060 Jonesboro Road
 Morrow, GA 30260

William A. Fickling, Jr.            D
 P. O. Box 1976
 Macon, GA 31202-1976
H. Allen Franklin (a)               D
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
James R. Lientz, Jr.                D
 P. O. Box 4899
 Mail Code GAI-006-55-05
 Atlanta, GA 30302-4899
Zell Miller                         D
 3455 Peachtree Road, NE
 Suite 750
 Atlanta, GA 30326
G. Joseph Prendergast               D
 100 North Main Street
 Winston-Salem, NC 27101

David M. Ratcliffe                  D,P,CEO
Herman J. Russell                   D
 504 Fair Street, S.W.
Atlanta, GA 30313
William Jerry Vereen                D
 P. O. Box 1663
 Moultrie, GA 31776-1663

Carl Ware                           D
 P. O. Box Drawer 1734, Nat 24
 Atlanta, GA 30301
William C. Archer, III              EVP
Thomas A. Fanning                   EVP,T,CFO
Gene R. Hodges                      EVP
Warren Y. Jobe (a)                  EVP
Charles D. McCrary (b)              EVP
Wayne T. Dahlke                     SVP
James K. Davis                      SVP
Robert H. Haubein, Jr. (b)          SVP
Leonard J. Haynes                   SVP
Fred D. Williams                    SVP
Judy M. Anderson                    VP,S
Robert S. Beason                    VP
Rebecca A. Blalock                  VP
Robert L. Boyer                     VP
M. A. Brown                         VP
Fred W. DeMent, Jr.                 VP
A. Bryan Fletcher                   VP
J. Kevin Fletcher                   VP
J. B. Manley                        VP
Cliff Thrasher                      VP,C,CAO
Jeffrey L. Wallace                  VP
Christopher C. Womack (a)           VP
James A. Wilson                     VP
Dr. W. Robert Woodall, Jr.  (a)     VP

PIEDMONT

Name and Principal Address  (c)     Position

David M. Ratcliffe                  D,P
Thomas A. Fanning                   D,EVP,T
Judy M. Anderson                    D,VP,S

GEORGIA POWER HOLDINGS

Name and Principal Address  (c)     Position

Thomas A. Fanning                   D, P,T
Judy M. Anderson                    VP,S
Charles O. Rawlins  (j)             VP

SEGCO

Name and Principal Address  (b)     Position

Robert L. Boyer  (c)                D
Thomas A. Fanning  (c)              D
Michael D. Garrett                  D
Elmer B. Harris                     D,P
Robert H. Haubein, Jr.              D
William B. Hutchins, III            D,VP
Charles D. McCrary                  D,VP
David M. Ratcliffe                  D
Jerry L. Stewart                    D
Art P. Beattie                      C
William E. Zales, Jr.               S
J. Randy DeRieux                    T

ITEM 6.  OFFICERS AND DIRECTORS

GULF

Name and Principal Address  (d)     Position

Travis J. Bowden                    D,P,CEO
Fred C. Donovan, Sr.                D
 P. O. Box 13370
 Pensacola, FL 32591
H. Allen Franklin  (a)              D
W. Deck Hull, Jr.                   D
 P. O. Box 2266
 Panama City, FL 32402
Joseph K. Tannehill                 D
 10 Arthur Drive
 Lynn Haven, FL 32444

Barbara H. Thames                   D
 8383 N. Davis Highway
 Pensacola, FL 32514
F. M. Fisher, Jr.                   VP
J. E. Hodges, Jr.                   VP
Robert G. Moore                     VP
Arlan E. Scarbrough                 VP,CFO
Michael L. Scott (b)                VP
Christopher C. Womack (a)           VP
Ronnie R. Labrato                   C
Warren E. Tate                      S,T

ENERGIA de NUEVO LEON, S.A. DE C.V.
Name and Principal Address  (e)     Position

Marcelo Canales Clarion             D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
William R. Easter                   D
Jean M. Fauvd                       D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Ismael Garza T.                     D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Tanenguy Le Marechal                D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Raul Rangel Hinojosa                D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Santiago C. Reyes Retana            D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
W. Clay Smith                       D,CH
Andres Gonzalez Sandoval            S
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico

MISSISSIPPI

Name and Principal Address  (f)     Position

Edwin E. Downer                     D
 7642 Poplar Springs Drive
 Meridian, MS 39305

Dwight H. Evans                     D,P,CEO
Robert S. Gaddis                    D
 P. O. Box 168
 Laurel, MS 39440
Linda T. Howard                     D
 P.O. Box 1588
 Laurel, MS 39401
Aubrey K. Lucas                     D
 Box 5164
 Hattiesburg, MS 39406
Malcolm Portera                     D
 610 Allen Hall
 Mississippi State, MS 39762
George A. Schloegel                 D
 Hancock Bank
 P. O. Box 4019
 Gulfport, MS 39502
Philip J. Terrell                   D
 701 West North Street
 Pass Christian, MS 39571

Gene Warr                           D
 2600 Beach Boulevard
 Biloxi, MS 39531

H. Ed Blakeslee                     VP
Mark S. Lynch                       VP
Don E. Mason                        VP
Michael W. Southern                 VP,CFO,
                                    S,T

Christopher C. Womack (a)           VP
Frances V. Turnage                  C

MISSISSIPPI POWER SERVICES, INC.

Name and Principal Address  (f)     Position

H. Ed Blakeslee                     D,P,CEO
Dwight H. Evans                     D,CH
Don E. Mason                        D,VP
Michael W. Southern                 D,VP,T,CFO
Frances V. Turnage                  C
Vicki L. Pierce                     S

ITEM 6.      OFFICERS AND DIRECTORS

MOBILE ENERGY SERVICES HOLDINGS, INC.

Name and Principal Address (e)      Position

Kerry E. Adams  (n)                 D
Thomas V. Brown                     D
S. Marce Fuller                     D
Alan W. Harrelson                   D,VP
David T. Gallaspy                   D,P
Thomas J. Madden, III               D
Richard J. Koch                     VP
Richard J. Pershing                 D
Fred Stimpson                       D
Cheryl G. Thompson                  D
David R. Rozier, Jr.                VP
Tommy Chisholm  (a)                 S

MOBILE ENERGY SERVICES COMPANY, LLC

Name and Principal Address (e)      Position

David T. Gallaspy                   P
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
Richard J. Koch                     VP,GM
Tommy Chisholm  (a)                 S

SAVANNAH

Name and Principal Address  (g)     Position

Gus H. Bell, III                    D
 P. O. Box 14247
 Savannah, GA 31416
Archie H. Davis                     D
 P. O. Box 188
 Savannah, GA 31402
Walter D. Gnann                     D
 P. O. Box 334
 Springfield, GA 31329
G. Edison Holland, Jr.              D,P,CEO
Robert B. Miller, III               D
 P. O. Box 8003
 Savannah, GA 31412
Arnold M. Tenenbaum                 D
 P. O. Box 2567
 Savannah, GA 31498
W. Miles Greer                      VP
Leonard J. Haynes                   VP
Lewis A. Jeffers                    VP
C. Alan Martin (b)                  VP
Kirby R. Willis                     VP,T,CFO
Christopher C. Womack  (a)          VP
Nancy Frankenhauser                 S,C


Southern Energy, Inc.

Name and Principal Address  (e)     Position

A. W. Dahlberg (a)                  D
H. Allen Franklin  (a)              D
S. Marce Fuller                     D,P,CEO
Elmer B. Harris (b)                 D
W. L. Westbrook  (a)                D,VP
Raymond D. Hill                     EVP,CFO
Richard J. Pershing                 EVP
Vance N. Booker                     SVP
Andy J. Dearman, III                SVP
Frederick D. Kuester                SVP
Douglas L. Miller                   SVP,L
Barney S. Rush                      SVP
James A. Ward                       SVP,C
Elizabeth B. Chandler               VP,S
J. Michael Childers                 VP
Anne M. Cleary                      VP
Henry T. E. Coolidge, Jr.           VP
C. Alan Martin                      VP
David T. Gallaspy                   VP
Jason C. Harlan                     VP
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
J. R. Harris                        VP
Randall E. Harrison                 VP
J. William Holden, III              VP,T
Ronald E. Leggett                   VP
Craig S. Lesser                     VP
William A. Maner, III               VP
Sean P. Murphy                      VP
Richard T. O'Brien                  VP
Richard F. Owen                     VP
David R. Rozier, Jr.                VP

Asociados de Electricidad, S.A.

Name and Principal Address  (h)     Position

Ricardo Falabella                   D,VP
Mariano F. Grondona                 D
J. William Holden, III  (e)         D,P

SEI y Asociados de Argentina, S.A.

Name and Principal Address  (i)     Position

Juan Carlos Apostolo                D
Peter J. Davenport                  D
Ricardo Falabella                   D,VP
Mariano F. Grondona                 D
J. William Holden, III  (e)         D,P
Walter J. Koll                      D
W. L. Westbrook  (a)                D

ITEM 6.    OFFICERS AND DIRECTORS

Hidroelectrica Alicura, S.A.

Name and Principal Address  (i)     Position

Jose Ricardo Brillo                 D
Peter J. Davenport                  D
Ricardo Falabella                   D,P
Mariano F. Grondona                 D,S
Walter J. Koll                      D
Mark S. Lynch                       D,VP
Gonzalo Nunez                       D
Juan C. Santos                      D

Southern Electric, Inc.

Name and Principal Address  (e)     Position

Carson B. Harreld                   D,P
Tommy Chisholm  (a)                 S
James J. Coppola, Jr.               T

Southern Energy International, Inc.

Name and Principal Address  (e)     Position

S. Marce Fuller                     D,P,CEO
Elmer B. Harris                     D
Richard J. Pershing                 D,VP
James A. Ward                       D
Raymond D. Hill                     D,VP,T
Barney S. Rush                      D,VP
Carson B. Harreld                   VP
Richard F. Owen                     VP
James J. Coppola, Jr.               C
Tommy Chisholm  (a)                 S

Southern Energy - Newco 2, Inc.

Name and Principal Address  (e)     Position

Richard F. Owen                     D
Richard J. Pershing                 D,P,CEO
Carson B. Harreld                   VP,T
James J. Coppola, Jr.               C
Tommy Chisholm  (a)                 S

SEI Chile, S.A.

Name and Principal Address (j)      Position

Christopher Darnell                 D
J. William Holden III (e)           D
Jorge Granic Latorre                D
Pastor Sanjurjo                     CEO

Empresa Electrica del Norte Grande, S.A.

Name and Principal Address  (k)     Position

Edgardo Boeninger Kausel            D
William J. Dickerson                D
Ricardo Falabella                   D
Ronald E. Leggett                   D
J. William Holden, III (e)          CH
Mark S. Lynch                       D,CEO
Marcelo Trivelli Oyarzun            D
Richard J. Pershing                 D
Jeffrey A. Spencer                  CFO

Sitranor S. A.

Name and Principal Address  (k)     Position

Mario Espinoza Duran                D
Oscar Moscoso Fabres                D
Ricardo Campano Gandara             D,VCH
Jerry Honeycutt                     D
Mark S. Lynch                       D,CH
Carlos Larrain Pena                 D
Luis Hormazibal Villagran           D
Pedro Artiagoitia Artave            CEO

Energia del Pacifico Limitada

Name and Principal Address  (k)     Position

Jorge Granic Latorre                D
Carlos Larrain Pena                 D
Pastor Sanjurjo                     D
Mark S. Lynch                       CEO
Jeffrey A. Spencer                  CFO

SEBH

Name and Principal Address  (e)     Position

R. Larry Brantley                   D
Richard F. Owen                     D,P
Carson B. Harreld                   VP,T
James J. Coppola                    C
Tommy Chisholm  (a)                 S

Southern Electric Bahamas Ltd.

Name and Principal Address  (e)     Position

Richard F. Owen                     D,P
R. Larry Brantley                   D
Carson B. Harreld                   VP,T
Tommy Chisholm  (a)                 S
James J. Coppola, Jr.               C

ITEM 6.    OFFICERS AND DIRECTORS

Freeport Power Company Limited

Name and Principal Address Position

R. Larry Brantley                   D,P,CEO
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Jack A. Hayward                     D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
J. William Holden, III  (e)         D
Albert J. Miller                    D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Richard J. Pershing  (e)            D
Edward P. St. George                D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Raymond D. Hill                     VP,CFO
Ian O. Barry                        VP,T
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Willie A. M. Moss                   VP,S
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas

SEI Beteiligungs GmbH

Name and Principal Address  (e)     Position

Barney S. Rush                      D
James A. Ward                       D

P. T. Tarahan Power Company

Name and Principal Address  (e)     Position

Tanri Abeng                         M
Ir. Aburizal Bakrie                 P,M
David T. Gallaspy                   M
Mintarto Halim                      M
Ronald E. Leggett                   M
Mark S. Lynch                       M
Soy M. Pardede                      M
Richard J. Pershing                 M
George S. Tahija                    M
James A. Ward                       M
Raymond V. Haley                    P,D
Thomas K. Amster                    D
Lekir A. Daud                       D
Arjono D. Kamarga                   D
Amin M. Lakhani                     D

Southern Electric Brasil Participacoes Ltda.

Name and Principal Address Position

Pedro Paulo Cristofaro              D
 Av Almirante Barroso,
 No. 52, 5 Andar
 Rio de Janeiro, Brasil CEP 20031
Julian Fonseca Pena Chediak         D
 Av Almirante Barroso,
 No. 52, 5 Andar
 Rio de Janeiro, Brasil CEP 20031

Southern Electric International - Europe, Inc.

Name and Principal Address  (e)     Position

Carson B. Harreld                   D,VP,T
Barney S. Rush                      P,CEO
James J. Coppola, Jr.               C
Tommy Chisholm  (a)                 S

Gasoducto Nor Andino Argentina S.A.

Name and Principal Address  (e)     Position

Conrado Bianchi                     D
Walter Cole                         D
Richardo Falabella                  D
Jan Flachet                         D,VP
Willy Heyselberghs                  D,P
Mark S. Lynch                       D
Andre van der Bogaert               D

Gasoducto Nor Andino S.A.

Name and Principal Address  (e)     Position

Chrisitan Biebuyck                  D
Willy Heyselberghs                  D,P
Jerry Honeycutt                     D
Mark S. Lynch                       D
Philip Olivier                      D
Jeffery A. Spencer                  D
Andre van der Bogaert               D

Southern Electric International Finance, Inc.

Name and Principal Address  (e)     Position

James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP
L. Terry Turner                     D
William R. Bechstein                D,VP
James A. Ward                       P
Tommy Chisholm (a)                  S

ITEM 6.    OFFICERS AND DIRECTORS

Southern Energy Development - Europe Limited

Name and Principal Address  (e)     Position

Carson B. Harreld                   D
Raymond D. Hill                     D
C. Philip Saunders                  D
Richard J. Pershing                 D
Barney S. Rush                      D
James A. Ward                       D
Miles W. McHugh                     S

Southern Energy Netherlands, Ltd.

Name and Principal Address  (e)     Position

William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP
L. Terry Turner                     D
Barney S. Rush                      P,CEO
Tommy Chisholm (a)                  S

The Southern Company - Europe plc

Name and Principal Address  (e)     Position

Raymond D. Hill                     D
Richard J. Pershing                 D
Barney S. Rush                      D
James A. Ward                       D
Miles W. McHugh                     S

Southern Energy UK Generation Limited

Name and Principal Address (e)      Position

Raymond D. Hill                     D
Sam H. Dabbs, Jr. (a)               D
Richard J. Pershing                 D
Robert H.W. Powell                  D
Patricia L. Roberts (a)             D
James A. Ward                       D
Tommy Chisholm (a)                  S

Southern Investments UK plc

Name and Principal Address  (e)     Position

Accentacross Limited                D
Daniel Charl S. Oosthuizen          D,CFO,CAO
William P. Bowers                   D
Mighteager Limited                  D
Richard J. Pershing                 D,CEO
C. Philip Saunders                  D
Robert A. Symons                    D
Miles W. McHugh                     S


South Western Electricity plc

Name and Principal Address  (l)     Position

William P. Bowers                   D
Daniel Charl S. Oosthuizen          D
Roger L. Petersen                   D
C. Philip Saunders                  D
Robert A. Symons                    D
Robin D. Edmunds                    S

Southern Electric International Trinidad, Inc.

Name and Principal Address  (e)     Position

Richard Owen                        D,P
Larry M. Porter                     D,VP
Carson B. Harreld                   VP,C
James J. Coppola, Jr.               T
Tommy Chisholm  (a)                 S

Southern Electric International, Inc.

Name and Principal Address  (e)     Position

Carson B. Harreld                   D,P
James J. Coppola, Jr.               T
Tommy Chisholm                      S

The Power Generation Company of
  Trinidad and Tobago Limited

Name and Principal Address Position

Ronald Chan                         D,CH
 Scotia Centre
 Cr. Park and Richmond Streets
 Port of Spain, Trinidad, W.I.

Barbara Fagan                       D
 200 Westlake Park Blvd.
 Houston, TX 77253
J. William Holden, III (e)          D
Ronald E. Leggett  (e)              D
John MacKay                         D
 6 St. Kitts Avenue
 Federation Park, Trinidad, W. I.
Judith Morris                       D
 63 Frederick Street
 Port of Spain, Trinidad, W.I.
Jacqueline Quamina                  D
 Eric Williams Plaza
 Independence Square

 Port of Spain, Trinidad, W.I.
Chandrabhan Sharma                  D
 University of the West Indies
 St. Augustine, Trinidad, W.I.
W. L. Westbrook  (a)                D
Henry T. E. Coolidge, Jr.           CEO
Charmaine
 Pemberton-Carrington S 63 Frederick Street Port of Spain, Trinidad, W.I.

ITEM 6.    OFFICERS AND DIRECTORS.

Southern Energy - Asia, Inc.

Name and Principal Address  (e)     Position

Edwin H. Adams                      D,VP
 18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong

Raymond D. Hill                     D
Dean Koch                           VP
Frederick D. Kuester                D,EVP
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong

Carson B. Harreld                   VP,T
J. William Holden, III              VP
Tommy Chisholm (a)                  S

SCS

Name and Principal Address  (c)     Position

A. W. Dahlberg  (a)                 D
H. Allen Franklin (a)               D,P,CEO
S. Marce Fuller (e)                 D
Elmer B. Harris  (b)                D
David M. Ratcliffe                  D
Kerry E. Adams  (n)                 EVP
Gale E. Klappa (a)                  EVP
C. Alan Martin  (a)                 EVP
Charles D. McCrary (b)              EVP
Stephen A. Wakefield (a)            EVP
W. L. Westbrook  (a)                EVP
Robert S. Beason                    SVP
Robert H. Haubein                   SVP
Leonard J. Haynes                   SVP
W. Dean Hudson                      SVP,C,CFO
William K. Newman  (b)              SVP
Michael L. Scott                    SVP
Steven R. Spencer (a)               SVP
Jerry L. Stewart (b)                SVP
Christopher C. Womack  (a)          SVP
David R. Altman  (a)                VP
I. Otis Berkhan                     VP
Robert L. Boyer                     VP
Tommy Chisholm  (a)                 VP,S,L
David L. Coker                      VP
James M. Corbitt (b)                VP
Andrew J. Dearman, III (f)          VP
Douglas E. Dutton  (n)              VP
James C. Fleming (a)                VP
Dr. C. H. Goodman  (b)              VP
Barbara S. Hingst (a)               VP
Douglas E. Jones (a)                VP
Allen L. Leverett (a)               VP,T
Charles D. Long, IV (b)             VP
William L. Marshall, Jr. (b)        VP
J. Mike McClure                     VP
Joseph A. Miller (p)                VP
Karl R. Moor (p)                    VP
Robert G. Moore (d)                 VP
Rodney O. Mundy (b)                 VP
Earl B. Parsons, III (a)            VP
James P. Sale (a)                   VP
Bertram E. Sears                    VP
Anthony J. Topazi  (b)              VP
Dr. W. Robert Woodall, Jr.  (a)     VP
John F. Young (a)                   VP

Southern LINC

Name and Principal Address (m)      Position

A. W. Dahlberg  (a)                 D
Robert G. Dawson                    D,P,CEO
H. Allen Franklin  (a)              D
Elmer B. Harris  (b)                D
David M. Ratcliffe (c)              D
W. L. Westbrook  (a)                D
R. Craig Elder                      D,VP,T,CFO
Rodney H. Johnson                   VP
Julie T. Pigott                     VP
Tommy Chisholm  (a)                 S

Southern Resources

Name and Principal Address  (e)     Position

A. W. Dahlberg  (a)                 D
H. Allen Franklin  (a)              D
S. Marce Fuller                     D,P,CEO
Elmer B. Harris (b)                 D
W. L. Westbrook  (a)                D,VP
Raymond D. Hill                     EVP,CFO
Richard J. Pershing                 EVP
Vance N. Booker                     SVP
Andy J. Dearman, III                SVP
Frederick D. Kuester                SVP
Douglas L. Miller                   SVP,L
Barney S. Rush                      SVP
James A. Ward                       SVP,C
Elizabeth B. Chandler               VP,S
J. Michael Childers                 VP
Anne M. Cleary                      VP
Henry T. E. Coolidge, Jr.           VP
David T. Gallaspy                   VP
Jason C. Harlan                     VP
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
J. R. Harris                        VP
Randall E. Harrison                 VP
J. William Holden, III              VP,T
Ronald E. Leggett                   VP
Craig S. Lesser                     VP
William A. Maner, III               VP
Sean P. Murphy                      VP
Richard T. O'Brien                  VP

ITEM 6.    OFFICERS AND DIRECTORS.

Richard F. Owen                     VP
David R. Rozier, Jr.                VP

SEI Operadora de Argentina, S.A.

Name and Principal Address  (i)     Position

Ricardo Falabella                   D,VP
J. William Holden, III  (e)         D,P
Ronald E. Leggett  (e)              D

Southern Electric International - Asia, Inc

Name and Principal Address  (e)     Position

Raymond D. Hill                     D,P
Carson B. Harreld                   VP,T
James J. Coppola, Jr.               C
Tommy Chisholm (a)                  S

Southern Electric International GmbH

Name and Principal Address  (e)     Position

Tommy Chisholm  (a)                 GM
Jason C. Harlan                     GM
Raymond D. Hill                     GM
Richard J. Pershing                 GM
Barney S. Rush                      GM
James A. Ward                       GM

SERC

Name and Principal Address  (n)     Position

Charles D. McCrary (b)              D,P
T. Roy Harrell (b)                  VP
Larry M. Porter  (e)                VP
Jerry L. Stewart (b)                VP
Tommy Chisholm  (a)                 S,T

Southern Nuclear

Name and Principal Address  (o)     Position

A. W. Dahlberg  (a)                 D
H. Allen Franklin  (a)              D
William G. Hairston, III            D,P,CEO
Elmer B. Harris  (b)                D
David M. Ratcliffe (c)              D
Jackie D. Woodard                   EVP
James W. Averett                    VP
James B. Beasley                    VP
Louis B. Long                       VP
John O. Meier                       VP,L
D. N. Morey, III                    VP
H. Lewis Sumner, Jr.                VP
Christopher C. Womack (a)           VP
Kathleen S. King                    C,T
Sherry A. Mitchell                  S

Energy Solutions

Name and Principal Address  (c)     Position

Robert S. Beason                    D
Gale E. Klappa                      D
Bertram Sears                       D,P,CEO
Allen L. Leverett (a)               D,T
Thomas R. Thames                    VP,GM
Tommy Chisholm  (a)                 S

Southern Energy Finance Company, Inc.

Name and Principal Address  (e)     Position

Raymond D. Hill                     D,VP
James A. Ward                       D,P
W. L. Westbrook                     D
William J. Holden, III              VP
Christopher J. Kysar                VP,CFO,T
Richard J. Pershing                 VP
Tommy Chisholm (a)                  S

EPZ Lease, Inc.

Name and Principal Address  (e)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP,T
L. Terry Turner                     D
William J. Holden, III              VP
James A. Ward                       P,CEO
Tommy Chisholm (a)                  S

EPZ Lease, L.L.C.

Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

EPZ Holding A, L.L.C.

Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

EPZ Holding B, L.L.C.

Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

ITEM 6.    OFFICERS AND DIRECTORS

EPZ Holding C, L.L.C.

Name and Principal Address  (e)     Position

Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer

Southern Energy North America, Inc.

Name and Principal Address  (e)     Position

William R. Bechstein                D
James J. Coppola, Jr.               D
Carson B. Harreld                   D,SVP,C
L. Terry Turner                     D
Richard J. Pershing                 P,CEO
J. Michael Childers                 VP
Anne M. Cleary                      VP
Alan W. Harrelson                   VP
Randal E. Harrison                  VP
J. William Holden, III              VP,T
Craig S. Lesser                     VP
Sean P. Murphy                      VP
David R. Rozier, Jr.                VP
Tommy Chisholm  (a)                 S

Southern Energy Trading and Marketing, Inc.

Name and Principal Address  (e)     Position

Richard J. Pershing                 D,P,CEO
Michael L. Smith                    VP,CFO,C
Andrew W. Evans                     VP,T
Gary T. Morsches                    VP
Sonnet Edmonds                      S

SEI Birchwood, Inc.

Name and Principal Address  (e)     Position

Carson B. Harreld                   D,VP,C
J. William Holden, III              VP,T
Alan W. Harrelson                   VP
David R. Rozier, Jr.                D,P,CEO
Peter R. Leighton                   D,VP
Tommy Chisholm  (a)                 S

Dutch Gas Lease, Inc.

Name and Principal Address  (e)     Position

Carson B. Harreld                   D,VP,T
William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
L. Terry Turner                     D
James A. Ward                       P,CEO
J. William Holden, III              VP
Tommy Chisholm (a)                  S

SEI Hawaiian Cogenerators, Inc.

Name and Principal Address  (e)     Position

Carson B. Harreld                   D,VP,C
Richard J. Pershing                 P,CEO
Stephen G. Gillis                   VP,T
Tommy Chisholm  (a)                 S

Southern Energy - Cajun, Inc.

Name and Principal Address  (e)     Position

Carson B. Harreld                   D,VP,C
David R. Rozier, Jr.                D,P
Anne M. Cleary                      VP
J. William Holden, III              VP,T
Gary J. Kubik                       VP
Donald R. Wash                      VP
Tommy Chisholm (a)                  S

SEI State Line, Inc.

Name and Principal Address  (e)     Position

Carson B. Harreld                   D,VP,C
Steve Owen                          D,VP
David R. Rozier, Jr.                D,P,CEO
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

PowerCall, Inc.

Name and Principal Address (c)      Position

Robert S. Beason                    D
Gale E. Klappa                      D
Bertram E. Sears                    D,P,CEO
Allen L. Leverett  (a)              D,T
Michael E. Britt                    VP
Tommy Chisholm  (a)                 S

Southern Telecom, Inc.

Name and Principal Address (c)      Position

Robert S. Beason                    D
Robert G. Dawson                    D
Gale E. Klappa                      D
Allen L. Leverett  (a)              D,T
Bertram E. Sears                    D,P,CEO
Michael E. Britt                    VP
Tommy Chisholm  (a)                 S

Cayman Energy Traders

Name and Principal Address          Position

Dennis W. Bakke                     D
J. William Holden, III              D
Barry J. Sharp                      D
William R. Lurasch                  S

ITEM 6.    OFFICERS AND DIRECTORS

Consolidated Electric Power Asia Limited

Name and Principal Address          Position

Edwin H. Adams                      D
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong

Edgardo Bautista                    D
S. Marce Fuller (e)                 D
A. W. Dahlberg  (a)                 D
Raymond D. Hill (e)                 D,CH
Dean G. Koch                        D
Frederick D. Kuester                D
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong

Richard J. Pershing                 D
Henry T.E. Coolidge, Jr.            D
Thomas Cain Scott-Morey             D
Theresa Siu Chan, Wan               S

SC Ashwood Holdings, Inc.

Name and Principal Address (e)      Position

Richard J. Pershing                 D,P,CEO
Andrew W. Evans                     VP,T
Gary J. Morsches                    VP
Michael L. Smith                    VP,CFO,C
David Stewart                       VP
Sonnet Edmonds                      S

SC Energy Ventures, Inc.

Name and Principal Address (e)      Position

Richard J. Pershing                 D,P,CEO
Andrew W. Evans                     VP,T
Michael L. Smith                    VP,CFO,C
Gary J. Morsches                    VP
Sonnet Edmonds                      S

SEI Worldwide Holdings, Inc.

Name and Principal Address (e)      Position

Richard J. Pershing                 D
James A. Ward                       D
Barney S. Rush                      P,CEO
Carson B. Harreld                   VP,T
James J. Coppola, Jr.               C
Tommy Chisholm (a)                  S


Southern Energy Development - Europa GmbH

Name and Principal Address (e)      Position

Jason C. Harlan                     MD
Miles W. McHugh                     MD
Richard J. Pershing                 MD
Barney S. Rush                      MD
James A. Ward                       MD

Southern Energy Asia Ventures, Inc.

Name and Principal Address (e)      Position

Raymond D. Hill                     D,P
Edwin H. Adams                      D,VP
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong

Frederick D. Kuester                D,EVP
Carson B. Harreld                   VP,T
Dean G. Koch                        VP
Tommy Chisholm (a)                  S

SEI Germany - BEWAG, Inc.

Name and Principal Address (e)      Position

Barney S. Rush                      D,P,CEO
Carson B. Harreld                   VP,T
James J. Coppola, Jr.               C
Tommy Chisholm  (a)                 S

SEI Worldwide Holdings (Germany) GmbH

Name and Principal Address  (e)     Position

Richard J. Pershing                 MD
James A. Ward                       MD
Barney S. Rush                      MD
Jason C. Harlan                     MD
Elmer B. Harris                     MD
Miles W. McHugh                     MD

Southern Company Capital Funding, Inc.

Name and Principal Address  (a)     Position

Carson B. Harreld                   D
William R. Bechstein  (e)           D,VP
James J. Coppola, Jr.               D,C
L. Terry Turner  (e)                D
William L. Westbrook                D, P
Charles O. Rawlins                  VP, CFO

 ITEM 6.   OFFICERS AND DIRECTORS

Southern Energy Clairton, Inc.

Name and Principal Address (e)      Position

William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP,T
L. Terry Turner                     D
James A. Ward                       P,CEO
J. William Holden, III              VP
Tommy Chisholm  (a)                 S

Southern Energy Clairton 2, Inc.

Name and Principal Address (e)      Position

William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP,T
L. Terry Turner                     D
James A. Ward                       P,CEO
J. William Holden, III              VP
Tommy Chisholm  (a)                 S

Southern Energy Clairton, L.L.C.

Name and Principal Address (e)      Position

Southern Energy Clairton, Inc.      M
Southern Energy Clairton 2, Inc.    M

Southern Energy do Brasil Ltda.

Name and Principal Address (e)      Position

Rodolpho de Oliveira Franco         M
 Protasio

Southern Energy E Associados Participacoes,S.A.

Name and Principal Address (e )     Position

Monica Maria Correa Moreira         D,VP
 Carneiro

Kevin L. Mundie                     D,P

Southern Energy Retail Trading and
 Marketing, Inc.

Name and Principal Address (e)      Position

Richard J. Pershing                 D,P,CEO
Andrew W. Evans                     VP,T
Michael L. Smith                    VP,CFO,C
Gary J. Morsches                    VP
Sonnet Edmonds                      S


Southern Energy Worldwide Holdings
   Beteiligungsgesellschaft mbH

Name and Principal Address (e)      Position

Miles W. McHugh                     MD
Richard J. Pershing                 MD
Barney S. Rush                      MD
James A. Ward                       MD

SE China Investments, Inc.

Name and Principal Address (e)      Position

William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP,T
L. Terry Turner                     D
Raymond D. Hill                     P
Edwin H. Adams                      VP
18/F Hong Kong Telecom Tower
 979 King's Road
 Quarry Bay, Hong Kong

Tommy Chisholm (a)                  S

Southern Energy Mauritius Limited

Name and Principal Address (e)      Position

James J. Coppola, Jr.               D
David R. Rozier, Jr.                D

SEMAR Limited

Name and Principal Address (e)      Position

James J. Coppola, Jr.               D
David R. Rozier, Jr.                D

SEI Brazil Holdings, Inc.

Name and Principal Address (e)      Position

Carson B. Harreld                   D,P
James J. Coppola, Jr.               T
Tommy Chisholm (a)                  S

SEI South America, Inc.

Name and Principal Address (e)      Position

Carson B. Harreld                   D,P
James J. Coppola, Jr.               T
Tommy Chisholm (a)                  S

Southern Energy Caribe, Ltd.

Name and Principal Address (e)      Position

William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,P
L. Terry Turner                     D
Tommy Chisholm (a)                  S

ITEM 6.    OFFICERS AND DIRECTORS

Southern Energy - Europe, Inc.

Name and Principal Address (e)      Position

William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP,T
L. Terry Turner                     D
Barney S. Rush                      P,CEO
Tommy Chisholm (a)                  S

Southern Energy Europe Investments, Ltd.

Name and Principal Address (e)      Position

William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP,T
L. Terry Turner                     D
Barney S. Rush                      P,CEO
Tommy Chisholm (a)                  S

SWEB Holdings UK

Name and Principal Address (e)      Position

William Paul Bowers                 D
Stephen J. Feerrar                  D
Daniel Charl S. Oosthuizen          D
Richard J. Pershing                 D
Roger L. Petersen                   D
C. Philip Saunders                  D
Robert A. Symons                    D
Miles W. McHugh                     S

SWEB Holdings Limited

Name and Principal Address (e)      Position

William Paul Bowers                 D
Stephen J. Feerrar                  D
Daniel Charl S. Oosthuizen          D
Richard J. Pershing                 D
C. Philip Saunders                  D
Robert A. Symons                    D
Miles W. McHugh                     S

Southern Energy Development Hungaria LLC

Name and Principal Address (e)      Position

Jason C. Harlan                     D

Southern Energy Carbontronics, Inc.

Name and Principal Address (e)      Position

William R. Bechstein                D,VP
James J. Coppola, Jr.               D,C
Carson B. Harreld                   D,VP,T
L. Terry Turner                     D
James A. Ward                       P,CEO
J. William Holden, III              VP
Tommy Chisholm (a)                  S

State Line Holding Corporation

Name and Principal Address (e)      Position

Carson B. Harreld                   D,VP,C
Steve Owen                          D,VP
David R. Rozier, Jr.                D,P
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

Southern Energy Southwest Investments, Inc.

Name and Principal Address (e)      Position

William R. Bechstein                D,VP
James J. Coppola                    D,C
L. Terry Turner                     D
James A. Ward                       P,CEO
Gary J. Kubik                       VP
Patricia L. Roberts (a)             S

Southern Energy Texas (G.P.), Inc.

Name and Principal Address (e)      Position

David T. Gallaspy                   D,P,CEO
Carson B. Harreld                   D,VP,C
Richard J. Pershing                 D
David R. Rozier, Jr.                D
Timothy P. Berringan                VP
Anne M. Cleary                      VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

Greenhost, Inc.

Name and Principal Address (e)      Position

Thomas J. Bonner                    D
Julie A. Caiafa                     D,CFO,S
Peter R. Leighton                   D,P
James R. Pagano                     D
David R. Rozier, Jr.                D
Thomas F. Schwartz                  D

Mobile Development Company

Name and Principal Address (e)      Position

Carson B. Harreld                   D,VP,C
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

SEI New England Holding Corp.

Name and Principal Address (e)      Position

Carson B. Harreld                   D,VP
Sean P. Murphy                      D,P,CEO
Richard J. Pershing                 D

ITEM 6.    OFFICERS AND DIRECTORS

Vance N. Booker                     VP
Anne M. Cleary                      VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

SEI New England Inc.

Name and Principal Address (e)      Position

Carson B. Harreld                   D,VP
Sean P. Murphy                      D,P
Richard J. Pershing                 D
Vance N. Booker                     VP
Anne M. Cleary                      VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

Southern Energy Canal III, Inc.

Name and Principal Address (e)      Position

Sean P. Murphy                      P
Vance N. Booker                     VP
Anne M. Cleary                      VP
Norman E. Cowden                    VP
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
Robert A. Hayes                     VP
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

Southern Energy Canal LLC

Name and Principal Address (e)      Position

Sean P. Murphy                      P
Vance N. Booker                     VP
Anne M. Cleary                      VP
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

Southern Energy Kendall LLC

Name and Principal Address (e)      Position

Sean P. Murphy                      P
Vance N. Booker                     VP
Anne M. Cleary                      VP
Carson B. Harreld                   VP
J. William Holden, III              VP,T
Tommy Chisholm (a)                  S

SEI Wisconsin Holdings, Inc.

Name and Principal Address (e)      Position

Carson B. Harreld                   D,VP,C
Richard J. Pershing                 D
David R. Rozier, Jr.                D,P,CEO
Anne M. Cleary                      VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Rodney E. Sears                     VP
Tommy Chisholm (a)                  S

SEI Wisconsin LLC

Name and Principal Address (e)      Position

David R. Rozier                     P,CEO
Anne M. Cleary                      VP
Carson B. Harreld                   VP,C
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Rodney E. Sears                     VP
Tommy Chisholm                      S

Southern Energy California LLC

Name and Principal Address (e)      Position

Randall E. Harrison                 P,CEO
Vance N. Booker                     VP
J. Michael Childers                 VP
Anne M. Cleary                      VP
Stephen G. Gillis                   VP,CFO,T
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
Robert A. Hayes                     VP
Kim Heinz                           VP
J. William Holden, III              VP
Gary J. Kubik                       VP
Robert L. Lamkin                    VP
Tommy Chisholm (a)                  S

Southern Energy Bay Area Investments, Inc.

Name and Principal Address (e)      Position

Carson B. Harreld                   D,VP
Richard J. Pershing                 D
Randall E. Harrison                 D,P,CEO
Vance N. Booker                     VP
Anne M. Cleary                      VP
Stephen G. Gillis                   VP,CFO,T
Alan W. Harrelson                   VP
J. William Holden, III              VP
Tommy Chisholm (a)                  S

Southern Energy Potrero, LLC

Name and Principal Address (e)      Position

Randall E. Harrison                 P,CEO
Vance N. Booker                     VP

ITEM 6.    OFFICERS AND DIRECTORS

J. Michael Childers                 VP
Anne M. Cleary                      VP
Stephen G. Gillis                   VP,CFO,T
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
Robert A. Hayes                     VP
Kim Heinz                           VP
J. William Holden, III              VP
Gary J. Kubik                       VP
Robert L. Lamkin                    VP
Tommy Chisholm (a)                  S

Southern Energy Delta, LLC

Name and Principal Address (e)      Position

Randall E. Harrison                 P,CEO
Vance N. Booker                     VP
J. Michael Childers                 VP
Anne M. Cleary                      VP
Stephen G. Gillis                   VP,CFO,T
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
Robert A. Hayes                     VP
Kim Heinz                           VP
William J. Holden, III              VP
Gary J. Kubik                       VP
Robert L. Lamkin                    VP
Tommy Chisholm (a)                  S

Southern Energy Ventures, Inc.

Name and Principal Address (e)      Position

Richard J. Pershing                 D,P,CEO
Andrew W. Evans                     VP,T
Gary J. Morsches                    VP
Michael L. Smith                    VP,CFO,C
Sonnet Edmonds                      S

Southern Company Energy Marketing G.P., LLC

Name and Principal Address (e)      Position

Raymond D. Hill                     Class A Rep
Charles D. Davidson                 Class B Rep
S. Marce Fuller                     Class A Rep
Phillip A. Gobe                     Class B Rep
Richard J. Pershing                 Class A Rep
Steven J. Shapiro                   Class B Rep
William L. Westbrook (a)            Class A Rep
Joseph P. Catasein                  VP
Alexander Eydeland                  VP
Vincent Duane                       VP,L
Gerald Fleming                      VP
Billy E. Johnson                    VP
Gary J. Morsches                    P
William T. Orr                      VP
John W. Ragan                       VP
Ronald A. Erd                       VP
Michael L. Smith                    VP,CFO
David Stewart                       VP
Mark J.D. Streater                  VP
Christopher W. Turner               VP
Sailesh Ramamurrie                  VP
Sonnet Edmonds                      S

Southern Company Energy Marketing LP

Name and Principal Address (e)      Position

Raymond D. Hill                     Class A Rep
Charles D. Davidson                 Class B Rep
S. Marce Fuller                     Class A Rep
Phillip A. Gobe                     Class B Rep
Richard J. Pershing                 Class A Rep
Steven J. Shapiro                   Class B Rep
William L. Westbrook (a)            Class A Rep
Joseph P. Catasein                  VP
Alexander Eydeland                  VP
Vincent Duane                       VP,L
Gerald Fleming                      VP
Billy E. Johnson                    VP
Gary J. Morsches                    P
William T. Orr                      VP
John W. Ragan                       VP
Ronald A. Erd                       VP
Michael L. Smith                    VP,CFO
David Stewart                       VP
Mark J.D. Streater                  VP
Christopher W. Turner               VP
Sailesh Ramamurrie                  VP
Sonnet Edmonds                      S

Southern Energy New York G.P., Inc.

Name and Principal Address (e)      Position

Carson B. Harreld                   D,VP
Craig S. Lesser                     D,P,CEO
Richard J. Pershing                 D
Vance N. Booker                     VP
Anne M. Cleary                      VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Chris Johnson                       C
Tommy Chisholm (a)                  S

Southern Energy Lovett, LLC

Name and Principal Address (e)      Position

Craig S. Lesser                     P,CEO
Vance N. Booker                     VP
J. Michael Childers                 VP
Anne M. Cleary                      VP
John Edward Dorsett, Jr.            VP
Carson B. Harreld                   VP
Alan W. Harrelson                   VP

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)

J. William Holden, III              VP,T
Gary J. Kubik                       VP
Chris Johnson                       C
Tommy Chisholm (a)                  S

Southern Energy Bowline, LLC

Name and Principal Address (e)      Position

Craig S. Lesser                     P,CEO
Vance N. Booker                     VP
J. Michael Childers                 VP
Anne M. Cleary                      VP
John Edward Dorsett, Jr.            VP
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Gary J. Kubik                       VP
Chris Johnson                       C
Tommy Chisholm (a)                  S

Southern Energy NY-Gen, LLC

Name and Principal Address (e)      Position

Craig S. Lesser                     P,CEO
Vance N. Booker                     VP
J. Michael Childers                 VP
Anne M. Cleary                      VP
John Edward Dorsett, Jr.            VP
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Gary J. Kubik                       VP
Chris Johnson                       C
Tommy Chisholm (a)                  S

Southern Energy Hudson Valley Investments, Ltd.

Name and Principal Address (e)      Position

James J. Coppola, Jr.               D,VP
L. Terry Turner                     D,VP,T
James A. Ward                       P
Gary J. Kubik                       VP
Patricia L. Roberts (a)             S

Southern Energy Wichita Falls, L.P.

Name and Principal Address (e)      Position

Southern Energy Texas
   (G.P),Inc.                       GP

Southern Energy New England, L.L.C.

Name and Principal Address (e)      Position

Sean P. Murphy                      P
Vance N. Booker                     VP
Anne M. Cleary                      VP
Carson B. Harreld                   VP
Alan W. Harrelson                   VP
J. William Holden, III              VP,T
Tommy Chisholm                      S

Southern Energy Central Texas, L.P.

Name and Principal Address (e)      Position

Southern Energy Southwest
  Investments, Inc.                 GP

Southern Energy Texas
   (G.P.), Inc.                     GP

State Line Energy, L.L.C.

Name and Principal Address (e)      Position

SEI State Line, Inc.                M,MA

Southern Energy Carbontronics, LLC

Name and Principal Address (e)      Position

Southern Energy

  Carbontronics, Inc.               Member

Southern Energy Finance

  Company, Inc.                     Member





ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.
------------------------------------------------------------------------

     Name of Officer           Name and Location                  Position Held in          Applicable
       or Director         of Financial Institution             Financial Institution    Exemption Rule

                                                                                             Rule No. 70
                                                                                              Subdivision
Whit Armstrong           The Citizens Bank                             Chief Executive           (c)
                           Enterprise, AL                                Officer,
                                                                       Chairman of the Board
                                                                         of Directors and President

                         Enterprise Capital Corporation                Chairman of the Board of
                           Enterprise, AL                                Directors, President    (c)
Gus H. Bell              SunTrust Bank, Savannah, GA                   Director                  (c)
David J. Cooper          SouthTrust Bank, N.A., Birmingham, AL         Director                  (a);(c)
A. D. Correll            SunTrust Bank of Georgia, Atlanta, GA         Director                  (a)
                         SunTrust Banks Inc., Atlanta, GA              Director                  (a)
W. Roy Crow              Barbour County Bank, Eufaula, AL              Director                  (f)
A. W. Dahlberg           SunTrust Bank of Georgia                      Director                  (a);(c)
                           Atlanta, GA

                         SunTrust Banks, Inc., Atlanta, GA             Director                  (a);(c)
Archie H. Davis          The Savannah Bancorp, Savannah, GA            President, Chief Executive
                                                                         Officer                 (c)
                         The Savannah Bank N.A., Savannah, GA          President, Chief Executive
                                                                         Officer                 (c)
                         Bryan Bank & Trust, Richmond Hill, GA         Director                  (c)
H. Allen Franklin        SouthTrust Corporation, Birmingham, AL        Director                  (a);(c)
L. G. Hardman III        First Commerce Bancorp, Inc.                  Chairman of the Board
                           Commerce, GA                                  of Directors and Chief
                                                                         Executive Officer       (a);(c);(g)
                         First National Bank of Commerce,              Chairman of the
                           Commerce, GA                                  Board of Directors      (c);(g)
Elmer B. Harris          AmSouth Bancorporation,                       Director                  (a);(c);(e);(f)
                           Birmingham, AL
                         AmSouth Bank of Alabama,
                           Birmingham, AL                              Director                  (a);(c);(e);(f)
G. Edison Holland, Jr.   SunTrust Bank, Savannah, GA                   Director                  (c)
Carl E. Jones            Regions Financial Corporation,                President , Chief
                           Birmingham, AL                                Executive Officer
                                                                         and Director            (c)
James R. Lientz, Jr.     Bank of America, Atlanta, GA                  President                 (c)
Wallace D. Malone        SouthTrust Corporation, Birmingham, AL        Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer       (c)
Mayer Mitchell           The Banc Corporation, Birmingham, AL          Director                  (c)
William V. Muse          SouthTrust Bank, N.A., Birmingham, AL         Director                  (c)
John T. Porter           Citizens Federal Bank, Birmingham, AL         Director                  (c)


                                       28



ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.  (Continued)
-------------------------------------------------------------------------------------


     Name of Officer                   Name and Location              Position Held in       Applicable
       or Director                 of Financial Institution        Financial Institution    Exemption Rule

                                                                                                Rule No. 70
                                                                                                Subdivision
G. Joseph
   Prendergast           Wachovia Bank, N.A., Winston-Salem, NC        Director, President
                                                                         and Chief Operating
                                                                         Officer             (c)
                         Wachovia Corporation, Winston-Salem, NC       Director, President
                                                                         and Chief Operating
                                                                         Officer             (c)
C)
C. Dowd Ritter, III      AmSouth Bancorporation, Birmingham, AL        Chairman, Chief
                                                                         Executive Officer   (c)
                         AmSouth Bank, Birmingham, AL                  Chairman, Chief
                                                                         Executive Officer   (c)
Herman J. Russell        Citizens Trust Bank, Atlanta, GA              Chairman of the
                                                                         Board of Directors  (c)
                         Citizens Bancshares Corp. Atlanta, GA         Chairman of the
                                                                         Board of Directors  (c)
George A. Schloegel      Hancock Bank - Mississippi, Gulfport, MS      Director and
                                                                         President           (c)
                         Hancock Holding Company, Gulfport, MS         Vice Chairman of
                                                                         the Board
                                                                         of Directors        (c)
                         Hancock Bank - Louisiana, Baton Rouge

                           Louisiana                                   Director              (d)
William R. Smith         SouthTrust Bank of Calhoun County, N.A.
                           Anniston, AL                                Director              (f)
Gerald St. Pe'           Merchants & Marine Bank, Pascagoula, MS       Director              (a)
Arnold M.

   Tenenbaum             First Union National Bank of Georgia,         Director              (c)
                           Atlanta, GA
                         First Union National Bank of Savannah,        Director              (c)
                           Savannah, GA
Gene Warr                Coast Community Bank, Biloxi, MS              Director              (c)


                                       29


ITEM 6.  EXECUTIVE COMPENSATION. PART III.

(a) Summary Compensation Tables. The following tables set forth information concerning any Chief Executive Officer and the four most highly compensated executive officers for SCS, Southern Resources, Southern LINC, Energy Solutions and Southern Nuclear serving as of December 31, 1999, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-13 through III-18 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1999. Incorporated by reference to "Summary Compensation Table" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 2000 annual meeting of stockholders.

Key terms used in this Item will have the following meanings:-

ESP........................   Employee Savings Plan
ESOP.......................   Employee Stock Ownership Plan
SBP........................   Supplemental Benefit Plan
ERISA......................   Employee Retirement Income Security Act



                                                                  SCS

                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                 LONG-TERM COMPENSATION

                                                                                  Number of
                                                                                  Securities   Long-

Name                                                                              UnderlyingTerm

and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)              ($)1       (Shares)         ($)2             ($)3
-------------------------------------------------------------------------------------------------------------------------
A. W. Dahlberg         1999         903,426        181,896         23,755         201,196        579,392        49,283
Director, Executive    1998         897,820        218,625         11,067         161,757        438,061        50,135
Committee Chairman     1997         817,644        206,250         27,485         135,882        433,247        49,766

Paul J. DeNicola4      1999         247,365         31,894         14,483               -        320,787     1,790,319
President, Chief       1998         448,531        144,600         14,709          24,139        242,539        25,342
Executive Officer,     1997         416,452         62,980          8,731          29,638        239,874        25,493
Director

H. Allen Franklin5     1999         603,658        126,000         31,023          71,153        375,137        32,654
President, Chief       1998         564,329        237,502          7,078          30,521        283,629        31,590
Executive Officer,     1997         511,505        129,426         14,219          36,544        280,513        31,350
Director

Gale Klappa            1999         261,538        196,938          6,505          11,256        179,943        15,274
Executive              1998               -              -              -               -              -             -
Vice President         1997               -              -              -               -              -             -

Stephen Wakefield      1999         332,654         53,601         15,294          14,504        170,451        24,675
Executive Vice         1998         328,080        104,401          3,279          13,614              -         6,446
President              1997         103,846         51,000          9,171          16,070              -             -

William L.

 Westbrook             1999         316,975         51,156          2,272          13,842        127,836        16,718
Executive Vice         1998         290,464        103,288         16,479          11,700         96,743        15,518
President              1997         261,020         50,000          9,763          14,242         95,679        15,216


1    Tax reimbursements by SCS on certain personal benefits.
2 Payouts  made in 1998,  1999 and 2000 for the  four-year  performance  periods ending December 31, 1997, 1998 and 1999. 3 SCS  contributions  to the ESP, ESOP, non-pension  related  accruals  under the SBP (ERISA  excess  plan  under  which accruals are made to offset Internal Revenue Code imposed  limitations under the
ESP and ESOP), for the following:

                                   ESP             ESOP               SBP
                                   ---             ----               ---
A. W. Dahlberg                  $7,401             $897            $40,985
Paul J. DeNicola                 4,200              897             10,862
H. Allen Franklin                6,242              897             25,515
Gale Klappa                      7,200              897              7,177
Stephen Wakefield                5,691              897             18,087
William L. Westbrook             6,750              897              9,071
Mr. DeNicola's amount also includes, pursuant to the Deferred Compensation Agreement described on page 45, a severance payment of
$1,765,000 and replacement benefit payments of $9,360.
4        Mr. DeNicola retired effective July 1, 1999.
5        Mr. Franklin became President and Chief Executive Officer of SCS effective July 7, 1999.




                                                             Southern LINC
                                                                  and

                                                           Energy Solutions

                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION

                                                                                  Number of
                                                                                  Securities   Long-

Name                                                                              UnderlyingTerm

and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)1           (Shares)       ($)2           ($)3
------------------------------------------------------------------------------------------------------------------------

SOUTHERN LINC

Robert G. Dawson       1999          222,232       204,473            5,840          8,014     94,837          11,931
President, Chief       1998          203,882       186,384            5,710          6,816     94,190          10,721
Executive Officer,     1997          185,103       138,801            1,199          7,865          -          10,305
Director

R. Craig Elder         1999          126,247        93,996                -          3,596     20,169           6,931
Vice President,        1998          123,933        94,933                -          3,354     20,009           6,586
Treasurer              1997          112,606        78,965              304          3,999          -           6,088

Rodney H. Johnson 4    1999          100,894        75,115            1,934              -     10,748           1,636
Vice President         1998                -             -                -              -          -               -
                       1997                -             -                -              -          -               -

Julie T. Pigott 4      1999          100,796        74,831                -              -     10,827           5,406
Vice President         1998                -             -                -              -          -               -
                       1997                -             -                -              -          -               -

ENERGY SOLUTIONS

Bertram E. Sears       1999          132,648        22,791            2,638          3,785     67,634           6,940
President,             1998                -             -                -              -          -               -
Director               1997                -             -                -              -          -               -

Thomas R. Thames       1999          113,417        71,093            1,270          3,227          -           5,969
Vice President,        1998          112,018        15,834                -          2,424     38,767           5,711
General Manager        1997                -             -                -              -          -               -

1 Tax reimbursement by Energy Solutions and Southern LINC on certain personal benefits.

2 Payouts made in 1998, 1999 and 2000 for the four-year performance periods ending December 31, 1997, 1998 and 1999.
3 Southern LINC's and Energy Solutions'
contributions  to the ESP,  ESOP,  non-pension  related  accruals  under the SBP
(ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:

                                   ESP             ESOP               SBP
                                   ---             ----               ---
Robert G. Dawson                $7,200             $897             $3,834
R. Craig Elder                   5,685              897                349
Rodney H. Johnson                  759              877                  -
Julie T. Pigott                  4,538              868                  -
Bertram E. Sears                 5,852              897                818
Thomas R. Thames                 5,109              860                  -
4    Ms. Pigott and Mr. Johnson became executive officers effective December 8, 1999.

                                       32



                                                          Southern Resources

                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION

                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive     All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)1          (Shares)       ($)            ($)2
------------------------------------------------------------------------------------------------------------------------

Thomas G. Boren 3      1999          235,577       256,667            6,582              -          -         765,607
President, Chief       1998          370,833       425,938           15,162         20,809          -          19,943
Executive Officer      1997          345,000       387,625           14,868         18,941          -          19,415

S. Marce Fuller 4      1999          341,462       465,231            1,146         17,988          -          17,274
President, Chief       1998          275,000       259,000           50,928         11,912          -          15,372
Executive Officer      1997          244,167       228,125            1,098         13,529          -          11,080

Raymond D. Hill        1999          297,616       300,000               75         12,988          -          16,078
Executive Vice         1998          275,000       259,000          467,464         11,912     21,970          11,658
President, Chief       1997          192,083       228,125          109,479         13,529          -          13,329
Financial Officer

Richard J. Pershing    1999          297,616       300,000           18,652         12,988          -          16,462
Executive Vice         1998          275,000       259,000           16,159         11,912          -          14,687
President              1997          244,167       228,125            3,645         13,529          -          13,346

Frederick D. Kuester   1999          240,635       300,000                -         10,391     39,737          13,297
Senior Vice President  1998                -             -                -              -          -               -
                       1997                -             -                -              -          -               -

Barney S. Rush         1999          219,097       199,750                -          7,689          -          11,873
Senior Vice President  1998                -             -                -              -          -               -
                       1997                -             -                -              -          -               -


1 Personal benefits  provided by Southern Energy including tax  reimbursements.
In 1997, Mr. Hill's amount included overseas housing costs of $87,762.  In 1998,
Ms. Fuller's amount reflects membership fees of $50,928 and Mr. Hill's amount included overseas housing costs of $232,385, together with other compensation in connection with his overseas assignment.
2 Southern Energy contributions to the
ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposes limitations under the ESP and ESOP), for the following:

                                   ESP             ESOP               SBP
                                   ---             ----               ---
Thomas G. Boren                 $4,500             $897           $10,210
S. Marce Fuller                  5,691              897            10,686
Raymond D. Hill                  7,200              897             7,981
Richard J. Pershing              7,401              897             8,164
Frederick D. Kuester             6,578              897             5,824
Barney S. Rush                   6,891              897             4,086
Mr. Boren's amount includes, pursuant to the Deferred Compensation Agreement described on page 45, a severance payment of $750,000.
3   Mr. Boren retired effective July 31, 1999.
4   Ms. Fuller became President and Chief Executive Officer effective August 1999.
                                       33




                                                           Southern Nuclear

                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION

                                                                                 Number of
                                                                                 Securities   Long-

Name                                                                             Underlying   Term
and                                                         Other Annual         Stock        Incentive    All Other
Principal                                                   Compensation         Options      Payouts     Compensation
Position               Year        Salary($)     Bonus($)       ($)1            (Shares)       ($)2         ($)3
-----------------------------------------------------------------------------------------------------------------------

W. G. Hairston, III    1999        366,897       66,601           1,615           20,895        311,562        20,285
President and Chief    1998        358,650       70,001          13,983           14,890        270,495        19,684
Executive Officer      1997        323,942       58,903           7,593           17,709        257,040        19,287

Jack D. Woodard        1999        280,528       62,951           1,756           12,388        166,466        14,789
Executive Vice         1998        259,009       55,511           3,156           10,735        132,472        13,756
President              1997        233,467       42,848           1,457           10,642        126,075        13,526

David N. Morey         1999        193,000       32,045           1,316            6,948        111,258        10,335
Vice President         1998        185,754       28,675             356            6,202         96,594         9,821
                       1997        166,554       26,053             515            7,514         84,048         9,474

H. L. Sumner, Jr.      1999        182,244       29,401              90            6,572         97,722         1,337
Vice President         1998        169,794       28,876           1,386            4,897         72,767         1,387
                       1997        146,568       22,248             270            5,933         46,551         1,355

James B. Beasley, Jr.  1999        175,740       28,667          11,643            6,309         83,916         9,134
Vice President         1998        155,469       26,878           1,919            3,830         60,495         7,523
                       1997              -            -               -                -              -             -

1 Tax reimbursement by Southern Nuclear on certain personal benefits.
2 Payouts made in 1998, 1999 and 2000 for the four-year performance periods ending December 31, 1997, 1998 and 1999, respectively.
2 Southern  Nuclear
contributions  to the ESP,  ESOP,  non-pension  related  accruals  under the SBP
(ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:

                                    ESP             ESOP               SBP
                                    ---             ----               ---
William G. Hairston, III         $7,200             $897           $12,188
Jack D. Woodard                   5,691              897             8,201
David N. Morey                    7,200              897             2,238
H. L. Sumner, Jr.                     -              897               440
James B. Beasley, Jr.             6,468              897             1,769


                                      34




                           STOCK OPTION GRANTS IN 1999

         Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 1999. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-19 and III-20 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1999. Stock Option
Grants in 1999 for  SOUTHERN  is  incorporated  by  reference  to "Stock  Option
Grants" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to 2000 annual meeting of stockholders.

                                   Individual Grants                                    Grant Date Value

                              Number of
                              Securities    % of Total
                              Underlying    Options           Exercise
                              Share         Granted to        or

                              Options       Employees in      Base Price      Expiration     Grant Date

   Name                       Granted1      Fiscal Year2       ($/Sh)3        Date3          Present Value($)3
   -----------------------------------------------------------------------------------------------------------

   SCS

   A. W. Dahlberg              201,196            9.5           26.5625       07/19/2009       1,955,625
   Paul J. DeNicola                  -              -                 -                -               -
   H. Allen Franklin            71,153            3.4           26.5625       07/19/2009         447,552
   Gale Klappa                  11,256            0.5           26.5625       07/19/2009          70,800
   Stephen Wakefield            14,504            0.7           26.5625       07/19/2009          91,230
   William L. Westbrook         13,842            0.7           26.5625       07/19/2009          87,066

   Southern LINC

   Robert G. Dawson              8,014            0.4           26.5625       07/19/2009          50,408
   R. Craig Elder                3,596            0.2           26.5625       07/19/2009          22,619
   Rodney H. Johnson                 -              -                 -                -               -
   Julie T. Pigott                   -              -                 -                -               -


   Energy Solutions

   Bertram E. Sears              3,785            0.2           26.5625       07/19/2009          23,808
   Thomas R. Thames              3,227            0.2           26.5625       07/19/2009          20,298

   See footnotes on the next page.

                                       35




                                                      STOCK OPTION GRANTS IN 1999

                                   Individual Grants                                    Grant Date Value

                              Number of
                              Securities    % of Total
                              Underlying    Options           Exercise
                              Share         Granted to        or
                              Options       Employees in      Base Price      Expiration     Grant Date
   Name                       Granted1      Fiscal Year2      ($/Sh)3        Date3          Present Value($)3
   ------------------------------------------------------------------------------------------------------------


   Southern Resources

   Thomas G. Boren                   -              -                 -                -               -
   S. Marce Fuller              17,988            0.9           26.5625       07/19/2009         113,145
   Raymond D. Hill              12,988            0.6           26.5625       07/19/2009          81,695
   Richard J. Pershing          12,988            0.6           26.5625       07/19/2009          81,695
   Frederick D. Kuester         10,391            0.5           26.5625       07/19/2009          65,360
   Barney S. Rush                7,689            0.4           26.5625       07/19/2009          48,364


   Southern Nuclear

   William G. Hairston, III     20,895            1.0           26.5625       07/19/2009         131,430
   Jack D. Woodard              12,388            0.6           26.5625       07/19/2009          77,921
   David N. Morey                6,948            0.3           26.5625       07/19/2009          43,703
   H. L. Sumner, Jr.             6,572            0.3           26.5625       07/19/2009          41,338
   James B. Beasley, Jr.         6,309            0.3           26.5625       07/19/2009          39,684

1 Performance Stock Plan grants were made on July 19, 1999, and vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination incident to death, total disability, or retirement and expire the earlier of five years after such event or their normal expiration date. The exercise price is the average of the high and low fair market value of SOUTHERN's common stock on the date granted. Options may be transferred to family trusts and family limited partnerships.
2 A total of 2,108,818 stock options were granted in 1999.
3 Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of SOUTHERN's common stock at a future date. Significant assumptions used to calculate this value: price volatility - 20.74%; risk-free rate of return -
5.79%; dividend opportunity - 50%, except for Mr. Dahlberg, whose dividend opportunity - 100%; time to exercise - 10 years; reductions for probability of forfeiture before vesting - 7.79%; and reductions for probability of forfeiture before expiration - 15.51% except for Mr. Dahlberg whose reductions for probability of forfeiture before expiration - 13.40%. These assumptions reflect the effects of cash dividend equivalents paid to participants under the Performance Dividend Plan assuming targets are met.

                                       36




      AGGREGATED STOCK OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

         Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 1999 by the named executive officers and value of unexercised options held by them as of December 31, 1999. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-21 and III-22 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1999. Aggregated
Stock Option  Exercises  in 1999 and  Year-End  Option  Values  information  for
SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 1999 and Year-End Option Values" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to 2000 annual meeting of stockholders.

                                                                                               Value of

                                                                        Number of              Unexercised
                                                                        Unexercised            In-the-Money
                                                                        Options at             Options at
                                                                        Fiscal                 Fiscal
                                                                        Year-End (#)           Year-End($)1

                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($)2         Unexercisable          Unexercisable

----------------------------------------------------------------------------------------------------------------

SCS
A. W. Dahlberg                     -                       -           452,027/392,981       1,313,659/121,238
Paul J. DeNicola                   -                       -                 169,423/0               436,923/0
H. Allen Franklin                  -                       -           191,114/111,645          700,904/31,389
Gale Klappa                        -                       -             41,077/21,957           105,502/8,073
Stephen Wakefield                  -                       -             15,251/28,937           21,760/10,881
William L. Westbrook               -                       -             48,959/29,553          103,442/12,263


Southern LINC

Robert G. Dawson                   -                       -              17,586/8,930            25,346/6,782
R. Craig Elder                     -                       -               3,784/3,569             5,999/2,999
Rodney H. Johnson                  -                       -                         -                       -
Julie T. Pigott                    -                       -                         -                       -


Energy Solutions

Bertram E. Sears                   -                       -               4,078/6,580             4,151/2,075
Thomas R. Thames                   -                       -                 808/4,843                     0/0

See footnotes on the next page.

                                       37




      AGGREGATED STOCK OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

                                                                                               Value of

                                                                        Number of              Unexercised
                                                                        Unexercised            In-the-Money
                                                                        Options at             Options at
                                                                        Fiscal                 Fiscal
                                                                        Year-End (#)           Year-End($)1

                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($)2        Unexercisable          Unexercisable

--------------------------------------------------------------------------------------------------------------

Southern Resources

Thomas G. Boren                    -                       -                  89,097/0               160,360/0
S. Marce Fuller                    -                       -             19,650/32,660           23,623/11,258
Raymond D. Hill                    -                       -             19,650/27,660           23,623/11,258
Richard J. Pershing                -                       -             19,650/27,660           23,623/11,258
Frederick D. Kuester               -                       -             17,871/20,217            25,403/7,884
Barney S. Rush                     -                       -              6,426/14,240             9,450/4,725

Southern Nuclear

William G. Hairston, III           -                       -             69,922/40,620          154,803/15,230
Jack D. Woodard                    -                       -             40,362/25,326            86,041/9,098
David N. Morey                     -                       -             18,111/15,248            25,107/6,467
H. L. Sumner, Jr.                  -                       -             12,902/12,840            18,382/4,964
James B. Beasley, Jr.              -                       -             11,884/11,473            16,729/4,037



1 This represents the excess of the fair market value of SOUTHERN's common stock of $23.50 per share, as of December 31, 1999, above the exercise price of the options. The Exercisable column reports the "value" of options that are vested and therefore could be exercised. The Unexercisable column reports the "value" of options that are not vested and therefore could not be exercised as of December 31, 1999.

2 The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares or rights at the time of exercise over the exercise price.


                                       38



                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1999

         Long-Term   Incentive  Awards.  The  following  table  sets  forth  the long-term  incentive  plan awards made to the named  executive  officers for the performance period January 1, 1999 through December 31, 2002. ALABAMA,  GEORGIA,
GULF,  MISSISSIPPI  and SAVANNAH are  incorporated  by reference to page numbers
III-23 and III-24 in the SOUTHERN system's combined Form 10-K for the year ended
December 31, 1999. Long-Term Incentive Plans- Awards information for SOUTHERN is incorporated  by reference  to  "Aggregated  Stock Option  Exercises in 1999 and
Year-End  Option  Values" under  ELECTION OF DIRECTORS in SOUTHERN's  definitive
Proxy Statement relating to the 2000 annual meeting of stockholders.

                                                                       Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans

                                 Number          Performance or
                                 of              Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)1            or Payout             ($)2             ($)2         ($)2
----------------------------------------------------------------------------------------------------------------------------------

                          PRODUCTIVITY IMPROVEMENT PLAN

SCS

A. W. Dahlberg                 622,871             4 years               311,436        622,871      1,245,742
Paul J. DeNicola               271,853             4 years               135,927        271,853        543,706
H. Allen Franklin              438,499             4 years               219,250        438,499        876,998
Gale Klappa                    124,459             4 years                62,230        124,459        248,918
Stephen Wakefield              165,948             4 years                82,974        165,948        331,896
William L. Westbrook           165,948             4 years                82,974        165,948        331,896

Energy Solutions

Bertram E. Sears                37,574             4 years                18,787         37,574         75,148
Thomas R. Thames                     -                   -                     -              -              -

Southern Nuclear

William G. Hairston, III       188,251             4 years                94,126        188,251        376,502
Jack D. Woodard                124,459             4 years                62,230        124,459        248,918
David N. Morey                  67,223             4 years                33,612         67,223        134,446
H. L. Sumner, Jr.               67,223             4 years                33,612         67,223        134,446
James B. Beasley, Jr.           67,223             4 years                33,612         67,223        134,446









See footnotes on the next page.

                                       39




                                              LONG-TERM INCENTIVE PLANS - AWARDS IN 1999

                                                                       Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans

                                 Number          Performance or
                                 of              Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)1           or Payout                ($)2            ($)2         ($)2
----------------------------------------------------------------------------------------------------------------------------------

                           LONG-TERM INCENTIVE PLAN 3

Southern LINC

Robert G. Dawson                89,632             3 years                44,816         89,632        268,896
R. Craig Elder                  19,105             3 years                 9,553         19,105         57,315
Rodney H. Johnson               10,178             3 years                 5,089         10,178         30,534
Julie T. Pigott                 10,140             3 years                 5,070         10,140         30,420

                             VALUE CREATION PLAN 4

Southern Resources

Thomas G. Boren                137,173        4 - 10 years                     -        326,472              -
S. Marce Fuller                 88,851        4 - 10 years                     -        211,465              -
Raymond D. Hill                 88,851        4 - 10 years                     -        211,465              -
Richard J. Pershing             88,851        4 - 10 years                     -        211,465              -
Frederick D. Kuester            52,375        4 - 10 years                     -        124,653              -
Barney  S. Rush                 46,919        4 - 10 years                     -        111,667              -


1 A performance  unit is a method
of assigning a dollar value to a performance award opportunity. Under the Executive Productivity Improvement Plan of the Company (the "plan"), the number of units granted to named executive officers (except Mr. Boren who does not participate in the plan) is 50 to 65 percent of their base salary range midpoint at the beginning of the performance period, with each unit valued at $1.00. No awards are paid unless the participant remains employed by the Company through the end of the performance period.

2 The threshold, target, and maximum value of a unit under the plan is $0.50, $1.00 and $2.00, respectively, and can vary based on the Company's total shareholder return relative to selected groups of electric utilities. If certain minimum performance relative to the selected groups is not achieved, there will be no payout; nor is there a payout if the current earnings of the Company are not sufficient to fund the dividend rate paid in the last calendar year. The plan provides that in the discretion of the Compensation & Management Succession
Committee, extraordinary income may be excluded for purposes of calculating the amount available for the payment of awards. All awards are payable in cash at the end of the performance period.
      The threshold,  target and maximum value of a unit under  Southern  LINC's
Long-Term Incentive Plan is 50%, 100% and 300%, respectively.
      The target value of a unit under the Southern Energy,  Inc. Value Creation
Plan is not determinable. The actual value, if any, a participant may realize ultimately depends on the value of Southern Energy, Inc. at a future date. As of December 31, 1999, each unit of phantom interest in Southern Energy, Inc. had a value of $13.99. Based on the 1999 performance, the rights awarded to Messrs.
Boren, Hill,  Pershing,  Kuester,  and Rush, and Ms. Fuller would have values of
$326,472, $211,465, $211,465, $124,653, $111,667 and $211,465, respectively.

3 Under Southern LINC's Long-Term Incentive Plan, annual target awards range from 5 to 40 percent of base salary as of the end of the plan period, depending upon the grade of the participant at the beginning of the performance period.
Performance is measured based on Southern LINC's net income. Incentives are earned based on the achievement of the overlapping three-year net income targets.
4 The Compensation & Management Succession Committee awarded Messrs. Boren,
Hill, Pershing, Kuester and Rush and Ms. Fuller the above number of rights to the appreciation in the value of Southern Energy, Inc. over a term of ten years from March 15, 1999, under the Southern Energy, Inc. Value Creation Plan. Each unit of phantom interest in Southern Energy, Inc. had an initial value and exercise price of $11.61. Appreciation rights vest annually at a rate of 25% on the anniversary date of the grant.

                                       40


ITEM 6. OFFICERS AND DIRECTORS.
PART III.

     (b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 1999. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 1999. SOUTHERN is incorporated by reference to "Stock Ownership" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 2000 annual meeting of stockholders. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-30 through III-34 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1999.

Name of Directors

or Nominees and                                                                     Number of Shares
Executive Officers                          Title of Class                          Beneficially Owned  (1)(2)
------------------                          --------------                          ------------------

SCS

     A. W. Dahlberg                         SOUTHERN Common                               522,928

     H. Allen Franklin                      SOUTHERN Common                               220,337

     S. Marce Fuller                        SOUTHERN Common                                23,842

     Elmer B. Harris                        SOUTHERN Common                               260,741

     David M. Ratcliffe                     SOUTHERN Common                                95,158

     Gale Klappa                            SOUTHERN Common                                61,479

     Stephen Wakefield                      SOUTHERN Common                                15,637

     William L. Westbrook                   SOUTHERN Common                               114,848


     The directors, nominees
     and executive officers

     of SCS as a Group                      SOUTHERN Common                             1,317,823  shares


SEGCO

     Robert L. Boyer                        SOUTHERN Common                                62,967

     Thomas A. Fanning                      SOUTHERN Common                                23,726

     Michael Garrett                        SOUTHERN Common                                18,216

     Elmer B. Harris                        SOUTHERN Common                               260,741

     Robert H. Haubein, Jr.                 SOUTHERN Common                                40,381

     William B. Hutchins, III               SOUTHERN Common                                59,771



                                       41


ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

Name of Directors

or Nominees and                                                                 Number of Shares
Executive Officers                         Title of Class                       Beneficially Owned  (1)(2)
------------------                         --------------                       ------------------

SEGCO (continued)

   Charles D. McCrary                      SOUTHERN Common                             40,008

   David M. Ratcliffe                      SOUTHERN Common                             95,158

   Jerry L. Stewart                        SOUTHERN Common                             24,221

   The directors, nominees
   and executive officers

   of SEGCO as a Group                     SOUTHERN Common                            633,189  shares

Southern LINC

    A. W. Dahlberg                         SOUTHERN Common                            522,928

    Robert G. Dawson                       SOUTHERN Common                             41,333

    R. Craig Elder                         SOUTHERN Common                             14,112

    H. Allen Franklin                      SOUTHERN Common                            220,337

    Elmer B. Harris                        SOUTHERN Common                            260,741

    Rodney H. Johnson                      SOUTHERN Common                              2,707

    Julie T. Pigott                        SOUTHERN Common                                763

    David M. Ratcliffe                     SOUTHERN Common                             95,158

    W. L. Westbrook                        SOUTHERN Common                            114,848


   The directors, nominees
   and executive officers
   of Southern LINC

   as a Group                              SOUTHERN Common                          1,272,927  shares

                                       42


ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

Name of Directors

or Nominees and                                                                 Number of Shares
Executive Officers                         Title of Class                       Beneficially Owned  (1)(2)
------------------                         --------------                       ------------------

Energy Solutions

    Robert S. Beason                       SOUTHERN Common                             18,059

    Gale Klappa                            SOUTHERN Common                             61,479

    Bertram Sears                          SOUTHERN Common                              4,583

    Allen Leverett                         SOUTHERN Common                              8,407

    Thomas R. Thames                       SOUTHERNCommon                               2,708


   The directors, nominees

   and executive officers
   of Energy Solutions

   as a Group                              SOUTHERN Common                             95,235  shares



Southern Resources

   A. W. Dahlberg                          SOUTHERN Common                            522,928

   H. Allen Franklin                       SOUTHERN Common                            220,337

   S. Marce Fuller                         SOUTHERN Common                             23,842

   Elmer B. Harris                         SOUTHERN Common                            260,741

   W. L. Westbrook                         SOUTHERN Common                            114,848

   Raymond D. Hill                         SOUTHERN Common                             21,918

   Frederick Kuester                       SOUTHERN Commons                            25,468

   Richard J. Pershing                     SOUTHERN Common                             44,685

   Barney S. Rush                          SOUTHERN Common                              8,183

   The directors, nominees
   and executive officers

   of Southern Resources as a Group        SOUTHERN Common                          1,296,751  shares



                                       43


ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

Name of Directors

or Nominees and                                                                 Number of Shares
Executive Officers                         Title of Class                       Beneficially Owned  (1)(2)
------------------                         --------------                       ------------------

Southern Nuclear

   A. W. Dahlberg                          SOUTHERN Common                            522,928

   H. Allen Franklin                       SOUTHERN Common                            220,337

   William G. Hairston, III                SOUTHERN Common                             91,621

   Elmer B. Harris                         SOUTHERN Common                            260,741

   David M. Ratcliffe                      SOUTHERN Common                             95,158

   James B. Beasley, Jr.                   SOUTHERN Common                             26,839

   David N. Morey                          SOUTHERN Common                             37,101

   H. L. Sumner, Jr.                       SOUTHERN Common                             15,455

   Jack D. Woodard                         SOUTHERN Common                             68,988

   The directors, nominees
   and executive officers of

   Southern Nuclear as a Group             SOUTHERN Common                          1,339,167    shares


Notes to Item 6, Part III(b):

(1) As used in these tables, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)   The shares shown include shares of common stock of which certain directors and officers have the right to acquire beneficial ownership within 60 days pursuant to the Executive Stock Option Plan, as follows:  Mr. Beasley, 11,884 shares; Mr. Beason,
      9,308 shares; Mr. Boyer, 16,991 shares; Mr. Dahlberg, 452,027 shares; Mr. Dawson, 17,586 shares; Mr. Elder, 3,784 shares;
      Mr. Fanning, 16,422 shares; Mr. Franklin, 191,114 shares; Ms. Fuller, 19,650 shares; Mr. Garrett, 11,596 shares;
      Mr. Hairston, 69,922 shares; Mr. Harris, 219,394 shares; Mr. Haubein,
      37,975 shares; Mr. Hill, 19,650 shares; Mr. Hutchins, 43,701 shares; Mr. Klappa, 41,077 shares; Mr. Kuester, 17,871 shares;
      Mr. Leverett, 8,407 shares; Mr. McCrary, 46,162 shares; Mr. Morey, 18,111 shares; Mr. Pershing, 19,650 shares; Mr.
      Ratcliffe, 85,160 shares; Mr. Rush, 6,426 shares; Mr. Sears, 2,885 shares; Mr. Stewart, 16,843 shares; Mr. Sumner, 12,902 shares; Mr. Wakefield, 15,251 shares;  Mr. Westbrook,  48,959 shares;  and Mr. Woodard, 40,362 shares.  Also included are shares of SOUTHERN common stock held by the spouse of Mr. Harris, 310 shares.


ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

  (c)  Contracts and transactions with system companies.

  ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-35 and III-36 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1999.

  (d)Indebtedness to system companies.       None.
     ----------------------------------

  (e)Participation in bonus and profit sharing arrangements and other benefits.
     --------------------------------------------------------------------------

  SOUTHERN is incorporated by reference to "Executive Compensation" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 2000 annual meeting of stockholders. Also, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page number III-29 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1999.

  SOUTHERN's Change in Control Plan is applicable to certain of its officers, and individual change in control agreements have been entered into with some of the most highly compensated executive officers of SCS, SEGCO, Southern LINC, Southern Nuclear and Southern Resources. If an executive is involuntarily terminated, other than for cause, within two years following a change in control of SOUTHERN the agreements provide for:

o lump sum  payment  of two or three  times  annual  compensation,
o up to five years' coverage under group health and life insurance plans,
o immediate vesting of all stock options and stock appreciation rights previously granted,
o payment of any accrued long-term and short-term bonuses and dividend equivalents, and
o payment of any excise tax liability incurred as a result of payments made under the agreement.

      A change in control is defined under the agreements as:

o acquisition of at least 20 percent of the SOUTHERN's  stock,
o a change in the majority of the members of the SOUTHERN's board of directors,
o a merger or other business combination that results in SOUTHERN's shareholders immediately before the merger owning less than 65 percent of the voting power after the merger, or
o a sale of substantially all the assets of SOUTHERN.

      If a change in control affects only a subsidiary of SOUTHERN, these payments would only be made to executives of the affected subsidiary who are involuntarily terminated as a result of that change in control.

      SOUTHERN also has amended its short- and long-term incentive plans to provide for pro-rata payments at not less than target-level performance if a change in control occurs and the plans are not continued or replaced with comparable plans.

      On February 28, 1998, SOUTHERN and GEORGIA entered into a Deferred Compensation Agreement with Mr. Franklin. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Franklin will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $500,000 on February 28, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Franklin also will receive the estimated income tax expense on the compensation. Mr. Franklin may elect to defer receipt of the award until termination of employment. GEORGIA assigned this agreement to SCS effective July 8, 1999.

      On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Woodard. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Woodard will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $200,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Woodard also will receive the estimated income tax expense on the compensation. Mr. Woodard may elect to defer receipt of the award until termination of employment.

      On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Hairston. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Hairston will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $250,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Hairston also will receive the estimated income tax expense on the compensation. Mr. Hairston may elect to defer receipt of the award until termination of employment.

      Effective June 30, 1999, SCS entered into a Deferred Compensation Agreement with Mr. DeNicola, which provides for Mr. DeNicola to be paid a severance payment of $1,765,000 and replacement benefit payments of $1,560 per month in the form of a straight life annuity. Payments under this agreement are in addition to any other compensation and benefits to which he may be entitled.

      On July 17, 1999, SOUTHERN and Southern Resources entered into a Separation Agreement with Mr. Boren, which provides for Mr. Boren to be paid a severance payment of $750,000 and a prorated 1999 incentive award under Southern Energy's Short-Term Incentive Plan at target. The agreement continues the deferral of prior awards to Mr. Boren in Southern Energy's Deferred Incentive Plan and permits vesting of his existing rights granted under Southern Energy's Value Creation Plan. Also, it entitles him to exercise vested rights until the end of the first exercise window after his last unvested rights, vest.

      On October 5, 1999, SOUTHERN and Southern Resources entered into a Deferred Compensation Agreement with Ms. Fuller. On July 1, 2003, if still employed by SOUTHERN or one of its subsidiaries, Ms. Fuller will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $400,000 on October 5, 1999, and on which dividends were reinvested throughout the period. If certain performance goals are met, Ms. Fuller also will receive the estimated income tax expense on the compensation. Ms. Fuller may elect to defer receipt of the award until termination of employment.

      On October 5, 1999, SOUTHERN and Southern Resources entered into a Deferred Compensation Agreement with Mr. Klappa. On July 1, 2003, if still employed by SOUTHERN or one of its subsidiaries, Mr. Klappa will receive the cash value of the number of shares of common stock that could have been purchased for $260,000 on October 5, 1999, and on which dividends were reinvested throughout the period. If certain performance goals are met, Mr. Klappa also will receive the estimated income tax expense on the compensation. Mr. Klappa may elect to defer receipt of the award until termination of employment.

      Southern Resources has entered into compensation agreements with Messrs. Hill and Pershing. These are similar to Ms. Fuller's agreement except that the phantom SOUTHERN stock has an original value of $300,000. In addition, if Mr. Hill is still employed by Southern Resources on a specific date in 2003, his retirement payments are calculated as if 10 years of additional service are included in the pension and supplemental executive retirement plan. Calculations. If Mr. Pershing is still employed by Southern Resources on a specific date in 2003, his retirements payments are calculated as if three years of additional service are included in the pension and supplemental executive retirement plan calculations. Southern Resources may, at its discretion, enhance the retirement benefit by providing one additional year of credit for each year worked, up to three additional years.

      Southern Resources has also entered into compensation agreements with Messrs. Kuester and Rush. The agreements provide for the award of $100,000 in our phantom stock, valued as of December 31, 1998 and vested on January 1, 2003 if the executives are still employed by Southern Resources.
      In addition, Mr. Kuester has an agreement in place that would immediately vest all of his outstanding Value Creation Plan units upon his return from his current assignment at CEPA (now Southern
      Energy Asia-Pacific Limited).


      (f)  Rights to indemnity.     Incorporated by reference are the by-laws,
for the companies of the SOUTHERN system, contained herein as Exhibits.
           --------------------

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS.

    (1) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

                                                                             Accounts Charged,
                                                                            if any, per Books
                                                                             of Disbursing
Name of Company       Name of Recipient or Beneficiary    Purpose                Company             Amount($)
---------------       --------------------------------    -------                -------             ---------

None

        ALABAMA,  GEORGIA,  GULF,  MISSISSIPPI  and  SAVANNAH  have  established
political   action   committees   and  have   incurred   certain  costs  in  the
administration  of these  committees  in accordance  with the  provisions of the
Federal Election Campaign Act and the Public Utility Holding Company Act.

    (2) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

         The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.

                                                                                        Accounts Charged,
                                                                                       if any, per Books
                                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary               Purpose                Company             Amount($)
---------------       --------------------------------               -------                -------             ---------

ALABAMA               Business Council of Alabama                    Dues & Support       930,426               409,005
                      Cahaba River Society                           Support              793,426                 2,760
                      Edison Electric Institute                      Dues                 426,728,921,930       528,029
                      National Association of Manufacturers          Dues                 426                    15,000
                      Nature Conservancy                             Dues                 426                     1,250
                      Nature Conservancy of Alabama                  Support              426                     6,100
                      Nuclear Energy Institute                       Dues                 524,426               328,933  *
                      Public Affairs Research Council of Alabama     Dues & Support       921,426                10,400

GEORGIA               Buckhead Coalition                             Dues                 930                     5,000
                      Central Atlanta Progress                       Dues                 930                    26,750
                      Edison Electric Institute                      Dues                 426,930               734,224
                      Georgia Conservancy                            Support              426                    25,000
                                                                                          n/a                    25,000  **
                      Georgia Council for International Visitors     Dues                 930                     2,500
                      Georgia Council on Economic Education          Dues                 n/a                    22,000  **
                      Nature Conservancy                             Support              426                    15,000
                                                                                          n/a                   225,000  **
                      Nuclear Energy Institute                       Dues                 524,426               375,253  ***
                      Regional Business Coalition                    Dues                 930                     6,000
                      The Conservation Fund                          Dues                 930                     1,000
                      The Japan-America Society of Georgia           Dues                 930                     1,200



*        This amount was paid by Southern Nuclear and billed to ALABAMA.
**       Georgia Power Foundation.
***      This amount, which excludes dues billed to joint owners of Plants Hatch and Vogtle, was paid by Southern Nuclear and billed to GEORGIA.

                                       47


ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)

                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

GULF                  Associated Industries of Florida               Dues                 930                     7,000
                      Century Chamber of Commerce                    Support              912                    10,000
                      Economic Development Council -
                          Bay County                                 Dues & Support       912                     5,000
                      Economic Development Council -
                          Okaloosa County                            Dues & Support       912                    12,750
                      Economic Development Council -
                          Walton County                              Support              912                    15,000
                      Edison Electric Institute                      Dues                 426,930               179,942
                      Enterprise Florida                             Support              912                    38,500
                      Florida Chamber of Commerce                    Dues                 912                    12,000
                      Florida Public Relations Association           Dues                 921                       605
                      Florida State Society of Washington, D.C.      Dues                 426                       300
                      Florida TaxWatch, Inc.                         Dues                 426                     5,000
                      Foundation for the Future                      Support              912                    50,000
                      Haas Center - University of West Florida       Support              912                    28,089
                      Northwest Florida Regional Economic
                          Development Coalition                      Support              912                    87,493
                      T.E.A.M. Santa Rosa - Council of
                          Economic Activity                          Dues & Support       912                    11,000
                      Washington County Chamber of Commerce          Support              912                    10,000
                      Other Economic Development Councils/
                         Activity Groups (9 Beneficiaries)           Dues & Support       426,912,930            16,592

MISSISSIPPI           American National Standards Institute          Dues                 930                     2,859
                      Business and Industry Political
                          Education Committee                        Dues                 930                     7,000
                      East Mississippi  Business Development
                          Corporation                                Dues                 930                    10,000
                      Edison Electric Institute                      Dues                 426,930                86,316
                      Mississippi Association of Supervisors         Dues                 930                     1,000
                      Mississippi Economic Council                   Dues                 426,930                15,000
                      Mississippi Gulf Coast Chamber of Commerce     Dues                 930                     3,445
                      Mississippi Manufacturers Association          Dues                 930                     1,575
                      Mississippi Society of Washington              Dues                 930                     1,500
                      Retail Association of Mississippi              Dues                 930                     1,600




                                       48



ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)

                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------


SAVANNAH              Association County Commissioners
                          of Georgia                                 Dues                 930                       500
                      Edison Electric Institute                      Dues                 426,930                72,652
                      Georgia Conservancy                            Support              426                     2,500
                      Georgia Council on Economic Education          Dues                 426                     2,000
                      Georgia Economic Developers Association        Dues                 921/930                   600
                      Georgia Municipal Association                  Dues                 930                       500
                      Nature Conservancy                             Support              426                     5,000
                      National Association of Manufacturers          Dues                 930                     1,500
                      Savannah Tree Foundation                       Support              426                     5,000
                      Tourism Leadership Council                     Dues                 930/908                   500
                      Other Economic Development Councils/
                          Activity Groups (4 beneficiaries)          Dues                 930,921                 1,088

                                       49


ITEM 8.           SERVICE, SALES AND CONSTRUCTION CONTRACTS.

PART I.

                                                                                                          In Effect
                                                                                                         on Dec. 31
     Transactions     Serving Company        Receiving Company          Compensation      Contract      (Yes or No)
        (1)                   (2)                    (3)                   (4)               (5)            (6)
-----------------------------------------------------------------------------------------------------------------

(Note)                     (Note)             SEI                           (Note)          (Note)           Yes
(Note)                     (Note)             Southern LINC                 (Note)          (Note)           Yes
(Note)                     (Note)             Energy Solutions              (Note)          (Note)           Yes
Sublease of railcars       MISSISSIPPI        ALABAMA                   $1,252,555                           Yes
Sublease of railcars       MISSISSIPPI        GEORGIA                   $1,322,723                           Yes
Sublease of railcars       MISSISSIPPI        SAVANNAH                      $1,046                           Yes
Sublease of railcars       SAVANNAH           ALABAMA                       $7,879                           Yes
Sublease of railcars       SAVANNAH           GEORGIA                     $366,005                           Yes
Sublease of railcars       SAVANNAH           GULF                            $655                           Yes




Note:
Southern  Resources,  Southern LINC, and Energy  Solutions have  agreements with
SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH pursuant to which Southern
Resources, Southern LINC and Energy Solutions reimburse each of such companies for the full cost of services, personnel and facilities provided to Southern
Resources, Southern LINC and Energy Solutions.

Pursuant to such agreements, during 1999 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH from Southern Resources were
$17,353,319;  $37,828;  $1,160,329; $0; $0; and $0, respectively;  from Southern
LINC were $39,857,208;  $1,637,407; $1,174,945; $162,378; $177,726; and $42,868,
respectively;  and from Energy Solutions were $9,976,355;  $831,258; $1,052,637;
$16,292; $15,086; and $58,620, respectively.

Part II.

None.

Part III.

None.



                                       50

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I(a)

Key terms:  FUCO means  Foreign  Utility  Company
            FUCO-S  means a subsidiary of a FUCO
            EWG means Exempt  Wholesale  Generator
            IS means  Intermediate  Subsidiary
            PP means  Project  Parent
            SPS means Special Purpose Subsidiary

--------------------------------------------------- ---------- ----------------------------------- ------------------ ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,                 GENERATION,                  OWNERSHIP        % OWNED
                                                                                     -
                                                     EWG, IS   ----------------------------------
                                                                         TRANSMISSION,
                                                                          DISTRIBUTION
--------------------------------------------------- ---------- ----------------------------------- ------------------ ------------
                                                                    GEN          TRAN    DIST
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
1.  Southern Electric Bahamas                          IS           N/A          N/A       N/A     Southern              100%
    Holdings, Ltd.                                                                                 Energy-Newco2,
    900 Ashwood Parkway, Suite 500                                                                 Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
2.  Southern Electric Bahamas, Ltd.                    IS           N/A          N/A       N/A     Southern Electric     100%
    900 Ashwood Parkway, Suite 500                                                                 Bahamas
    Atlanta, GA 30338                                                                              Holdings, Ltd.
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
3.  ICD Utilities Limited                              IS           N/A          N/A       N/A     Southern Electric      25%
    P.O. Box F-42666                                                                               Bahamas, Ltd.
    Freeport, Grand Bahamas, Bahamas                                                               Foreign Company        75%
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
4.  Freeport Power Company, Ltd.                      FUCO          Note         Note      Note    Southern Electric      50%
    Freeport, Grand Bahamas, Bahamas                                (1)          (2)       (3)     Bahamas, Ltd.
    Port Authority Building                                                                        ICDU Utilities
    P.O. Box F-40888                                                                               Limited                50%
    Freeport, Grand Bahamas, Bahamas
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
5.  SEI Operadora de Argentina, S.A.                  FUCO          N/A          N/A       N/A     Southern Energy      99.99%
    Buenos Aires, Argentina                                                                        Resources, Inc.
    LN Alem 712 - Piso 7                                                                           Southern Energy,      .01%
    (1001)  Buenos Aires, Argentina                                                                Inc.
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
6.  Southern Electric International Asia, Inc.         SPS          N/A          N/A       N/A     Southern Energy       100%
    18/F Hong Kong Telecom Tower,                                                                  Resources Inc.
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
7.  Southern Electric International GmbH, Inc.         SPS          N/A          N/A       N/A     Southern Energy       100%
    900 Ashwood Parkway, Suite 500                                                                 Resources Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
8.  Southern Energy Inc.                               IS           N/A          N/A       N/A     The Southern Co.      100%
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
9.  Asociados de Electricidad, S.A.                    IS           N/A          N/A       N/A     Southern Energy,      100%
    Buenos Aires, Argentina                                                                        Inc.
    LN Alem 712 - Piso 7
    (1001) Buenos Aires, Argentina

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

                                       51

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
10. SEI y Asociados de Argentina, S.A.                 IS           N/A          N/A       N/A     Southern Energy,     40.52%
    Buenos Aires, Argentina                                                                        Inc.
    LN Alem 712 - Piso 7                                                                           SEI Worldwide         45.79
    (1001) Buenos Aires, Argentina                                                                 Holdings GmbH
                                                                                                   Asociados de          1.0%
                                                                                                   Electricidad,         5.55%
                                                                                                   S.A.

                                                                                                   Third Party

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
11. Hidroelectrica Alicura, S.A.                      FUCO          Note         N/A       N/A     SEI y Asociados        59%
    Buenos Aires, Argentina                                         (1)                            de
    LN Alem 712 - Piso 7                                                                           Argentina, S.A.        41%
    (1001) Buenos Aires, Argentina                                                                 Third Party
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
12. Southern Energy Resources, Inc.                    IS           N/A          N/A       N/A     Southern Energy,      100%
    900 Ashwood Parkway, Suite 500                                                                 Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
13. SEI Chile, S.A.                                    IS           N/A          N/A       N/A     Southern              100%
    Apoquindo 3721                                                                                 Energy-Newco2,
    Oficina 114                                                                                    Inc.
    Edificio "Torre Las Condes"
    Las Condes, Chile
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
14. Inversiones SEI Chile Limitada                     IS           N/A          N/A       N/A     SEI Chile, S.A.        99%
    Apoquindo 3721                                                                                 Southern Energy,        1%
    Oficina 114                                                                                    Inc.
    Edificio "Torre Las Condes"
    Las Condes, Chile
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
15. Electrica SEI Chile Limitada (Inactive)            IS           N/A          N/A       N/A     SEI Chile, S.A.      97.05%
    Apoquindo 3721                                                                                 Southern Energy,
    Oficina 114                                                                                    Inc                     1%
    Edificio "Torre Las Condes"
    Las Condes, Chile
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
16. Empresa Electrica del Norte Grande, S.A.          FUCO          Note         Note      N/A     SEI Chile, SA        82.34%
    Antofagasta, Chile                                              (3)          (2)               Third Party           8.85%
    Avenida Grecia 750
    Casilla 1290
    Antofagasta, Chile
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
17. Sitranor S. A.                                     SUB          N/A          N/A       N/A     Empressa               60%
    Antofagasta, Chile                                 OF                                          Electric a del
    Avenida Grecia 750                                 FUCO                                        Norte Grande, SA
    Casilla 1290                                                                                   Third Party            40%
    Antofagasta, Chile
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
17a. Gasoducto Nor Andino Argentina, S.A.              IS           N/A          N/A       N/A     Tractebel            66.67%
                                                                                                   Energia del          33.33%
                                                                                                   Limitada
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

                                       52

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
17b.Gasoducto Nor Andino S.A                           IS           N/A          N/A       N/A     Tractebel            66.67%
                                                                                                   Energia del          33.33%
                                                                                                   Limitada
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
18. Energia del Pacifico                               IS           N/A          N/A       N/A     Edelnor                99%
    Apoquindo 3721, Oficina 114                                                                    S.E. Chile             1%
    Edificio, Las Condes, Santiago, Chile
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
19. Energia de Nuevo Leon, SA De CV                   FUCO          N/A          N/A       N/A     The Southern         33.33%
    900 Ashwood Parkway, Suite 500                                                                 Company
    Atlanta, GA 30338                                                                              Foreign Corp.        33.33%
                                                                                                   Foreign Govt.        33.33%
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
20. Southern Electric International, Europe  Inc.      IS           N/A          N/A       N/A     Southern Energy       100%
    900 Ashwood Parkway, Suite 500                                                                 International,
    Atlanta, GA 30338                                                                              Inc.
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
21. Southern Electric International, Inc.              IS           N/A          N/A       N/A     Southern Energy,
    900 Ashwood Parkway, Suite 500                                                                 Inc.                  100%
    Atlanta, GA 30338
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
22. Southern Investment UK, plc                         IS          N/A          N/A       N/A     SWEB Holdings         100%
    31 Curzon Street                                                                               Limited
    London, WIY 7AE
    England

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
23. South Western Electricity, plc                    FUCO          Note         N/A       Note    Southern              100%
    800 Park Avenue                                                 (1)                    (3)     Investment UK,
    Aztec West                                                                                     plc
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
24. Electricity Association Limited                 FUCO SUB        N/A          N/A       N/A     South Western         5.9%
     800 Park Avenue                                                                               Electricity, plc
    Aztec West                                                                                     Third Party           94.1%
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
25. SWEB Finance Limited (Inactive)                 FUCO SUB        N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
26. Electricity Association  Technology Limited        SUB          N/A          N/A       N/A     South Western         7.7%
    Capenhurst                                         OF                                          Electricity, plc      92.3%
    Chester CH1 6ES                                   FUCO                                         Third Party
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
27. SWEB Telecom Limited (Inactive)                    SUB          N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                    OF                                          Electricity, plc
    Aztec West                                        FUCO
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
28. SWEB Gas Limited (Inactive)                        SUB          N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                    OF                                          Electricity, plc
    Aztec West                                        FUCO
    Almondsbury, Bristol BS12 4SE
--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
29. South Western Energy Limited (Inactive)         FUCO SUB        N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
                                       53

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------

30. SWEB Limited (Inactive)                         FUCO SUB        N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
31. SWEB Natural Gas Limited (Inactive)             FUCO SUB        N/A          N/A       N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- --------------- --------- --------- ------------------ ------------
32. South Western Natural Gas Limited (Inactive)    FUCO SUB       N/A          N/A        N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
33.Western Natural Gas Limited (Inactive)           FUCO SUB       N/A          N/A        N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------

34. SWEB Retail Limited (Inactive)                  FUCO SUB       N/A          N/A        N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
35. Electricity Pensions Limited                    FUCO SUB       N/A          N/A        N/A     South Western          0%
    110 Buckingham Palace Road                                                                     Electricity, plc    Note (4)
    London  SW1 W9SL

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
36. Electricity Pensions Trustee Limited            FUCO SUB       N/A          N/A        N/A     South Western          5%
    110 Buckingham Palace Road                                                                     Electricity, plc
    London  SW1 W9SL                                                                               Third Party            95%
--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
37. ESN Holdings Limited                            FUCO SUB       N/A          N/A        N/A     South Western         4.5%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West                                                                                     Third Party           95.5%
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
38. REC Collect Limited                             FUCO SUB       N/A          N/A        N/A     South Western         25.0%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West                                                                                     Third Party           75.0%
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
                                       54

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
39. South Western Power Limited                     FUCO SUB       Note         N/A        N/A     South Western         100%
    800 Park Avenue                                                (1)                             Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
40. South Western Power Investments Limited         FUCO SUB       N/A          N/A        N/A     South Western         100%
    800 Park Avenue                                                                                Power Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
41. Non-Fossil Purchasing Agency Limited            FUCO SUB       N/A          N/A        N/A     South Western         8.3%
    Bamburgh House                                                                                 Electricity, plc
    Market Street                                                                                  Third Party           91.7%
    Newcastle-upon-Tyne NE1 6BH

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
42. Winterton Power Limited                         FUCO SUB       Note         N/A        N/A     South Western         25.0%
    800 Park Avenue                                                (1)                             Power
    Aztec West                                                                                     Investments
    Almondsbury, Bristol BS12 4SE                                                                  Limited               75.0%
                                                                                                   Third Party

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
43. Teeside Power Limited                           FUCO SUB       Note         N/A        N/A     South Western         7.7%
    4 Millbank                                                     (1)                             Power
    Westminster                                                                                    Investments
    London SW1P 3ET                                                                                Limited               92.3%
                                                                                                   Third Party

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
44. Wind Resources Limited                          FUCO SUB       N/A          N/A        N/A     South Western         45.0%
    800 Park Avenue                                                                                Power
    Aztec West                                                                                     Investments
    Almondsbury, Bristol BS12 4SE                                                                  Limited               55.0%
                                                                                                   Third Party

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
45. Coal Clough Limited                             FUCO SUB       Note         N/A        N/A     Wind Resources        100%
    800 Park Avenue                                                (1)                             Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
46. Carland Cross Limited                           FUCO SUB       Note         N/A        N/A     Wind Resources        100%
    800 Park Avenue                                                (1)                             Limited
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------
47. SWEB Property Investments Ltd.                  FUCO SUB       N/A          N/A        N/A     South Western         100%
    800 Park Avenue                                                                                Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- ------------- ----------- --------- ------------------ ------------

                                       55




--------------------------------------------------- --------- ---------------------------- --------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                                                -
                                                      EWG,           TRANSMISSION,
                                                       IS            DISTRIBUTION
--------------------------------------------------- --------- ---------------------------- --------------------- -----------
                                                                GEN       TRAN    DIST
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
48. SWEB Property Developments Ltd.                 FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
49. Temple Back Developments Ltd.                   FUCO SUB    N/A       N/A       N/A    SWEB Property           49.0%
    800 Park Avenue                                                                        Developments Ltd.
    Aztec West                                                                             Third Party
    Almondsbury, Bristol BS12 4SE                                                                                  51.0%
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
50. Weston Super Mare Developments Limited          FUCO SUB    N/A       N/A       N/A    Temple Back              100%
    800 Park Avenue                                                                        Developments, Ltd.
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
51. SWEB Investments Limited                        FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
52. South West Enterprise Limited                   FUCO SUB    N/A       N/A       N/A    South Western             0%
    800 Park Avenue                                                                        Electricity, plc       Note (4)
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
53. Croeso Systems Development Ltd.                 FUCO SUB    N/A       N/A       N/A    SWEB Investments        50.0%
    Newport Road                                                                           1996 Limited
    St Mellons                                                                             Third Party
    Cardiff  CF3 9XW                                                                                               50.0%
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
54. Midlands Enterprises Fund                         FUCO      N/A       N/A       N/A    SWEB Investments        26.80%
    Newport Road                                      SUB                                  1996 Limited
    St Mellons
    Cardiff  CF3 9XW

--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
55.Wind Electric Limited                            FUCO SUB    N/A       N/A       N/A    South Western Power     11.7%
    Deli                                                                                   Investments Limited
    Delabole                                                                               Third Party
    Cornwall PL33 9BZ                                                                                              88.3%
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
56.St. Clements Services Limited                    FUCO SUB    N/A       N/A       N/A    South Western            9.1%
    210 High Holborn                                                                       Electricity, plc
    London WC1V 7BW                                                                        Third Party             90.9%
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
57.SWEB Data Collection Services Limited            FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
                                       56


--------------------------------------------------- ---------- ---------------------------- -------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP        % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- -----------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
58.SWEB Investments 1996 Limited                    FUCO SUB    N/A       N/A       N/A    South Western            100%
    800 Park Avenue                                                                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- --------- --------- --------- -------- --------------------- -----------
59.UK Data Collections Services Limited             FUCO SUB     N/A      N/A       N/A     South Western           8.3%
    Chesterton House                                                                        Electricity, plc
    352 Avebury Boulevard                                                                   Third Party            91.7%
    Central Milton Keynes MK9 2JH

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
60. South Western Helicopters Limited               FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
61. Concorde House Limited                          FUCO SUB     N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
62.SWEB Insurance Limited                             FUCO       N/A      N/A       N/A     South Western           100%
    Dixcart House, Sir William Place                   SUB                                  Electricity, plc
    St. Peter Port, Guernsey
     Channel Islands GY 1 4NB

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
63. AZTEC Insurance Ltd.                            FUCO SUB     N/A      N/A       N/A     South Western           100%
    Dixcart House, Sir William Place                                                        Electricity, plc
    St Peter Port, Guernsey
    Channel Islands GY1 4NB

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
64. SWEB Pension Trustee Limited                       IS        N/A      N/A       N/A     South Western           100%
    800 Park Avenue                                                                         Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
65. South Western Electricity Share Scheme          FUCO SUB     N/A      N/A       N/A     South Western           100%
    Trustees Limited (Inactive)                                                             Electricity, plc
    800 Park Avenue
    Aztec West
    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------
66.Electralink Limited                              FUCO SUB     N/A      N/A       N/A     South Western          6.19%
    Templar House                                                                           Electricity, plc
    81-87 High Holborn                                                                      Third parties          93.81%
    London WC1V 6NU

--------------------------------------------------- ---------- -------- --------- --------- -------------------- -----------

                                       57



--------------------------------------------------------- -------- ---------------------------- -------------------- -----------
             COMPANY, LOCATION AND ADDRESS                FUCO,           GENERATION,                OWNERSHIP        % OWNED
                                                                                     -
                                                           EWG,           TRANSMISSION,
                                                            IS            DISTRIBUTION
--------------------------------------------------------- -------- ---------------------------- -------------------- -----------
                                                                     GEN      TRAN     DIST
--------------------------------------------------------- -------- -------- ---------- -------- -------------------- -----------
67.Northmere Limited                                      FUCO       N/A       N/A       N/A    South Western            0%
    30 Millbank                                             SUB                                 Electricity plc
    London SW1P 4RD                                                                             + Others
--------------------------------------------------------- -------- -------- ---------- -------- -------------------- -----------
68.Green Electron Limited                                 FUCO       N/A       N/A       N/A    South Western           90%
    30 Millbank                                             SUB                                 Power Limited
    London SW1P 4RD                                                                             Foreign Corp.           10%
--------------------------------------------------------- -------- -------- ---------- -------- -------------------- -----------
69. Southern Electric International -Netherlands B.V.       IS       N/A       N/A       N/A    Southern Energy         100%
    (formerly Tesro Holding, B.V.)                                                              International -
    Amsterdam, The Netherlands                                                                  Inc.
    Hoekenrode 6-8
    1102 BR Amsterdam
    The Netherlands

--------------------------------------------------------- -------- -------- ---------- -------- -------------------- -----------
70.Southern Energy UK Generation Limited                    IS       N/A       N/A       N/A    Southern Energy        100%
    900 Ashwood Parkway, Suite 500                                                              Europe, Inc.
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- ---------- -------- ------------------- ------------
71.Southern Energy Development - Europe Limited             IS       N/A       N/A       N/A    Southern Energy        100%
    900 Ashwood Parkway, Suite 500                                                              Europe, Inc.
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- ---------- -------- ------------------- ------------
72. Southern Electric, Inc.                                 EWG      N/A       N/A       N/A    Southern Energy,       100%
    900 Ashwood Parkway, Suite 500                                                              Inc.
    Atlanta, GA 30338
--------------------------------------------------------- -------- -------- ---------- -------- ------------------- ------------
73. SEI Beteilligungs, GmbH                                 IS       N/A       N/A       N/A    Southern Electric
    900 Ashwood Parkway, Suite 500                                                              International -        100%
    Atlanta, GA 30338                                                                           Europe, Inc.
--------------------------------------------------------- -------- -------- ---------- -------- ------------------- ------------
74. P.T. Tarahan Power Company                              SPS      N/A       N/A       N/A    SEI                     55%
    JL.H.R. Rasuna Said Kav B-1                                                                 Beteilligungs,
    Gedung Wisma Bakrie Setiabudi                                                               GmbH
    Jakarta, Selatan 12920                                                                      Third Party            42.5%
                                                                                                Foreign Domes.         2.5%
--------------------------------------------------------- -------- -------- ---------- -------- ------------------- ------------
75. Southern Electric International Trinidad, Inc.          EWG      N/A       N/A       N/A    Southern Energy        100%
    900 Ashwood Parkway, Suite 500                                                              International,
    Atlanta, GA 30338                                                                           Inc.
--------------------------------------------------------- -------- -------- ---------- -------- ------------------- ------------
76. The Power Generation Company of                         EWG    Note        N/A       N/A    Southern Electric       39%
    Trinidad & Tobago, Limited                                       (1)                        International
    6A Queens Park West                                                                         Trinidad, Inc.
    Port of Spain, Trinidad, West Indies                                                        Domestic Corp           10%
                                                                                                Foreign Govt.           51%
--------------------------------------------------------- -------- -------- ---------- -------- ------------------- ------------
                                       58

--------------------------------------------------- ---------- ---------------------------- --------------------- --------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP           % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- --------------------- --------------
77. Southern Electric do Brasil Participacoes,         IS       N/A       N/A       N/A     Cayman Energy             90.6%
    Limitada                                                                                Traders
    900 Ashwood Parkway, Suite 500                                                          Foreign Pension           9.4%
    Atlanta, GA 30338
--------------------------------------------------- ---------- ------- ---------- --------- --------------------- --------------
78. Southern Energy North America, Inc.                IS       N/A       N/A       N/A     Southern Energy,          100%
    900 Ashwood Parkway, Suite 500                                                          Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- ------- ---------- --------- --------------------- --------------
79. SEI Michigan Holdings, Inc.                        IS       N/A       N/A       N/A     Southern Energy           100%
      900 Ashwood Parkway, Suite 500                                                        North America, Inc.
      Atlanta, GA  30338
--------------------------------------------------- ---------- ------- ---------- --------- --------------------- --------------
80.SEI Michigan, LLC                                   EWG      N/A       N/A       N/A     SEI Michigan              100%
     900 Ashwood Parkway, Suite 500                                                         Holdings, Inc.
     Atlanta, GA  30338
--------------------------------------------------- ---------- ------- ---------- --------- --------------------- --------------
81. Southern Energy Trading and Marketing,             IS       N/A       N/A       N/A     Southern Energy           100%
    Inc. (formerly Southern Energy Marketing Inc.)                                          Ventures, Inc.
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338
--------------------------------------------------- ---------- ------- ---------- --------- --------------------- --------------
82. SC Energy Ventures, Inc.                           IS       N/A       N/A       N/A     Southern Energy           100%
    900 Ashwood Parkway, Suite 500                                                          Trading and
    Atlanta, GA 30338                                                                       Marketing, Inc.
--------------------------------------------------- ---------- ------- ---------- --------- --------------------- --------------
83. Southern Company Energy Marketing L.P.             IS        N/A      N/A       N/A     SC Energy Ventures,       59.4%
    900 Ashwood Parkway, Suite 500                                                          Inc.
    Atlanta, GA 30338                                                                       Southern Company           1%
                                                                                            Energy Marketing

                                                                                            G.P., L.L.C
                                                                                            Domestic Corporation

                                                                                                                      39.6%

--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
84. Southern Company Retail Energy Marketing L.P.      IS        N/A      N/A       N/A     Southern Company           99%
    900 Ashwood Parkway, Suite 500                                                          Energy Marketing
    Atlanta, GA 30338                                                                       L.P.,
                                                                                            Southern Company           1%
                                                                                            Energy Marketing
                                                                                            G.P. L.L.C.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
85. Southern Energy Retail Trading and Marketing,      IS        N/A      N/A       N/A     Southern Energy           100%
    Inc.                                                                                    Trading and
    900 Ashwood Parkway, Suite 500                                                          Marketing, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
86a. Southern Producer Services, LLP                   SPS       N/A      N/A       N/A     SC Energy Ventures,        99%
     900 Ashwood Parkway, Suite 500                                                         Inc.
     Atlanta, GA 30338                                                                      SC Ashford                 1%
                                                                                            Holdings, Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------


                                       59

-------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
86b. SC Ashwood Holdings, Inc.                         IS        N/A      N/A       N/A     Southern Energy           100%
    900 Ashwood Parkway, Suite 500                                                          Ventures, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
87. Southern Company Energy Marketing G. P.,           IS        N/A      N/A       N/A     SC Ashwood                 60%
    L.L.C.                                                                                  Holdings, Inc.
    900 Ashwood Parkway, Suite 500                                                          Domestic Corporation       40%
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
88. SEI Birchwood, Inc.                                IS        N/A      N/A       N/A     Southern Energy           100%
    900 Ashwood Parkway, Suite 500                                                          North America Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
89. Greenhost, Inc.                                    EWG       N/A      N/A       N/A     SEI Birchwood, Inc.        50%
    900 Ashwood Parkway, Suite 500                                                          Domestic Corporation
    Atlanta, GA 30338                                                                                                  50%

--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
90. Birchwood Power Partners, L.P.                     EWG      Note      N/A       N/A     SEI Birchwood, Inc.        50%
    900 Ashwood Parkway, Suite 500                               (1)                        Third Party
    Atlanta, GA 30338                                                                                                  50%
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
91. SEI Hawaiian Cogenerators, Inc.                    EWG       N/A      N/A       N/A     Southern Energy           100%
    900 Ashwood Parkway, Suite 500                                                          North America, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
92. Southern Energy - Cajun, Inc.                      IS        N/A      N/A       N/A     Southern Energy           100%
    900 Ashwood Parkway, Suite 500                                                          North America, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
93.Louisiana Generating, LLC                           IS        N/A      N/A       N/A     Southern                   40%
    900 Ashwood Parkway, Suite 500                                                          Energy-Cajun, Inc.
    Atlanta, GA 30338                                                                       Third Party                60%
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
94. Southern Energy North America Generating Inc.      SPS       N/A      N/A       N/A     Southern Energy           100%
     900 Ashford Parkway, Suite 500                                                         North America, Inc.
     Atlanta, GA  30338

--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
95. SEI State Line, Inc.                               IS        N/A      N/A       N/A     Southern Energy           100%
    900 Ashwood Parkway, Suite 500                                                          North America
    Atlanta, GA 30338                                                                       Generating, Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
96. State Line Holding Corporation                     IS        N/A      N/A       N/A     SEI State Line, Inc.      100%
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
97. State Line Energy, L.L.C.                          EWG       N/A      N/A       N/A     SEI State Line, Inc.       60%
    900 Ashwood Parkway, Suite 500                                                          State Line Holding
    Atlanta, GA 30338                                                                       Corporation                40%
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------

                                       60


--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
98. Southern Energy International, Inc.                IS        N/A      N/A       N/A     Southern Energy           100%
    900 Ashwood Parkway, Suite 500                                                          Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
99. Southern Energy do Brazil Ltda.                    SPS       N/A      N/A       N/A     Southern Energy          99.85%
    900 Ashwood Parkway, Suite 500                                                          International, Inc.
    Atlanta, GA 30338                                                                       Southern Energy           .15%
                                                                                            Resources, Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
100. Southern Energy-Newco2, Inc.                      IS        N/A      N/A       N/A     Southern Energy           100%
    900 Ashwood Parkway, Suite 500                                                          International, Inc.
    Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
101.Southern Energy- Asia, Inc.                        IS        N/A      N/A       N/A     Southern Energy           100%
    Suite 1401, Two Exchange Square                                                         International, Inc.
    8 Connaught Place
    Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
102. Southern Energy Asia Ventures, Inc.               IS        N/A      N/A       N/A     Southern Energy           100%
                                                                                            Asia, Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
103.Consolidated Electric Power Asia Limited           SPS       N/A      N/A       N/A     Southern Energy            90%
    18/F Hong Kong Telecom Tower,                                                           Asia, Inc.
    Taikoo Place, 979 King's Road                                                           Southern Energy            10%
    Quarry Bay, Hong Kong                                                                   Asia Ventures, Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
104.Allied Queensland Coalfields, Pty Ltd             SPS*       N/A      N/A       N/A     CEPA Fuels Ltd.          95.17%
    (formerly Allied Queensland Ltd.)                                                       Marsford
    Bailey New Road, via Macalister, Dalby                                                  Investments Pte.
    QLD 4405, Australia                                                                     Ltd.                      4.83%
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
105.Aberdare Collieries Pty Limited                    SPS       N/A      N/A       N/A     Allied Queensland         100%
    18/F Hong Kong Telecom Tower,                                                           Coalfield Pty
    Taikoo Place, 979 King's Road                                                           Limited (formerly
    Quarry Bay, Hong Kong                                                                   Allied Queensland
                                                                                            Coalfields. Ltd.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
106.AQC (Wilkie Creek) Pty Ltd.                        SPS       N/A      N/A       N/A     AQC (Kogan Creek)         100%
    18/F Hong Kong Telecom Tower,                                                           Pty Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
107.AQC (Kogan Creek) Pty Limited                      SPS       N/A      N/A       N/A     Allied Queensland         100%
    Level 11, Westpac Building,                                                             Coalfields Pty
    260 Queens Street, Bisbane                                                              Limited
    QLD 4000, Australia
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
108.Baralaba Coal Pty Limited                          SPS       N/A      N/A       N/A     Allied Queensland         100%
    18/F Hong Kong Telecom Tower,                                                           Coalfields Pty
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------

                                       61

--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
109.CEPA Power China (BVI) Limited *                   IS        N/A      N/A       N/A     Consolidated              100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
110.CEPA Energy (BVI) Limited                          IS        N/A      N/A       N/A     Consolidated              100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
111.CEPA Project Management (BVI) Company Limited      IS        N/A      N/A       N/A     Consolidated              100%
    *                                                                                       Electric Power Asia
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
112.CEPA Energy International (BVI) Ltd. *             SPS       N/A      N/A       N/A     Consolidated              100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
113.CEPA Slipform Power Systems (BVI) Limited *        IS        N/A      N/A       N/A     Consolidated              100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
114.CEPA Tileman Power Systems (BVI) Limited           IS        N/A      N/A       N/A     Consolidated              100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
115.CEPA Mobile Power Systems (BVI)                    IS        N/A      N/A       N/A     Consolidated              100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
116.CEPA Guangxi Energy (BVI) Limited *                IS        N/A      N/A       N/A     Consolidated              100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
117.CEPA Nominee (BVI) Limited                         IS        N/A      N/A       N/A     Consolidated              100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road                                                           Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
118.CEPA Construction Resources (BVI)                  SPS       N/A      N/A       N/A     CEPA Construction         100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- --------------------- --------------
* Dissolved in 1999.

                                       62


--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
119. Consolidated Construction Resources Ltd.          SPS       N/A      N/A       N/A     CEPA Construction        50%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road
    Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
120. HOPEC Engineering Design Limited                  SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Construction
    Taikoo Place, 979 King's Road                                                           Resources Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
121.CEPA Construction (Hong Kong) Limited              SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
    Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
122.CEPA Operations, (Hong Kong) Limited               SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
123.CEPA Eastern Power Plant Limited                   IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
124.CEPA Pangasinan Electric Limited                   IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
125.CEPA Pakistan (BVI) Limited                        IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
126.CEPA India (BVI) Limited                           IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
127.CEPA Operations (Phillippines) Corp.               SPS       N/A      N/A       N/A     CEPA Operations,        100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       63



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
128.CEPA Project Management and Engineering (BVI)      IS        N/A      N/A       N/A     Consolidated            100%
     Limited                                                                                Electric Power
    18/F Hong Kong Telecom Tower,                                                           Asia Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
129.CEPA Energy Pakistan Limited (in liquidation)     FUCO       N/A      N/A       N/A     CEPA Pakistan           100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
130.CEPA Procurement (BVI) Ltd *                       IS        N/A      N/A       N/A     CEPA Construction       100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
131.CEPA Sourcing (BVI) Ltd *                          IS        N/A      N/A       N/A     CEPA Construction       100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
132.CEPA Procurement (Delaware) L.L.C. *               SPS       N/A      N/A       N/A     CEPA (BVI)               51%
    18/F Hong Kong Telecom Tower,                                                           Procurement Limited
    Taikoo Place, 979 King's Road                                                           CEPA Sourcing
     Quarry Bay, Hong Kong                                                                  Limited                  49%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
133.CEPA Fuels Limited (formerly CEPA Mining and       IS        N/A      N/A       N/A     Consolidated            100%
     Engineering Limited)                                                                   Electric Power
    18/F Hong Kong Telecom Tower,                                                           Asia Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
134.Marsford Investments Pte Ltd.                      I/S       N/A      N/A       N/A     CEPA Fuels Limited      100%
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
135.Carrigon Management Limited *                      IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
136a.Cachelot Limited *                                IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
* Company dissolved in 1999.

                                       64





--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
136b.CEPA Services Corp.                               SPS       N/A      N/A       N/A     Southern Energy         100%
    18/F Hong Kong Telecom Tower,                                                           Mobile, Inc.
    Taikoo Place, 979 King's Road                                                           (formerly Hopewell
     Quarry Bay, Hong Kong                                                                  Mobil Powe Systems
                                                                                            Corp.)
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
136c.CEPA Investment (Mauritius) Limited               IS        N/A      N/A       N/A     CEPA India (BVI)        100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

136d.Consolidated Electric Power Asia Limited         FUCO       N/A      N/A       N/A     CEPA Investment         100%
     (India) Private Limited                                                                (Mauritius) Limited
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
137.CEPA Guangxi Energy Limited                        IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
138.Excellent Crown Limited *                          SPS       N/A      N/A       N/A     CEPA Intern'l           100%
    18/F Hong Kong Telecom Tower,                                                           Finance Corp.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
139.Fortune Wheels Investment Limited *                IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
140.Five Stars Venture Limited                         IS        N/A      N/A       N/A     CEPA Operations        16.98%
    18/F Hong Kong Telecom Tower,                                                           (Hong Kong) Limited
    Taikoo Place, 979 King's Road                                                           CEPA Project
     Quarry Bay, Hong Kong                                                                  Management and         15.11%
                                                                                            Engineering (BVI)
                                                                                            Limited
                                                                                            CEPA Construction
                                                                                            (Hong Kong) Limited    67.91%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
* Company dissolved in 1999.

                                       65



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
141.CEPA Navatoas I Limited (formerly Hopewell         IS        N/A      N/A       N/A     Consolidated            100%
     Project Management Company Limited )                                                   Electric Power
    18/F Hong Kong Telecom Tower,                                                           Asia Limited
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
142.Southern Energy (Shajiao C) Limited (Formerly      IS        N/A      N/A       N/A     Consolidated           79.99%
     Hopewell Energy Limited)                                                               International
    18/F Hong Kong Telecom Tower,                                                           Financial
    Taikoo Place, 979 King's Road                                                           Corporation
     Quarry Bay, Hong Kong                                                                  Stenus                  .01%
                                                                                            Third Parties            20%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
143.Guangdong Guanghope Power Co., Ltd.               FUCO       N/A      N/A       N/A     Southern                 40%
    18/F Hong Kong Telecom Tower,                                                           Energy(Shajiao
    Taikoo Place, 979 King's Road                                                           C)Limited                60%
     Quarry Bay, Hong Kong                                                                  Foreign Company
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
144.CEPA Pagbilao Limited (formerly Hopewell           IS        N/A      N/A       N/A     Consolidated            100%
     Energy International Limited)                                                          Electric Power
    18/F Hong Kong Telecom Tower,                                                           Asia Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
145.Southern Energy Navotas, Inc. (formerly           FUCO       N/A      N/A       N/A     CEPA Navotas I          60.1%
     Hopewell Energy (Phillippines) Corp.)                                                  Limited (formerly
    5/F CTC Building, 2232, Roxas Blvd.                                                     Hopewell Project
    Pasay City, Metro Manila                                                                Management Company
     Philippines                                                                            Limited)
                                                                                            Foreign Company          10%
                                                                                            SE Holdings Phil.       29.9%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
146.Southern Energy Quezon, Inc. (formerly            FUCO       N/A      N/A       N/A     Southern Energy        87.22%
     Hopewell Power (Phillippines) Corp.)                                                   Holdings
    5/F CTC Building, 2232 Roxas Blvd.                                                      Phillipines, Inc.
    Pasay City, Metro Manila                                                                Foreign Company        12.78%
     Philippines                                                                            Third Party
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
147.Southern Energy Navotos II Power, Inc.            FUCO       N/A      N/A       N/A     S.E. Holdings           100%
     (formerly Hopewell Tileman (Phillippines)                                              Philippines, Inc.
     Corp.)
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       66



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
148.Southern Energy Mobile, Inc. (formerly            FUCO       N/A      N/A       N/A     S.E. Holdings           100%
     Hopewell Mobile Power Systems Corp.)                                                   Philippines, Inc.
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
149.Hopewell Energy International (BVI) Limited *      IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
150.Lemon Grove Investments Pty Limited                SPS       N/A      N/A       N/A     Allied Queensland       100%
    18/F Hong Kong Telecom Tower,                                                           Coalfields Pty
    Taikoo Place, 979 King's Road                                                           Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
151.Montana Enterprises Limited                        SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
152.New Whitwood Collieries Pty Ltd.                   SPS       N/A      N/A       N/A     Aberdare                100%
    18/F Hong Kong Telecom Tower,                                                           Collieries Pty Ltd.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
153.Navotas II (BVI) Holdings Corp.                    IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
154a.Southern Energy Pangasinan, Inc. (formerly       FUCO       N/A      N/A       N/A     CEPA Pangasinan        91.91%
     Pangasinan Electric Corporation)                                                       Electric Limited
    18/F Hong Kong Telecom Tower,                                                           Third Parties           8.09%
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
154b. Southern Energy Sual Holdings, Inc.             FUCO       N/A      N/A       N/A     CEPA Pangasinan         100%
     5/F CTC Building, 2232 Roxas Blvd.                                                     Electric
     Pasay City, Metro Manila, Philippines                                                  Corporation
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
155.Southern Energy Resources and                      SPS       N/A      N/A       N/A     CEPA Construction        40%
     Development Corporation (formerly Pagbilao                                             (Hong Kong)Limited
     Shipping Corporation)                                                                  Edgardo Bautista
    18/F Hong Kong Telecom Tower,
    Taikoo Place, 979 King's Road                                                                                    60%
     Quarry Bay, Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       67



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
156.Phillippine Power and Infrastructure Holding       IS        N/A      N/A       N/A     Consolidated            100%
     Corporation                                                                            Electric Power
    18/F Hong Kong Telecom Tower,                                                           Asia Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
157.Riverview Coal Terminal Pty Ltd.                   SPS       N/A      N/A       N/A     Aberdare                100%
    18/F Hong Kong Telecom Tower,                                                           Collieries Pty Ltd.
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
158.CEPA - Finance Corporation                         SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power Asia
    Taikoo Place, 979 King's Road
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
159.Sorensen Enterprises Limited                       IS        N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
160.Sual Construction Corporation                      SPS       N/A      N/A       N/A     CEPA Construction       100%
    18/F Hong Kong Telecom Tower,                                                           Limited
    Taikoo Place, 979 King's Road

     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
161.Treharn Assets Limited                             SPS       N/A      N/A       N/A     Consolidated            100%
    18/F Hong Kong Telecom Tower,                                                           Electric Power
    Taikoo Place, 979 King's Road                                                           Asia Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
162.Tiaro Coal Pty Limited                             SPS       N/A      N/A       N/A     Allied Queensland       100%
    18/F Hong Kong Telecom Tower,                                                           Coalfields Pty
    Taikoo Place, 979 King's Road                                                           Limited
     Quarry Bay, Hong Kong

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
163.Southern Electric International Finance,           IS        N/A      N/A       N/A     Southern Energy,        100%
     Inc.                                                                                   International, Inc.
     1105 North Market Street
     Suite 1300
     Wilmington, Delaware  19899
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
164.The Southern Company - Europe, plc                 IS        N/A      N/A       N/A     Southern Energy,         99%
     31 Curzon Street                                                                       Europe, Inc.
     London W1Y 7AE England                                                                 Southern Energy          1%
                                                                                            Inc.

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       68


          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
165.SWEB Holdings Limited                              IS        N/A      N/A       N/A     SWEB Holdings U.K.      100%
    800 Park Avenue
    Aztec West

    Almondsbury, Bristol BS12 4SE

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
165. SE Finance Capital Corporation                    SPS       N/A      N/A       N/A     Southern Energy,        100%
                                                                                            Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
166.Southern Energy Finance Company, Inc.              IS        N/A      N/A       N/A     SE Finance Capital      100%
     900 Ashwood Parkway, Suite 500                                                         Corporation
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

167.EPZ Lease, Inc.                                    IS        N/A      N/A       N/A     Southern Energy         100%
     900 Ashwood Parkway, Suite 500                                                         Finance Company,
     Atlanta, GA 30338                                                                      Inc.

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
168.EPZ Lease, LLC                                     IS        N/A      N/A       N/A     EPZ Lease, Inc.          99%
     900 Ashwood Parkway, Suite 500                                                         Southern Energy          1%
     Atlanta, GA 30338                                                                      Finance Company,
                                                                                            Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
169.EPZ Lease Holding A, LLC                           IS        N/A      N/A       N/A     EPZ Lease,LLC            99%
     900 Ashwood Parkway, Suite 500                                                         EPZ Lease, Inc.          1%
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
170.EPZ Lease Holding B, LLC                           IS        N/A      N/A       N/A     EPZ Lease, LLC           99%
     900 Ashwood Parkway, Suite 500                                                         EPZ Lease, Inc.          1%
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
171.EPZ Lease Holding C, LLC                           IS        N/A      N/A       N/A     EPZ Lease, LLC           99%
     900 Ashwood Parkway, Suite 500                                                         EPZ Lease, Inc.          1%
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
172.EPZ Lease Trust A                                 FUCO       N/A      N/A       N/A     EPZ Lease Holding       100%
     900 Ashwood Parkway, Suite 500                                                         A, LLC
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
173.EPZ Lease Trust B                                 FUCO       N/A      N/A       N/A     EPZ Lease Holding       100%
     900 Ashwood Parkway, Suite 500                                                         B, LLC
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
174.EPZ Lease Trust C                                 FUCO       N/A      N/A       N/A     EPZ Lease Holding       100%
     900 Ashwood Parkway, Suite 500                                                         C, LLC
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
175.Southern Energy E Associados                       IS        N/A      N/A       N/A     Southern Energy         100%
     Participacoes,  S.A.                                                                   International, Inc.
     Av. Presidente Juscelino Kubitschek 50
     Conj. 172
     04543-000 Sao Paulo, Brazil
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                       69


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
--------------------------------------------------- ---------- ---------------------------- --------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- --------------------- -----------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
176.Cayman Energy Traders                              IS        N/A      N/A       N/A     Southern Energy         27.59%
     P.O. Box 309 Ugland House                                                              International Inc.
     South Church Street                                                                    Third Party             72.41%
     Grand Cayman, Cayman Islands,
     British West Indies
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
177.SEI Germany - BEWAG, Inc.                          IS        N/A      N/A       N/A     Southern Energy          100%
     900 Ashwood Parkway, Suite 500                                                         International, Inc.
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
178 SEI Worldwide Holdings, Inc.                       IS        N/A      N/A       N/A     Southern Energy          100%
     900 Ashwood Parkway, Suite 500                                                         International, Inc.
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
179. SEI Worldwide Holdings (Germany) GmbH             IS        N/A      N/A       N/A     SEI Germany- BEWAG,      50%
     MARKGRAFEN STRASSE 35                                                                  Inc.
     10117 Berlzn, Germany                                                                  SEI Worldwide            50%
                                                                                            Holdings, Inc.

--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
180.Southern Energy Holding                            IS        N/A      N/A       N/A     SEI Worldwide            100%
     Beteiligungsgesellschaft GmbH                                                          Holdings (Germany
     MARKGRAFEN STRASSE 35                                                                  GmbH)
     10117 Berlzn, Germany
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
181.BEWAG                                             FUCO       N/A      N/A       N/A     Southern Energy          26%
     MARKGRAFEN STRASSE 35                                                                  Beteiligungsgsellschaft
     10117 Berlzn, Germany                                                                  GmbH
                                                                                            Third Party              74%

--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
182. Southern Energy Clairton, Inc.                    IS        N/A      N/A       N/A     Southern Energy          100%
       900 Ashwood Parkway, Suite 500                                                       Finance Company,
     Atlanta, GA 30338                                                                      Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
183. Southern Energy Clairton, L.L.C                   IS        N/A      N/A       N/A     Southern Energy          85%
       900 Ashwood Parkway, Suite 500                                                       Clairton, Inc.
     Atlanta, GA 30338                                                                      Southern Energy          15%
                                                                                            Clairton2, Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
184. Clairton 1314 B Partnership, L.P.                 IS        N/A      N/A       N/A     Southern Energy          27%
       900 Ashwood Parkway, Suite 500                                                       Clairton, L.L.C
     Atlanta, GA 30338                                                                      Domestic Corp.           73%

--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
185. Southern Energy Clairton2, Inc.                   IS        N/A      N/A       N/A     Southern Energy          100%
       900 Ashwood Parkway, Suite 500                                                       Finance Company,
     Atlanta, GA 30338                                                                      Inc.

--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------

                                       70

--------------------------------------------------- ---------- ---------------------------- --------------------- -----------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
186.Southern Company Capital Funding, Inc.             IS        N/A      N/A       N/A     Southern Energy,         100%
     900 Ashwood Parkway, Suite 500                                                         Inc.
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
187. Southern Company Capital Trust I                  SPS       N/A      N/A       N/A     Southern Company         100%
     900 Ashwood Parkway, Suite 500                                                              Capital
     Atlanta, GA 30338                                                                           Funding, Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
188. Southern Company Capital Trust II                 SPS       N/A      N/A       N/A     Southern Company         100%
     900 Ashwood Parkway, Suite 500                                                         Capital Funding,
     Atlanta, GA 30338                                                                      Inc.

--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
189.     Southern Company Capital Trust III            SPS       N/A      N/A       N/A     Southern Company         100%
     900 Ashwood Parkway, Suite 500                                                         Capital Funding,
     Atlanta, GA 30338                                                                      Inc.

---------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
189b. Southern Company Capital Trust IV                IS        N/A      N/A       N/A     Southern Company         100%
      900 Ashwood Parkway, Suite 500                                                        Capital Funding,
      Atlanta, GA 30338                                                                     Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
189c. Southern Company Capital Trust V                 IS        N/A      N/A       N/A     Southern Company         100%
     900 Ashwood Parkway, Suite 500                                                         Capital Funding,
     Atlanta, GA 30338                                                                      Inc.
---------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
190. Mobile Energy Services Holdings, Inc.             IS        N/A      N/A       N/A     Southern Company         100%
     900 Ashwood Parkway, Suite 500
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
191. Mobile Energy Services, L.L.C.                    IS        N/A      N/A       N/A     Mobile Energy            99%
     900 Ashwood Parkway, Suite 500                                                         Services Holdings,
     Atlanta, GA 30338                                                                      Inc.
                                                                                            Southern Energy           1%
                                                                                            Resources, Inc.
--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
192. Companhia Energetica de Minas Gerais             FUCO       N/A      N/A       N/A     Southern Elec.          14.4%
       (CEMIG)                                                                              DoBrasil
     900 Ashwood Parkway, Suite 500                                                         Participacoes,
     Atlanta, GA 30338                                                                      Limitada
                                                                                            Foreign Govt.            24.3%
                                                                                            General Public           30%
                                                                                            Third Party             40.3%

--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------
193. CEPA Construction (Hong Kong) Limited             IS        N/A      N/A       N/A     CEPA (Hong Kong)         100%
     (Branch in the Phillippines)                                                           Construction Limited
       5/F., CTC Building, 2232 Roxas Boulevard
       Pasay City,Metro Manila, Phillippines


--------------------------------------------------- ---------- -------- --------- --------- --------------------- -----------

                                       71



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
194. CEPA Development(Mauritius) Company Limited       IS        N/A      N/A       N/A     Shelf Company            NA
       10 Frere Felix de Valois Street, Port Louis                                          Ownership not
       Mauritius                                                                            assigned

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
195. CEPA Energy Investment(Mauritius) Limited         IS        N/A      N/A       N/A     Shelf Company            NA
        10 Frere Felix de Valois Street, Port                                               Ownership not
     Louis                                                                                  assigned
       Mauritius

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

196. CEPA International Finance Corporation            IS        N/A      N/A       N/A     Consolidated            100%
       P.O. Box 71, Craigmuir Chambers, Road Town                                           Electric Power
     Tortola, British Virgina Islands                                                       Asia Limited
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
197. CEPA Project Holding(Mauritius) Limited           IS        N/A      N/A       N/A     Half Crown               NA
        10 Frere Felix de Valois Street, Port                                               Holdings Limited
     Louis
       Mauritius

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
198. CEPA Thailand (BVI) Limited                       IS        N/A      N/A       N/A     Tranquil Star           100%
        P.O. Box 957,                                                                       Corporation
     Offshore Incorporations Centre
     Road Town, Tortola, British Virgin Islands

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
199. China Johnston Southern, Limited                  IS        N/A      N/A       N/A     Shelf Company            NA
     10 Frere Felix de Valois Street, Port Louis                                            Ownership not
       Mauritius                                                                            assigned

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
200. Consolidated Electric Power Asia(India)           IS        N/A      N/A       N/A     Shelf Company            NA
     Private Limited                                                                        Ownership not
       239 A, Kharvela Nagar, Unit 111,                                                     assigned
     Bhubaneswar 751 001, India

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
201. Consolidated Electric Power Asia Limited -        IS        N/A      N/A       N/A     CEPA                    100%
     India Liaison Office
        Flat Nos. 201 &208, 2nd Floor, Askoha

     Estate, 24 Barakhamba Road, New
     Delhi-110-001, India

---------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
202. Consolidated Electric Power Asia                  IS        N/A      N/A       N/A     CEPA Asia Limited    100%
     Limited-Thailand Regional Office
       Unit 2106,21F.,Two Pacific Place, 142
     Sukhumvit Road, Klongtoey, Bangkok 10110,
     Thailand
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
203. Johnston Southern  Development Company, LLC.      IS        N/A      N/A       N/A     Shelf Company
       Corporation Service  Company, 1013 Centre                                            Ownership not            N/A
     Road, Wilmington, New Castle County,                                                   assigned
     Delaware 19805

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       72


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
204. Southern Energy(Shajiao C)Limited                 IS        N/A      N/A       N/A     CEPA International       80%
        18th Floor, Hongkong Telecom Tower,                                                 Finance Corporation
     Taikoo Place, 979 King's Road, Quarry Bay,
     Hong Kong
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
205. Southern Energy China, Ltd.                       IS        N/A      N/A       N/A      Consolidated           100%
        P.O. Box 957, Offshore Incorporations                                               Electric Power
     Centre, Road Town, Tortola, British Virgin                                             Asia Limited
     Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
206. Southern Energy Holdings Philippines, Inc.        IS        N/A      N/A       N/A      CEPA Pagbilao         71.94%
     5/F, CTC Building, 2232 Roxas Boulevard,                                               Limited (formerly
     Pasay City, Metro Manila, Philippines                                                  Hopewell Energy
                                                                                             Int'l Ltd.)
                                                                                             CEPA Mobile
                                                                                             Pwr.Sys.Corp           18.08
                                                                                             Navotas II
                                                                                            (Holdings(BVI)
                                                                                            Corp.                   9.98%
                                                                                             CEPA Navotas I
                                                                                            Limited               .000022%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
207. Southern Energy Project Holdings                  SPS       N/A      N/A       N/A     CEPA Navotas I          100%
     Philippines, Inc.                                                                      Limited
     5/F, CTC Building, 2232 Roxas Boulevard,
     Pasay city, Metro Manila, Philippines
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
208. Stenus Limited                                    IS        N/A      N/A       N/A     CEPA International
        Templar House, Don Road, St. Helier,                                                Finance Corp.
     Jersey JE4 8WH, Channel Islands                                                                                100%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
209. Tranquil Star Corporation                         IS        N/A      N/A       N/A      CEPA Asia Limited      100%
     P.O. Box 957, Offshore Incorporations
     Centre, Road Town, Tortola, British Virgin
     Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
210 through 215. These numbers were intentionally ommitted.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
216. CEPA Australia (BVI) Limited                      IS        N/A      N/A       N/A     Consolidated            100%
         P.O. Box 957, Offshore Incorporations                                              Electric Power
     Centre, Road Town, Tortola, British Virgin                                             Asia Limited
     Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
217. Half Crown Holdings Limited                       IS        N/A      N/A       N/A     Consolidated            100%
      P.O. Box 957, Offshore Incorporations                                                 Electric Power
     Centre, Road Town, Tortola, British Virgin                                             Asia Limited
     Islands
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       73



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
218.CEPA Holding Australia Pty Ltd                     IS        N/A      N/A       N/A     CEPA Australia          100%
      Level 7, 12 Moore Street, Canberra,                                                   (BVI) Limited
Australian Capital Territory

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
219.     CEPA (Kogan Creek) Holding Pty Ltd            IS        N/A      N/A       N/A     CEPA Holding            100%
     Level 7, 12 Moore Street, Canberra,                                                    Australia Pty Ltd
Australian Capital Territory

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
220.     CEPA (Kogan Creek) Leasing I Pty Ltd          IS        N/A      N/A       N/A     CEPA (Kogan Creek)      100%
     Level 7, 12 Moore Street, Canberra,                                                    Holding Pty Ltd
Australian Capital Territory

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
221.     CEPA (Kogan Creek) Leasing II Pty Ltd         IS        N/A      N/A       N/A     CEPA (Kogan Creek)      100%
     Level 7, 12 Moore Street, Canberra,                                                    Holding Pty Ltd
Australian Capital Territory

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
222.     CEPA (Kogan Creek) Leasing III Pty Ltd        IS        N/A      N/A       N/A     CEPA (Kogan Creek)      100%
     Level 7, 12 Moore Street, Canberra,                                                    Holding Pty Ltd
Australian Capital Territory

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
223.     CEPA (Kogan Creek) Leasing IV Pty Ltd         IS        N/A      N/A       N/A     CEPA (Kogan Creek)      100%
     Level 7, 12 Moore Street, Canberra,                                                    Holding Pty Ltd
Australian Capital Territory

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
224.     Bayview Beach Resort Co., Ltd.                IS        N/A      N/A       N/A     Tomen Power            14.74%
      1828 Sukhumvit Road, Phrakanong,                                                      (Singapore) Pte.
      Bankkok, 10250, Thailand                                                              Ltd.
                                                                                            Fortum Power           12.13%
                                                                                            Holding B.V.
                                                                                            Union Energy            10.00%
                                                                                            Company Limited
                                                                                            Tranquil Star
                                                                                            Coproration              12.13%
                                                                                            BVR Holding Co.,
                                                                                            Ltd.                     51.00%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                       74


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
225.     BVR Holding Company Limited                   IS        N/A      N/A       N/A     Tomen Power            37.77%
      1828 Sukhumvit Road, Kwaeng Bangjak, Khet                                             (Singapore) Pte.
      Phrakanong,                                                                           Ltd.
      Bangkok Metropolis, Thailand                                                          Fortum Power            31.11%
                                                                                            Holding B.V.
                                                                                            Tranquil Star
                                                                                            Coproration              31.11%


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
226. Southern Energy New England Investments,          IS        N/A      N/A       N/A      Southern Energy        100%
     Inc.                                                                                   North America
      900 Ashwood Parkway, Suite 500                                                        Generating, Inc.
      Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
227. SEI New England (G.P.), Inc.                      IS        N/A      N/A       N/A      Southern Energy        100%
        900 Ashwood Parkway                                                                 North America
        Suite 500                                                                           Generating, Inc.
        Atlanta, GA  30338-4780

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
228. SEI New England, Inc.                             IS        N/A      N/A       N/A      Southern Energy        100%
        900 Ashwood Parkway                                                                 North America, Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
229.Southern Energy Canal, L.L.C.                      EWG       N/A      N/A       N/A     Southern Energy          99%
       9 Freezer Road                                                                       New England
       P.O. Box 840                                                                         Investments, Inc.
       Sandwich, MA  02563                                                                  Southern Energy
                                                                                            New England (G.P.)       1%
                                                                                            Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
230. Southern Energy Kendall,  L.L.C.                  EWG       N/A      N/A       N/A     Southern Energy          99%
     265 First Street                                                                       New England
     Cambridge, MA  02142                                                                   Investments, Inc.
                                                                                            Southern Energy
                                                                                            New England (G.P.)       1%
                                                                                            Inc.

231. Southern Energy Canal III, L.L.C.                 SPS       N/A      N/A       N/A     Southern Energy          99%
        9 Freezer Road                                                                      New England
        P.O. Box 840                                                                        Investments, Inc.
       Sandwich, MA  02563                                                                  Southern Energy
                                                                                            New England              1%
                                                                                            (G.P.), Inc.

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
232. SE China Investments, Inc.                        IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 International, Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                       75


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
233.SEI Wisconsin Holdings, Inc.                       IS        N/A      N/A       N/A     Southern Energy         100%
         900 Ashwood Parkway                                                                North America
        Suite 500                                                                           Generating, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
234. SEI Wisconsin, L.L.C.                             EWG       N/A      N/A       N/A     SEI Wisconsin           100%
     900 Ashwood Parkway                                                                    Holding, Inc.
     Suite 500
     Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
235. Southern Energy Texas (G.P.),Inc.                 IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 North America
        Suite 500                                                                           Generating, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
236. Southern Energy Southwest Investments, Inc.       IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 North America
        Suite 500                                                                           Generating, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
237. Southern Energy Central Texas, L.P.               SPS       N/A      N/A       N/A     Southern Energy          99%
       900 Ashwood Parkway                                                                  Southwest
       Suite 500                                                                            Investments, Inc.
       Atlanta, GA  30338-4780                                                              Southern Energy
                                                                                            Texas (G.P.) Inc.        1%


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
238. SEI Texas, L.P.                                   EWG       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                 Southwest
       Suite 500                                                                            Investments, Inc.
       Atlanta, GA  30338-4780                                                              Southern Energy
                                                                                            Texas (G.P.), Inc.       1%

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
239. Southern Energy Wichita Falls, L.P.               SPS       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                 Southwest
        Suite 500                                                                           Investments, Inc.
        Atlanta, GA  30338-4780                                                             Southern Energy
                                                                                            Tx(G.P.)Inc              1%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
240. Southern Energy New York, G.P.Inc.                IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 North America
        Suite 500                                                                           Generating, Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
241. Southern Energy Hudson Valley Investments,        IS        N/A      N/A       N/A     Southern Energy         100%
     Ltd.                                                                                   North America
       900 Ashwood Parkway                                                                  Generating, Inc.
       Suite 500
       Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                       76


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
242. Southern Energy Bowline, L.L.C.                   SPS       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                 Hudson Valley
       Suite 500                                                                            Investments, Inc.
       Atlanta, GA  30338-4780                                                              Southern Energy
                                                                                            New York, G.P.,Inc.
                                                                                                                     1%

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
243. Southern Energy Lovett, L.L.C.                    SPS       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                 Hudson Valley
       Suite 500                                                                            Investments, Inc.
       Atlanta, GA  30338-4780                                                              Southern Energy
                                                                                            New York ,G.P.Inc.
                                                                                                                     1%


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
244. Southern Energy NY-Gen, L.L.C.                    SPS       N/A      N/A       N/A     Southern Energy          99%
        900 Ashwood Parkway                                                                 Hudson Valley
       Suite 500                                                                            Investments, Inc.
       Atlanta, GA  30338-4780                                                              Southern Energy
                                                                                            New York ,G.P.Inc.
                                                                                                                     1%

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
245. Southern Energy Bay Area Investments, Inc.        IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 North America
       Suite 500                                                                            Generating, Inc.
       Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
246. Southern Energy Golden States Holding Inc.        IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 North America
       Suite 500                                                                            Generating, Inc.
       Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
247. Southern Energy California, L.L.C.                EWG       N/A    N/A         N/A     Southern Energy          50%
       900 Ashwood Parkway                                                                  Bay Area
       Suite 500                                                                            Investments
       Atlanta, GA  30338-4780                                                              Southern Energy          50%
                                                                                            Golden State
                                                                                            Holdings, Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
248. Southern Energy Delta, L.L.C.                     EWG       N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 California, L.L.C.
       Suite 500
       Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
249. Southern Energy Potrero, L.L.C.                   EWG       N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 California, L.L.C.
       Suite 500
       Atlanta, GA  30338-4780

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                       77


250. Gasoducto Nor Andino Argentina, S.A.              IS        N/A      N/A       N/A     Tractebel              66.67%
        Apoquindo 3721                                                                      Energia del            33.33%
        Oficina 114                                                                         Limitada
        Edificio "Torre Las Condes"
        Las Condes, Chile
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
251. Gasoducto Nor Andino, S.A                         IS        N/A      N/A       N/A     Tractebel              66.67%
        Apoquindo 3721                                                                      Energia del            33.33%
        Oficina 114                                                                         Limitada
        Edificio "Torre Las Condes"
        Las Condes, Chile

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
252. Southern Energy Carbontronics, Inc.               IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwod Parkway                                                                  Finance Company,
        Suite 500                                                                           Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
253. Southern Energy Carbontronics,                    IS        N/A      N/A       N/A     Southern Energy          99%
     L.L.C.         900 Ashwod Parkway                                                      Carbontronics, Inc.
        Suite 500                                                                           Southern Energy
        Atlanta, GA  30338-4780                                                             Finance                  1%

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
254. Carbontronics Synfuels Investors, L.P.(Rule       IS        N/A      N/A       N/A     Domestic               75.25%
     58 Energy-Related Company)                                                             Corporations
        900 Ashwod Parkway                                                                  Southern Energy        24.75%
        Suite 500                                                                           Clairton, L.L.C.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
255. Dutch Gas Lease, Inc.                             IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 Finance Company,
        Suite 500                                                                           Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
256. Dutch Gas Lease, LLC                              IS        N/A      N/A       N/A     Dutch Gas Lease,         99%
        900 Ashwood Parkway                                                                 Inc.
        Suite 500                                                                           Southern Energy          1%
        Atlanta, GA  30338-4780                                                             Finance
                                                                                            Company.,Inc

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
256a. Shandong International Power                     IS        N/A      N/A       N/A     SE China                 37%
     Development Company Limited                                                            Investments, Inc.
                                                                                            Other                    63%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       78



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
257. Dutch Gas Lease Holding A, L.L.C.                 IS        N/A      N/A       N/A     Dutch Gas Lease,        100%
        900 Ashwood Parkway                                                                 L.L.C.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
258.  Dutch Gas Lease Trust A                         FUCO       N/A      N/A       N/A     Dutch Gas Lease         100%
        900 Ashwood Parkway                                                                 Holding A, L.L.C.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
259. Dutch Gas Lease Holding B, L.L.C.                 IS        N/A      N/A       N/A     Dutch Gas Lease,        100%
        900 Ashwood Parkway                                                                 L.L.C.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
260. Dutch Gas Lease Trust B                          FUCO       N/A      N/A       N/A     Dutch Gas Lease         100%
        900 Ashwood Parkway                                                                 Holding
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
261. Dutch Gas Lease Holding C, L.L.C.                 IS        N/A      N/A       N/A     Dutch Gas Lease,        100%
        900 Ashwood Parkway                                                                 L.L.C.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
262. Dutch Gas Lease Trust C                          FUCO       N/A      N/A       N/A     Dutch Gas Lease         100%
        900 Ashwood Parkway                                                                 Holding C, L.L.C.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
263. Southern Energy Development                       IS        N/A      N/A       N/A     SEZ Worldwide           100%
        Europa GMBH                                                                         Holdings GMBH
        MARKGRAFENSTRASSE 35
        10117 Berlzn, Germany

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
264. Southern Energy ASIA Ventures, Inc.               IS        N/A      N/A       N/A     Southern Energy         100%
     900 Ashwood Parkway                                                                    ASIA Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
265. SWEB Holdings UK                                  IS        N/A      N/A       N/A     Southern Electric        49%
     31 Curzon Street                                                                            International
     London W1Y 7AE England                                                                      Europe Inc.
                                                                                            Domestic Corp            51%
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

                                       79



--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS             FUCO,             GENERATION,                OWNERSHIP         % OWNED
                                                                                 -
                                                      EWG,            TRANSMISSION,
                                                       IS             DISTRIBUTION
--------------------------------------------------- ---------- ---------------------------- -------------------- ------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ---------
266. Mobile Development Company                        SPS       N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 North America Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
267. Southern Energy Caribe, Ltd.                      IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 International, Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
268. Southern Energy Europe, Inc.                      IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 International, Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
269. SEI Brazil Holdings, Inc.                         IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 International, Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
270. SEI South America, Inc.                           IS        N/A      N/A       N/A     Southern Energy         100%
        900 Ashwood Parkway                                                                 International, Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
271. SEI Gamog Lease, Inc.                              IS       N/A      N/A       N/A     Southern Energy         100%
      900 Ashford Parkway                                                                   Finance Company,
        Suite 500                                                                           Inc.
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
272. SEI Gamog Lease Holding A, LLC                     IS       N/A      N/A       N/A     SEI Gamog Lease,        100%
      900 Ashford Parkway                                                                   Inc.
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
273.     SEI Gamog Lease Trust A                      FUCO       N/A      N/A       N/A     SEI Gamog Lease         100%
      900 Ashford Parkway                                                                   Holding A, LLC
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
274.     SEI Gamog Lease Holding B, LLC                 IS       N/A      N/A       N/A     SEI Gamog Lease,        100%
      900 Ashford Parkway                                                                   Inc.
        Suite 500                                                                           .
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
275.     SEI Gamog Lease Trust B                      FUCO       N/A      N/A       N/A     SEI Gamog Lease         100%
      900 Ashford Parkway                                                                   Holding B, LLC
        Suite 500
        Atlanta, GA  30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                       80


--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
276.     SEI Gamog Lease Holding C, LLC                 IS       N/A      N/A       N/A     SEI Gamog Lease,        100%
      900 Ashford Parkway                                                                   Inc.
      Suite 500                                                                             Southern Energy
      Atlanta, GA  30338-4780                                                               Finance Company,
                                                                                            Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
277.     SEI Gamog Lease Trust C                    FUCO         N/A      N/A       N/A     SEI Gamog Lease         100%
       900 Ashford Parkway                                                                  Holding C, LLC
       Suite 500                                                                            SEI Gamog Lease,
       Atlanta, GA  30338-4780                                                              Inc.
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
278.     Nuon Lease, Inc.                             IS         N/A      N/A       N/A     Southern Energy         100%
       900 Ashford Parkway                                                                    Finance Company,
       Suite 500                                                                             Inc.
        Atlanta, GA 30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
279.     Nuon Lease Holding D, LLC                    IS         N/A      N/A       N/A     Nuon Lease, Inc.        100%
        900 Ashford Parkway
        Suite 500
        Atlanta, GA 30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
280.     Nuon Lease Trust D                          FUCO        N/A      N/A       N/A     Nuon Lease Holding      100%
      900 Ashford Parkway                                                                    D, LLC
      Suite 500
        Atlanta, GA 30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
281.     Nuon Lease Holding E, LLC                     IS        N/A      N/A       N/A     Nuon Lease, Inc.        100%
      900 Ashford Parkway
      Suite 500

        Atlanta, GA 30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------

--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
282.     Nuon Lease Trust E                          FUCO        N/A      N/A       N/A     Nuon Lease Holding      `00%
      900 Ashford Parkway                                                                   E, LLC
      Suite 500
        Atlanta, GA 30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
283.     Nuon Lease Holding F, LLC                     IS        N/A      N/A       N/A     Nuon Lease, Inc.        100%
      900 Ashford Parkway
      Suite 500

        Atlanta, GA 30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
284.     Nuon Lease Trust F                         FUCO         N/A      N/A       N/A     Nuon Lease Holding      100%
      900 Ashford Parkway                                                                   F, LLC
      Suite 500                                                                             Nuon Lease, Inc.
        Atlanta, GA 30338-4780
--------------------------------------------------- ---------- -------- --------- --------- -------------------- ------------
                                       81


Note 1 - Generating Facilities:

Through special purpose subsidiaries, SOUTHERN owns interests in or operates independent power production facilities and foreign utility companies. The generating capacity of these utilities (or facilities) at December 31, 1999, was as follows:

                             Facilities in Operation

  ----------------------------------------------------------------------------------------------------------------------
                                                               Megawatts of Capacity          Percent
  Facility              Location                    Units      Owned        Operated         Ownership         Type
  --------------------  --------------------------- ---------  ------------ ---------------------------------------------

  Alicura               Argentina                      4            551 (1)      1,000            55.14 (1)    Hydro
  BEWAG                 Germany                       15            428              -            26.00        Coal
  BEWAG                 Germany                       14            340              -            26.00        Oil & Gas
  Birchwood             Virginia                       1            111            222            50.00        Coal (2)
  CEPA                  China                          3            634             -             32.00        Coal
  CEPA                  Philippines                    2            641            735            87.22        Coal
  CEPA                  Philippines                    3            189            210            90.10        Oil
  CEPA                  China                         16            443              -             9.99        Coal
  CEPA                  Philippines                    2          1,119          1,218            91.90        Coal
  CEPA                  Philippines                    1            100            100           100.00        Oil
  CEPA                  Philippines                    4             15             15           100.00        Diesel
  CEMIG                 Brazil                        34            194              -             3.60        Hydro
  CEMIG                 Brazil                         2              5              -             3.60        Thermal
  CEMIG                 Brazil                         1              -              -             3.60        Wind
  Edelnor               Chile                          2            281            341            82.34        Coal
  Edelnor               Chile                         37            103            125            82.34        Diesel & Hydro
  Freeport              Grand Bahamas                  8             79            126            62.50        Oil
  Penal                 Trinidad and Tobago            5             92             236           39.00        Gas
  Port of Spain         Trinidad and Tobago            6            120             308           39.00        Gas
  Pt. Lisas             Trinidad and Tobago           10            247             634           39.00        Gas
  State Line            Indiana                        2            490             490          100.00        Coal
  SE California         California                    13          3,065           3,065          100.00        Oil & Gas
  SE New York           New York                      16          1,794           1,794          100.00        Oil, Gas, Coal &
                                                                                                               Hydro

  SE New   England      Maine and Massachusetts        8          1,245           1,236          100.00        Oil & Gas
  SEI Wichita Falls     Texas                          4             80              80          100.00        Gas
  WPD                   United Kingdom                10             71               -            3.77        Gas
                                                                             (3)

  WPD                   United Kingdom                 8              6              12           49.00        Oil & Gas
  WPD                   United Kingdom                 2              3               -           22.00        Wind
  WPD                   United Kingdom                 2              -               2            -           Oil
  -------------------------------------------------------------------------------------------------------------------------------
  Total Capacity                                                 12,446          11,949
  ===============================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------

                                       82

Notes:    (1)   Represents megawatts of capacity under a concession agreement expiring in the year 2023.
                In early 2000,  Southern  Energy  announced an agreement to sell
                Alicura, its Argentinean assets, substantially at the adjusted carrying value with no material gain or loss expected to be recognized in 2000.

          (2)   Cogeneration facility.



                                             Facilities Under Construction

  ---------------------------------------------------------------------------------------------------------------------
                                                               Megawatts of Capacity       Percent
  Facility              Location                    Units      -------------------------   Ownership          Type
                                                               Own            Operate

  SEI Wisconsin         Wisconsin                      2            306            306         100.00         Gas
  SEI Texas             Texas                          3            550            550         100.00         Gas
  Edelnor               Chile                          1            206            250          82.34         Gas
   ---------------------------------------------------------------------------------------------------------------------
  Total Capacity                                                  1,062           1,106
  =====================================================================================================================

 Note 2 -  Transmission Facilities:

                  Edelnor (Chile) - approximately 1068 kilometers as follows:

                        Operating Voltage               Approximate Kilometers
                              (kVs)

                               23                                    17
                               66                                    197
                               110                                   388
                               220                                   466
                                                                  ------
                                                                    1068

          Freeport  (Grand   Bahamas)  -  approximately  50 miles  of  69  kV
transmission lines.

Note 3 - Distribution Facilities:

                Freeport                 (Grand  Bahamas)  - 420 Miles
                                         of 7.2 KV  Overhead  18 miles
                                         of  7.2  KV  Underground  205
                                         miles of 12.5 KV  Overhead 20
                                         miles of 12.5 KV Underground

         South  West  Electricity   (United  Kingdom)  -  approximately   48,054
kilometers as follows:

                        Operating Voltage        Approximate Kilometers
                              (kVs)

                             Under 5                     18,943
                               6.6                          148
                               11                        23,668
                               33                         3,794
                               132                        1,523
                                                          -----
                                                         48,076

South Western Electricity's distribution system for the Isles of Scilly includes 57 kilometers of 33 kV submarine cable, which connects the islands to the mainland, and 15 kilometers of 11 kV submarine cable which interconnects the individual islands.

Note 4 - Notes to Item 9 - Part I(a):

Electricity Pensions Limited and South West Enterprise Limited are both subsidiaries of South Western Electricity, plc that show 0% ownership due to both companies being limited by a guarantee. Electricity Pensions Limited was created to coordinate the administration of the Electricity Supply Pension Scheme. South West Enterprise Limited was created to catalyze, coordinate, and promote economic development in Devon and Cornwall.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I(b); PART I(c) and PART I(d) are being filed pursuant to Rule 104.

PART II

Exhibits H and I submitted with this filing, are being incorporated by reference.

PART III is being filed pursuant to Rule 104.



ITEM 10 - FINANCIAL STATEMENTS AND EXHIBITS

                        SOUTHERN AND SUBSIDIARY COMPANIES

                          INDEX TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

                                                                                                     Page

                                                                                                      Number

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                               A-1

FINANCIAL STATEMENTS:
     Consolidating Statement of Income for the Year Ended
         December 31, 1999                                                                             A-2
     Consolidating Statement of Cash Flows for the Year Ended
         December 31, 1999                                                                             A-4
     Consolidating  Balance Sheet at December 31, 1999                                                 A-6
     Consolidating  Statement of  Capitalization  at December 31, 1999                                 A-10
     Consolidating Statement of Retained Earnings for the Year Ended
         December 31, 1999                                                                             A-14
     Consolidating Statement of Paid-in Capital for the Year
         Ended December 31, 1999                                                                       A-15
     Notes to Financial Statements at December 31, 1999                                                A-16

OTHER FINANCIAL STATEMENTS:
     ALABAMA consolidated with ALABAMA TRUST I, ALABAMA TRUST II and ALABAMA TRUST III                 A-17
     Alabama Property Company (Unaudited; Not consolidated in Parent, ALABAMA)                         A-22
     GEORGIA consolidated with PIEDMONT, GEORGIA CAPITAL, GEORGIA TRUST I,
         GEORGIA TRUST II, GEORGIA TRUST III and GEORGIA TRUST IV                                      A-24
     GULF consolidated with GULF TRUST I  and GULF TRUST II                                            A-29
     MISSISSIPPI consolidated with MISSISSIPPI TRUST I                                                 A-33
     SAVANNAH consolidated with SAVANNAH ELECTRIC TRUST I                                              A-37


EXHIBITS                                                                                               A-41

SCHEDULES:

         Schedules supporting financial  statements of ALABAMA,  GEORGIA,  GULF,
MISSISSIPPI,   SAVANNAH  and  SEGCO  are  incorporated  by  reference  to  those companies' annual reports on Federal Energy Regulatory Commission Form 1 for the
year ended  December  31,  1999,  as filed with the  Federal  Energy  Regulatory
Commission.
                                     A

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

         To The Southern Company:

                  We have audited the consolidated balance sheet and consolidated statement of capitalization of THE SOUTHERN COMPANY (a Delaware corporation) and subsidiary companies as of December 31, 1999, and the related consolidated statements of income, comprehensive income, retained earnings, paid-in capital, accumulated other comprehensive income, and cash flows for the year then ended (included in the 1999 annual report on Form 10-K, which is Exhibit A-1 to this Form U5S). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Southern Company and subsidiary companies as of December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


         /s/  Arthur Andersen LLP
         Atlanta, Georgia
         February 16, 2000


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)

                                                                            Intercompany
                                                                            Eliminations
                                                                            and Transfers
                                                          Consolidated      Add (Deduct)           Southern           Alabama

 Operating Revenues:
 Retail sales                                                  $8,085,664     $           -      $          -       $ 2,811,117
 Southern Energy revenues                                       2,267,744                 -                 -                 -
 Sales for resale --
 Non-affiliates                                                   822,234                 -                 -           415,377
 Affiliates                                                             -          (459,710)                -            92,439
 Other revenues                                                   409,349           (17,321)                -            66,541
 Southern, equity in earnings of subsidiary companies                   -        (1,422,449)        1,422,449                 -
 --------------------------------------------------------------------------------------------------------------------------------
 Total operating revenues                                      11,584,991        (1,899,480)        1,422,449         3,385,474
 --------------------------------------------------------------------------------------------------------------------------------
 Operating Expenses:
 Operation --
 Fuel                                                           2,720,326                 -                 -           855,632
 Purchased power --
 Non-affiliates                                                   953,741               (14)                -            93,204
 Affiliates                                                             -          (430,660)                -           180,563
 Other                                                          2,199,349           (39,857)           41,872           531,696
 Maintenance                                                      944,616                 -                 -           277,724
 Depreciation and amortization                                  1,307,127            51,196                 -           347,574
 Taxes other than income taxes                                    611,894                 -               146           204,645
 Write down of assets                                              68,999           (58,561)           67,878                 -
 --------------------------------------------------------------------------------------------------------------------------------
 Total operating expenses                                       8,806,052          (477,896)          109,896         2,491,038
 --------------------------------------------------------------------------------------------------------------------------------
 Operating Income                                               2,778,939        (1,421,584)        1,312,553           894,436
 Other Income (Expense):
 Interest income                                                  164,159          (118,883)           44,887            55,896
 Gain on asset sales                                              315,092                 -                 -                 -
 Equity in earnings of unconsolidated subsidiaries                 94,480           (21,179)                -             2,650
 Other, net                                                        94,087            28,463             2,703           (24,861)
 --------------------------------------------------------------------------------------------------------------------------------
 Earnings Before Interest and Income Taxes                      3,446,757        (1,533,183)        1,360,143           928,121
 --------------------------------------------------------------------------------------------------------------------------------
 Interest Charges and Other:
 Interest on long-term debt                                       697,747           (99,371)           75,125           191,895
 Interest on notes payable                                        183,321                 -            58,099             9,865
 Amortization of debt discount, premium and expense, net          124,835                 -                 -            11,159
 Other interest charges                                            53,277                 1             1,350            32,316
 Minority interests in subsidiaries                               182,764                 -                 -                 -
 Distributions on preferred securities of subsidiary              182,325                 -                 -            24,662
 --------------------------------------------------------------------------------------------------------------------------------
 Total interest charges and other, net                          1,424,269           (99,370)          134,574           269,897
 --------------------------------------------------------------------------------------------------------------------------------
 Earnings Before Income Taxes                                   2,022,488        (1,433,813)        1,225,569           658,224
 Income taxes                                                     726,397           (15,133)          (50,099)          241,880
 --------------------------------------------------------------------------------------------------------------------------------
 Net Income From Continuing Operations                          1,296,091        (1,418,680)        1,275,668           416,344
 --------------------------------------------------------------------------------------------------------------------------------
 Income From Discontinued Operations                                    -             5,397                 -                 -
 Tax Impact                                                             -            14,950                 -                 -
 --------------------------------------------------------------------------------------------------------------------------------
 Net Income From Discontinued Operations                                -            (9,553)                -                 -
 --------------------------------------------------------------------------------------------------------------------------------
 Net Income                                                     1,296,091        (1,428,233)        1,275,668           416,344
 --------------------------------------------------------------------------------------------------------------------------------
 Dividends on Preferred Stock                                      20,423                 -                 -            16,464
 --------------------------------------------------------------------------------------------------------------------------------
 Net Income After Dividends on Preferred Stock                 $1,275,668      $ (1,428,233)      $ 1,275,668         $ 399,880
 ================================================================================================================================

 Average number of shares of common stock outstanding             685,163
 Basic and diluted earnings per share of common stock               $1.86
 Cash dividends paid per share of common stock                      $1.34

                          (Continued on following page)


                                      A-2a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                  (Continued)



                                                       Georgia            Gulf          Mississippi        Savannah

 Operating Revenues:
 Retail sales                                           $ 4,050,088         $ 512,760        $ 469,434         $ 242,265
 Southern Energy revenues                                         -                 -                -                 -
 Sales for resale --
 Non-affiliates                                             210,104            62,354          131,004             3,395
 Affiliates                                                  76,426            66,110           19,446             4,151
 Other revenues                                             120,057            32,875           13,120             1,783
 Southern, equity in earnings of subsidiary companies             -                 -                -                 -
 ------------------------------------------------------------------------------------------------------------------------
 Total operating revenues                                 4,456,675           674,099          633,004           251,594
 ------------------------------------------------------------------------------------------------------------------------
 Operating Expenses:
 Operation --
 Fuel                                                       919,876           209,031          172,686            50,530
 Purchased power --
 Non-affiliates                                             214,573            46,332           40,080            14,398
 Affiliates                                                 174,989            10,703           31,007            33,398
 Other                                                      784,359           114,670          125,291            50,341
 Maintenance                                                411,983            57,830           47,085            16,333
 Depreciation and amortization                              467,966            64,589           49,206            23,841
 Taxes other than income taxes                              202,853            51,782           47,893            12,690
 Write down of assets                                             -                 -                -                 -
 ------------------------------------------------------------------------------------------------------------------------
 Total operating expenses                                 3,176,599           554,937          513,248           201,531
 ------------------------------------------------------------------------------------------------------------------------
 Operating Income                                         1,280,076           119,162          119,756            50,063
 Other Income (Expense):
 Interest income                                              5,583             1,771              273               169
 Gain on asset sales                                              -                 -                -                 -
 Equity in earnings of unconsolidated subsidiaries            2,721                 -                -                 -
 Other, net                                                 (47,986)           (1,357)           1,675              (663)
 ------------------------------------------------------------------------------------------------------------------------
 Earnings Before Interest and Income Taxes                1,240,394           119,576          121,704            49,569
 ------------------------------------------------------------------------------------------------------------------------
 Interest Charges and Other:
 Interest on long-term debt                                 162,303            21,375           20,455             9,300
 Interest on notes payable                                   19,787             2,371            2,750               879
 Amortization of debt discount, premium and expense, ne     100,115             1,989            1,432               948
 Other interest charges                                      (2,336)            1,126            3,332               811
 Minority interests in subsidiaries                               -                 -                -                 -
 Distributions on preferred securities of subsidiary         65,774             6,200            2,796             2,740
 ------------------------------------------------------------------------------------------------------------------------
 Total interest charges and other, net                      345,643            33,061           30,765            14,678
 ------------------------------------------------------------------------------------------------------------------------
 Earnings Before Income Taxes                               894,751            86,515           90,939            34,891
 Income taxes                                               351,639            32,631           34,117            11,808
 ------------------------------------------------------------------------------------------------------------------------
 Net Income From Continuing Operations                      543,112            53,884           56,822            23,083
 ------------------------------------------------------------------------------------------------------------------------
 Income From Discontinued Operations                              -                 -                -                 -
 Tax Impact                                                       -                 -                -                 -
 ------------------------------------------------------------------------------------------------------------------------
 Net Income From Discontinued Operations                          -                 -                -                 -
 ------------------------------------------------------------------------------------------------------------------------
 Net Income                                                 543,112            53,884           56,822            23,083
 ------------------------------------------------------------------------------------------------------------------------
 Dividends on Preferred Stock                                 1,729               217            2,013                 -
 ------------------------------------------------------------------------------------------------------------------------
 Net Income After Dividends on Preferred Stock            $ 541,383          $ 53,667         $ 54,809          $ 23,083
 ========================================================================================================================


                          (Continued on following page)

                                      A-2b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                              Southern           Energy           Southern
                                                              SEGCO            Energy           Solutions           LINC

Operating Revenues:
Retail sales                                                      $ -               $ -               $ -               $ -
Southern Energy revenues                                            -         2,267,744                 -                 -
Sales for resale --
Non-affiliates                                                      -                 -                 -                 -
Affiliates                                                    171,337                 -            17,896            11,895
Other revenues                                                  1,522                 -            69,936           102,451
Southern, equity in earnings of subsidiary companies                -                 -                 -                 -
------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                      172,859         2,267,744            87,832           114,346
------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
Fuel                                                          120,669           391,902                 -                 -
Purchased power --
Non-affiliates                                                      -           545,168                 -                 -
Affiliates                                                          -                 -                 -                 -
Other                                                          14,441           352,203            92,455           109,724
Maintenance                                                    15,824           116,100                28             1,709
Depreciation and amortization                                   8,268           270,876               851            22,214
Taxes other than income taxes                                   1,012            88,811               168             1,773
Write down of assets                                                -            59,682                 -                 -
------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                      160,214         1,824,742            93,502           135,420
------------------------------------------------------------------------------------------------------------------------------
Operating Income                                               12,645           443,002            (5,670)          (21,074)
Other Income (Expense):
Interest income                                                     -           173,828               116                66
Gain on asset sales                                                 -           312,850               592             1,650
Equity in earnings of unconsolidated subsidiaries                   -           110,288                 -                 -
Other, net                                                          7           136,107                 1                 -
------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                      12,652         1,176,075            (4,961)          (19,358)
------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                      4,145           307,358                 -             5,162
Interest on notes payable                                           -            89,570                 -                 -
Amortization of debt discount, premium and expense, net            23             9,169                 -                 -
Other interest charges                                              -            16,463               214                 -
Minority interests in subsidiaries                                  -           182,764                 -                 -
Distributions on preferred securities of subsidiary                 -            80,153                 -                 -
------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                           4,168           685,477               214             5,162
------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                    8,484           490,598            (5,175)          (24,520)
Income taxes                                                    3,042           128,485            (1,812)           (8,682)
------------------------------------------------------------------------------------------------------------------------------
Net Income From Continuing Operations                           5,442           362,113            (3,363)          (15,838)
------------------------------------------------------------------------------------------------------------------------------
Income From Discontinued Operations                                 -            (5,397)                -                 -
Tax Impact                                                          -           (14,950)                -                 -
------------------------------------------------------------------------------------------------------------------------------
Net Income From Discontinued Operations                             -             9,553                 -                 -
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                      5,442           371,666            (3,363)          (15,838)
------------------------------------------------------------------------------------------------------------------------------
Dividends on Preferred Stock                                        -                 -                 -                 -
------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                 $ 5,442         $ 371,666          $ (3,363)        $ (15,838)
=============================================================================================================================



                          (Continued on following page)


 The notes to the financial  statements (herein  incorporated by reference  as part  of  exhibit  numbers A-1 through  A-6 inclusive) are an integral part of this statement.


                                      A-3a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)



                                                                                                    Southern
                                                                                  Powercall          Telecom

Operating Revenues:
Retail sales                                                                          $       -               $ -
Southern Energy revenues                                                                      -                 -
Sales for resale --
Non-affiliates                                                                                -                 -
Affiliates                                                                                   10                 -
Other revenues                                                                           12,076             6,309
Southern, equity in earnings of subsidiary companies                                          -                 -
------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                                 12,086             6,309
------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
Fuel                                                                                          -                 -
Purchased power --
Non-affiliates                                                                                -                 -
Affiliates                                                                                    -                 -
Other                                                                                    18,834             3,320
Maintenance                                                                                   -                 -
Depreciation and amortization                                                               495                51
Taxes other than income taxes                                                                44                77
Write down of assets                                                                          -                 -
------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                                 19,373             3,448
------------------------------------------------------------------------------------------------------------------
Operating Income                                                                         (7,287)            2,861
Other Income (Expense):
Interest income                                                                               4               449
Gain on asset sales                                                                           -                 -
Equity in earnings of unconsolidated subsidiaries                                             -                 -
Other, net                                                                                   (2)                -
------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                                                (7,285)            3,310
------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                                    -                 -
Interest on notes payable                                                                     -                 -
Amortization of debt discount, premium and expense, net                                       -                 -
Other interest charges                                                                        -                 -
Minority interests in subsidiaries                                                            -                 -
Distributions on preferred securities of subsidiary                                           -                 -
------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                                         -                 -
------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                                             (7,285)            3,310
Income taxes                                                                             (2,565)            1,086
------------------------------------------------------------------------------------------------------------------
Net Income From Continuing Operations                                                    (4,720)            2,224
------------------------------------------------------------------------------------------------------------------
Income From Discontinued Operations                                                           -                 -
Tax Impact                                                                                    -                 -
------------------------------------------------------------------------------------------------------------------
Net Income From Discontinued Operations                                                       -                 -
------------------------------------------------------------------------------------------------------------------
Net Income                                                                               (4,720)            2,224
------------------------------------------------------------------------------------------------------------------
Dividends on Preferred Stock                                                                  -                 -
------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                          $ (4,720)          $ 2,224
==================================================================================================================





  The notes to the financial  statements (herein  incorporated by reference  as part  of  exhibit  numbers A-1 through  A-6 inclusive) are an integral part of this statement.


                                      A-3b


                                                                                       THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                                                           CONSOLIDATING STATEMENT OF CASH FLOWS
                                                                                           FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                                             (Stated in Thousands of Dollars)

                                                                            Intercompany
                                                                            Eliminations
                                                                            and Transfers
                                                          Consolidated      Add (Deduct)        Southern           Alabama

Operating Activities:
Net income                                                    $ 1,275,668        (1,448,656)      $ 1,275,668     $  416,344
Adjustments to reconcile net income
 to net cash provided from operating activities --
Depreciation and amortization                                   1,522,029            51,196                 -        403,332
Deferred income taxes and investment tax credits, net             137,053            (6,797)                -         29,039
Other, net                                                       (166,975)          162,627          (146,739)       (12,661)
Changes in certain current assets and liabilities --                    -
Receivables, net                                                 (224,590)       (1,017,914)          941,868         33,509
Fossil fuel stock                                                 (25,802)                -                 -         (1,344)
Materials and supplies                                            (50,093)           (3,594)                -        (17,968)
Accounts payable                                                 (146,830)              (76)           34,462        (38,556)
Energy cost recovery, retail                                            -           124,731                 -        (97,869)
Other                                                             403,491            74,533            21,792          5,930
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                     2,723,951        (2,063,950)        2,127,051        719,756
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                       (2,559,966)           51,380                 -       (809,044)
Other                                                          (1,654,198)          798,185          (812,786)       (72,218)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                         (4,214,164)          849,565          (812,786)      (881,262)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                       2,131,498           (17,252)          336,410         96,824
Proceeds --
Other long-term debt                                            2,646,708           (63,140)                -        751,650
Preferred securities                                              250,000                 -                 -         50,000
Capital contributions                                                   -          (776,919)            4,659        204,347
Common stock                                                       23,838                 -            23,838              -
Redemptions --
First mortgage bonds                                             (889,800)                -                 -       (470,000)
Other long-term debt                                             (956,776)          951,230                 -       (104,836)
Preferred securities                                             (100,000)                -                 -              -
Preferred stock                                                   (86,231)                -                 -        (50,000)
Common stock repurchased                                         (862,090)                           (862,090)             -
Payment of preferred stock dividends                                    -            19,056                 -        (15,788)
Payment of common stock dividends                                (921,484)        1,320,996          (921,484)      (399,600)
Other                                                            (150,387)         (227,377)             (578)       (15,864)
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities          1,085,276         1,206,594        (1,419,245)        46,733
--------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                          (404,937)           (7,791)         (104,980)      (114,773)
Cash and Cash Equivalents at Beginning of Period                  871,353             7,791           132,400        134,248
--------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                     $  466,416          $      -        $   27,420     $   19,475
================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
Interest (net of amount capitalized)                           $1,010,768         $ (81,261)        $ 112,310      $ 229,305
Income taxes                                                      641,612                 -                 -        170,121
--------------------------------------------------------------------------------------------------------------------------------

                       (Continued on the following page)

                                      A-4a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)




                                                         Georgia            Gulf           Mississippi         Savannah

Operating Activities:
Net income                                                 $  543,112        $   53,884        $   56,822         $   23,083
Adjustments to reconcile net income
 to net cash provided from operating activities --
Depreciation and amortization                                 578,878            68,721            53,427             25,454
Deferred income taxes and investment tax credits, net         (34,930)           (6,609)           (4,143)            (3,353)
Other, net                                                     42,821             3,735             5,531                (47)
Changes in certain current assets and liabilities --
Receivables, net                                               21,665           (10,484)          (39,304)            (5,999)
Fossil fuel stock                                             (22,165)           (5,656)           (9,379)            (2,125)
Materials and supplies                                        (10,417)           (2,063)           (1,903)            (1,906)
Accounts payable                                               13,095            (2,023)            1,391              1,133
Energy cost recovery, retail                                  (26,862)                -                 -                  -
Other                                                          90,788             7,030            14,206              1,731
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                 1,195,985           106,535            76,648             37,971
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                     (790,464)          (69,798)          (75,888)           (29,833)
Other                                                         (27,454)           (8,856)            1,009             (1,715)
-----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                       (817,918)          (78,654)          (74,879)           (31,548)
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                     295,389            23,500            44,500             34,300
Proceeds --
Other long-term debt                                          338,000            50,000            59,400                  -
Preferred securities                                          200,000                 -                 -                  -
Capital contributions                                         155,777             2,294             2,028              1,099
Common stock                                                        -                 -                 -                  -
Redemptions --
First mortgage bonds                                         (404,000)                -                 -            (15,800)
Other long-term debt                                         (235,000)          (27,074)          (50,456)              (481)
Preferred securities                                         (100,000)                -                 -                  -
Preferred stock                                               (36,231)                -                 -                  -
Common stock repurchased                                            -                 -                 -                  -
Payment of preferred stock dividends                             (984)             (271)           (2,013)                 -
Payment of common stock dividends                            (543,000)          (61,300)          (56,100)           (25,200)
Other                                                         (29,630)             (246)             (282)               250
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities       (359,679)          (13,097)           (2,923)            (5,832)
-----------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                        18,388            14,784            (1,154)               591
Cash and Cash Equivalents at Beginning of Period               16,272               969             1,327              5,962
-----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                 $   34,660        $   15,753          $    173          $   6,553
=============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
Interest (net of amount capitalized)                        $ 247,050          $ 27,670          $ 25,486           $ 14,212
Income taxes                                                  394,457            29,462            39,729             12,647
-----------------------------------------------------------------------------------------------------------------------------

                       (Continued on the following page)

                                      A-4b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                           Southern         Southern
                                                               SEGCO           SCS          Nuclear          Energy

Operating Activities:
Net income                                                       $  5,442         $    -        $    -         $  371,666
Adjustments to reconcile net income
 to net cash provided from operating activities --
Depreciation and amortization                                       8,911         21,911           708            285,880
Deferred income taxes and investment tax credits, net                 567              -             -            165,925
Other, net                                                              1         32,485         5,583           (262,961)
Changes in certain current assets and liabilities --
Receivables, net                                                      566         26,743        (9,371)          (133,405)
Fossil fuel stock                                                       -              -             -             14,867
Materials and supplies                                                  -           (231)            -             (9,359)
Accounts payable                                                    1,443        (60,458)        1,251            (81,322)
Energy cost recovery, retail                                            -              -             -                  -
Other                                                                (790)         8,596        (1,211)           157,789
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities             16,140         29,046        (3,040)           509,080
--------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                          (13,759)       (65,147)         (162)          (730,127)
Other                                                                 222            418           285         (1,532,847)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities            (13,537)       (64,729)          123         (2,262,974)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                               -         17,000             -          1,300,575
Proceeds --
Other long-term debt                                                1,854         53,600             -          1,416,753
Preferred securities                                                    -              -             -                  -
Capital contributions                                                 198              -           903            360,883
Common stock                                                            -              -             -                  -
Redemptions --
First mortgage bonds                                                    -              -             -                  -
Other long-term debt                                                    -        (36,021)            -         (1,453,965)
Preferred securities                                                    -              -             -                  -
Preferred stock                                                         -              -             -                  -
Common stock repurchased                                                -              -             -                  -
Payment of preferred stock dividends                                    -              -             -                  -
Payment of common stock dividends                                  (4,312)             -             -           (231,484)
Other                                                                   -              -             -            123,340
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities             (2,260)        34,579           903          1,516,102
--------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                               343         (1,104)       (2,014)          (237,792)
Cash and Cash Equivalents at Beginning of Period                      300          1,104         3,645            560,701
--------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                        $   643         $    -      $  1,631         $  322,909
==========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
Interest (net of amount capitalized)                              $ 7,271        $ 6,224         $ 263          $ 418,776
Income taxes                                                        3,679              -         5,695            (14,178)
--------------------------------------------------------------------------------------------------------------------------




The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                      A-5a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)



                                                            Energy        Southern                     Southern
                                                           Solutions        LINC        Powercall       Telecom         SERC

Operating Activities:
Net income                                                    $ (3,363)     $ (15,838)      $ (4,720)     $  2,224         $    -
Adjustments to reconcile net income
 to net cash provided from operating activities --
Depreciation and amortization                                      851         22,214            495            51              -
Deferred income taxes and investment tax credits, net            1,271         (3,916)             -            (1)             -
Other, net                                                      13,824          2,362         (5,653)       (7,883)             -
Changes in certain current assets and liabilities --
Receivables, net                                               (24,921)        (6,547)        (4,687)        3,740            (49)
Fossil fuel stock                                                    -              -              -             -              -
Materials and supplies                                            (693)        (1,878)           (81)            -              -
Accounts payable                                                (8,085)        (7,678)        (1,056)         (458)           107
Energy cost recovery, retail                                         -              -              -             -              -
Other                                                            2,661            772             30        19,634              -
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities         (18,455)       (10,509)       (15,672)       17,307             58
----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                        (4,175)       (21,388)             -        (1,561)             -
Other                                                               (1)             -            660           900              -
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities          (4,176)       (21,388)           660          (661)             -
----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                          252              -              -             -              -
Proceeds --
Other long-term debt                                                 -         38,591              -             -              -
Preferred securities                                                 -              -              -             -              -
Capital contributions                                           31,065             13         16,399        (2,746)             -
Common stock                                                         -              -              -             -              -
Redemptions --
First mortgage bonds                                                 -              -              -             -              -
Other long-term debt                                              (173)             -              -             -              -
Preferred securities                                                 -              -              -             -              -
Preferred stock                                                      -              -              -             -              -
Common stock repurchased                                             -              -              -             -              -
Payment of preferred stock dividends                                 -              -              -             -              -
Payment of common stock dividends                                    -              -              -             -              -
Other                                                                -              -              -             -              -
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities          31,144         38,604         16,399        (2,746)             -
----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                          8,513          6,707          1,387        13,900             58
Cash and Cash Equivalents at Beginning of Period                 2,085            477            213         3,773             86
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                    $ 10,598       $  7,184       $  1,600      $ 17,673        $   144
==================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
Interest (net of amount capitalized)                               $ -        $ 3,462            $ -           $ -            $ -
Income taxes                                                         -              -              -             -              -
----------------------------------------------------------------------------------------------------------------------------------



The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                      A-5b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)

                                                                                Intercompany
                                                                                Eliminations
                                                                               and Transfers

                                ASSETS                     Consolidated         Add (Deduct)          Southern            Alabama

Current Assets:
Cash and cash equivalents                                   $ 466,416                 $ -           $ 27,420            $ 19,475
Receivables --
Customer accounts receivable                                1,326,796                   -                  -             434,527
Other accounts and notes receivable                           699,948               2,583                656              42,137
Affiliated companies                                              282            (494,484)           107,191              40,083
Accumulated provision for uncollectible accounts              (58,910)                  -                  -              (4,117)
Refundable income taxes                                             -            (119,491)                 -              17,997
Fossil fuel stock, at average cost                            310,635                   -                  -              84,582
Materials and supplies, at average cost                       585,080                   -                  -             167,637
Other                                                         198,822             (14,090)               296              46,011
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                        3,529,069            (625,482)           135,563             848,332
-----------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                 36,763,700                   -                  -          11,783,078
Less accumulated provision for depreciation                14,075,044                   -                  -           4,901,384
-----------------------------------------------------------------------------------------------------------------------------------
                                                           22,688,656                   -                  -           6,881,694
Nuclear fuel, at amortized cost                               226,124                   -                  -             106,836
Construction work in progress                               1,629,701                   -                  -             715,153
-----------------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                       24,544,481                   -                  -           7,703,683
-----------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in subsidiaries                          1,376,357         (11,221,151)        11,171,104              34,891
Property rights, being amortized                            2,202,206                   -                  -                   -
Goodwill, being amortized                                   2,105,859                   -                  -                   -
Other intangibles, being amortized                            446,927                   -                  -                   -
Nuclear decommissioning trusts                                658,567                   -                  -             286,653
Other                                                       1,134,650            (982,451)            13,352              12,156
-----------------------------------------------------------------------------------------------------------------------------------
Total other property and investments                        7,924,566         (12,203,602)        11,184,456             333,700
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                      987,144                   -                  -             330,405
Prepaid pension costs                                         590,274             (24,905)                 -             213,971
Debt expense, being amortized                                 145,092                   -                  -               9,563
Premium on reacquired debt, being amortized                   217,125                   -                  -              83,895
Department of Energy assessments                               51,381                   -                  -              27,685
Other                                                         406,388             (39,237)            27,715              97,470
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                     2,397,404             (64,142)            27,715             762,989
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                              $38,395,520        ($12,893,226)       $11,347,734          $9,648,704
===================================================================================================================================

                       (Continued on the following page)

                                      A-6a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)




                                ASSETS                  Georgia              Gulf            Mississippi          Savannah

Current Assets:
Cash and cash equivalents                                $ 34,660            $ 15,753              $ 173             $ 6,553
Receivables --
Customer accounts receivable                              438,161              66,719             61,274              41,841
Other accounts and notes receivable                       102,544               4,325             23,490               3,505
Affiliated companies                                       16,006               7,104             16,097               1,195
Accumulated provision for uncollectible accounts           (7,000)             (1,026)              (697)               (237)
Refundable income taxes                                         -                   -                  -                   -
Fossil fuel stock, at average cost                        126,298              29,869             25,797               7,109
Materials and supplies, at average cost                   253,894              30,088             20,638               8,402
Other                                                      63,990               5,354             10,013               2,869
-----------------------------------------------------------------------------------------------------------------------------
Total current assets                                    1,028,553             158,186            156,785              71,237
-----------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                             15,798,624           1,853,664          1,601,399             804,096
Less accumulated provision for depreciation             6,538,574             821,970            626,841             360,639
-----------------------------------------------------------------------------------------------------------------------------
                                                        9,260,050           1,031,694            974,558             443,457
Nuclear fuel, at amortized cost                           119,288                   -                  -                   -
Construction work in progress                             425,975              34,164             68,721               6,561
-----------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                    9,805,313           1,065,858          1,043,279             450,018
-----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in subsidiaries                         25,024                   -                745                   -
Property rights, being amortized                                -                   -                  -                   -
Goodwill, being amortized                                       -                   -                  -                   -
Other intangibles, being amortized                              -                   -                  -                   -
Nuclear decommissioning trusts                            371,914                   -                  -                   -
Other                                                      33,766               1,481                644               1,506
-----------------------------------------------------------------------------------------------------------------------------
Total other property and investments                      430,704               1,481              1,389               1,506
-----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                  590,893              25,264             21,557              16,063
Prepaid pension costs                                     145,801              17,734              2,488               1,201
Debt expense, being amortized                              55,824               2,526              4,355               3,155
Premium on reacquired debt, being amortized                99,331              17,360              8,154               8,385
Department of Energy assessments                           23,696                   -                  -                   -
Other                                                      96,745              20,086             13,129              18,653
-----------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                 1,012,290              82,970             49,683              47,457
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                          $12,276,860          $1,308,495         $1,251,136            $570,218
=============================================================================================================================

                       (Continued on the following page)


                                     A-6b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                           Southern         Southern
                               ASSETS                       SEGCO            SCS           Nuclear           Energy

Current Assets:
Cash and cash equivalents                                        $ 643             $ -          $ 1,631        $ 322,909
Receivables --
Customer accounts receivable                                         -               -                -          258,250
Other accounts and notes receivable                                 12          27,177               56          437,721
Affiliated companies                                            29,198         119,389          121,195           14,421
Accumulated provision for uncollectible accounts                     -               -                -          (43,586)
Refundable income taxes                                            463               -                -          100,200
Fossil fuel stock, at average cost                                   -               -                -           36,980
Materials and supplies, at average cost                              -           2,645                -           92,181
Other                                                               99           4,763            4,146           66,111
-------------------------------------------------------------------------------------------------------------------------
Total current assets                                            30,415         153,974          127,028        1,285,187
-------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                     328,263         258,843            8,263        4,061,653
Less accumulated provision for depreciation                    216,436         125,810            7,024          421,141
-------------------------------------------------------------------------------------------------------------------------
                                                               111,827         133,033            1,239        3,640,512
Nuclear fuel, at amortized cost                                      -               -                -                -
Construction work in progress                                   10,481               -                -          364,526
-------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                           122,308         133,033            1,239        4,005,038
-------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in subsidiaries                                   -               -                -        1,365,744
Property rights, being amortized                                     -               -                -        2,202,206
Goodwill, being amortized                                            -               -                -        2,105,859
Other intangibles, being amortized                                   -               -                -          446,927
Nuclear decommissioning trusts                                       -               -                -                -
Other                                                                7           1,936            1,176        2,045,525
-------------------------------------------------------------------------------------------------------------------------
Total other property and investments                                 7           1,936            1,176        8,166,261
-------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                         2,962               -                -                -
Prepaid pension costs                                                -          11,324                -          222,660
Debt expense, being amortized                                      117             282                -           69,270
Premium on reacquired debt, being amortized                          -               -                -                -
Department of Energy assessments                                     -               -                -                -
Other                                                              670          11,552           35,925          123,480
-------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                          3,749          23,158           35,925          415,410
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                                 $ 156,479       $ 312,101        $ 165,368      $13,871,896
=========================================================================================================================

                                      A-7a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)


                                                     Energy         Southern                         Southern
                               ASSETS              Solutions          LINC          Powercall        Telecom           SERC

Current Assets:
Cash and cash equivalents                               $ 10,598         $ 7,184         $ 1,600         $ 17,673           $ 144
Receivables --
Customer accounts receivable                                   -          19,417           6,607                -               -
Other accounts and notes receivable                       55,243            (261)              -              760               -
Affiliated companies                                      19,757           1,129           1,732                -             269
Accumulated provision for uncollectible accounts            (878)         (1,303)            (60)              (6)              -
Refundable income taxes                                      576             499            (244)               -               -
Fossil fuel stock, at average cost                             -               -               -                -               -
Materials and supplies, at average cost                      832           8,266             497                -               -
Other                                                        123           1,635             342            7,160               -
----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                      86,251          36,566          10,474           25,587             413
----------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                13,473         245,093           5,966            1,285               -
Less accumulated provision for depreciation                1,735          52,614             728              148               -
----------------------------------------------------------------------------------------------------------------------------------
                                                          11,738         192,479           5,238            1,137               -
Nuclear fuel, at amortized cost                                -               -               -                -               -
Construction work in progress                              1,046           1,513               -            1,561               -
----------------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                      12,784         193,992           5,238            2,698               -
----------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in subsidiaries                             -               -               -                -               -
Property rights, being amortized                               -               -               -                -               -
Goodwill, being amortized                                      -               -               -                -               -
Other intangibles, being amortized                             -               -               -                -               -
Nuclear decommissioning trusts                                 -               -               -                -               -
Other                                                      2,946               -              (1)           2,607               -
----------------------------------------------------------------------------------------------------------------------------------
Total other property and investments                       2,946               -              (1)           2,607               -
----------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                       -               -               -                -               -
Prepaid pension costs                                          -               -               -                -               -
Debt expense, being amortized                                  -               -               -                -               -
Premium on reacquired debt, being amortized                    -               -               -                -               -
Department of Energy assessments                               -               -               -                -               -
Other                                                          -              54             146                -               -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                        -              54             146                -               -
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                           $ 101,981       $ 230,612        $ 15,857         $ 30,892           $ 413
==================================================================================================================================


                                      A-7b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                Intercompany
                                                                                Eliminations
                                                                                and Transfers
                 LIABILITIES AND STOCKHOLDERS' EQUITY        Consolidated        Add (Deduct)          Southern       Alabama

Current Liabilities:
Securities due within one year                                   $ 576,299  $     39,923             $      -        $ 100,943
Notes payable                                                    3,915,258       (17,252)              1,074,664        96,824
Accounts payable --
Affiliated                                                              37      (264,692)                  7,515        91,315
Other                                                              895,418        (3,153)                 36,550       140,842
Customer deposits                                                  132,555          -                       -           31,704
Taxes accrued --
Income taxes                                                       155,326      (133,581)                  9,839       100,569
Other                                                              263,899          -                       -           18,295
Interest accrued                                                   281,272       (14,279)                 31,624        26,365
Vacation pay accrued                                               120,360          -                       -           30,112
Other                                                              793,334         3,152                    -           84,267
-----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                        7,133,758      (389,882)              1,160,192       721,236
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                    11,746,596    (1,109,162)                979,383     3,190,378
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                4,504,896       (44,272)                   -        1,240,344
Deferred credits related to income taxes                           639,921          -                       -          265,102
Accumulated deferred investment tax credits                        693,422          -                       -          260,367
Employee benefits provisions 1                                     513,395       (45,205)                   -           82,298
Prepaid capacity revenues                                           79,703          -                       -           79,703
Other                                                              459,543       (83,552)                  3,827       155,901
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                     6,890,880      (173,029)                  3,827      2,083,715
-----------------------------------------------------------------------------------------------------------------------------------
Minority interests in subsidiaries                                 724,610          -                       -              -
-----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                 2,326,835          -                       -           347,000
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock

of subsidiaries (See accompanying statements)                      368,509          -                       -           317,512
-----------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)        9,204,332   (11,221,153)              9,204,332      2,988,863
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                    $ 38,395,520 $ (12,893,226)           $ 11,347,734    $ 9,648,704
===================================================================================================================================

1 Includes Post Retirement  Life & Medical  Provisions,  Supplemental  and Other
Pension Accruals,  Early Retirement Incentive Program Costs and Other Work Force
Reduction Costs, and Miscellaneous Post Employment Benefits.

                                      A-8a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)




                 LIABILITIES AND STOCKHOLDERS' EQUITY      Georgia              Gulf            Mississippi          Savannah

Current Liabilities:
Securities due within one year                              $ 155,772                 $ -           $ 30,020               $ 704
Notes payable                                                 636,241              55,000             57,500              34,300
Accounts payable --
Affiliated                                                     76,591              14,878             17,002               4,632
Other                                                         346,785              22,581             43,105              11,118
Customer deposits                                              74,695              12,778              3,749               5,426
Taxes accrued --
Income taxes                                                    7,914               4,889              6,865               3,046
Other                                                         127,414               7,707             35,534               3,013
Interest accrued                                               58,665               9,255              6,733               3,237
Vacation pay accrued                                           38,143               4,199              5,218               2,142
Other                                                         153,767               4,961              7,497               5,742
---------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                   1,675,987             136,248            213,223              73,360
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                2,688,358             367,449            321,802             147,147
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                           2,202,565             162,776            139,564              80,318
Deferred credits related to income taxes                      267,083              49,693             34,765              19,687
Accumulated deferred investment tax credits                   367,114              27,712             24,695              11,280
Employee benefits provisions 1                                181,529              31,735             45,540               7,805
Prepaid capacity revenues                                           -                   -                  -                   -
Other                                                         151,812              21,333             12,770              15,774
---------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                3,170,103             293,249            257,334             134,864
---------------------------------------------------------------------------------------------------------------------------------
Minority interests in subsidiaries                                  -                   -                  -                   -
---------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)              789,250              85,000             35,000              40,000
---------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock

of subsidiaries (See accompanying statements)                  14,952               4,236             31,809                   -
---------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)   3,938,210             422,313            391,968             174,847
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity               $ 12,276,860         $ 1,308,495        $ 1,251,136           $ 570,218
=================================================================================================================================

1 Includes Post Retirement  Life & Medical  Provisions,  Supplemental  and Other
Pension Accruals,  Early Retirement Incentive Program Costs and Other Work Force
Reduction Costs, and Miscellaneous Post Employment Benefits.

                                      A-8b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                                Southern         Southern
                LIABILITIES AND STOCKHOLDERS' EQUITY              SEGCO            SCS          Nuclear           Energy

Current Liabilities:
Securities due within one year                                     $ -         $ 6,532          $ 5,000        $ 237,182
Notes payable                                                        -          17,000                -        1,960,729
Accounts payable --
Affiliated                                                      11,931          13,189           18,317            2,179
Other                                                                -          29,765           13,005          229,855
Customer deposits                                                    -               -                -            4,203
Taxes accrued --
Income taxes                                                     2,854               -              524          152,016
Other                                                              330           2,461              858           66,303
Interest accrued                                                 1,176             217                -          157,884
Vacation pay accrued                                                 -          17,915           13,917            7,236
Other                                                               54          73,761           27,374          398,173
--------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                       16,345         160,840           78,995        3,215,760
--------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                    71,936          47,068                -        4,954,888
--------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                               12,303               -                -          688,116
Deferred credits related to income taxes                         3,591               -                -                -
Accumulated deferred investment tax credits                      2,254               -                -                -
Employee benefits provisions 1                                       -          76,944           81,669           48,735
Prepaid capacity revenues                                            -               -                -                -
Other                                                                -          26,374            1,752          107,670
--------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                    18,148         103,318           83,421          844,521
--------------------------------------------------------------------------------------------------------------------------
Minority interests in subsidiaries                                   -               -                -          724,610
--------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                     -               -                -        1,030,585
--------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock

of subsidiaries (See accompanying statements)                        -               -                -                -
--------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)       50,050             875            2,952        3,101,532
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                   $ 156,479       $ 312,101        $ 165,368      $13,871,896
==========================================================================================================================

1 Includes Post Retirement  Life & Medical  Provisions,  Supplemental  and Other
Pension Accruals,  Early Retirement Incentive Program Costs and Other Work Force
Reduction Costs, and Miscellaneous Post Employment Benefits.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                          (Continued on following page)


                                      A-9a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                           Energy         Southern                         Southern
                LIABILITIES AND STOCKHOLDERS' EQUITY      Solutions          LINC          Powercall        Telecom           SERC

Current Liabilities:
Securities due within one year                                   $ 208            $ 15             $ -              $ -       $ -
Notes payable                                                      252               -               -                -         -
Accounts payable --
Affiliated                                                       1,784           3,396           1,084              508       408
Other                                                           10,366          12,369           1,100            1,130         -
Customer deposits                                                    -               -               -                -         -
Taxes accrued --
Income taxes                                                         -               -               -              391         -
Other                                                               67           1,907              10                -         -
Interest accrued                                                     -             395               -                -         -
Vacation pay accrued                                               622             856               -                -         -
Other                                                            5,957           6,461              64           22,104         -
----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                       19,256          25,399           2,258           24,133       408
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                     2,107          85,242               -                -         -
----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                4,978          18,115              89                -         -
Deferred credits related to income taxes                             -               -               -                -         -
Accumulated deferred investment tax credits                          -               -               -                -         -
Employee benefits provisions 1                                   1,259           1,086               -                -         -
Prepaid capacity revenues                                            -               -               -                -         -
Other                                                           21,880          24,002               -                -         -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                    28,117          43,203              89                -         -
----------------------------------------------------------------------------------------------------------------------------------
Minority interests in subsidiaries                                   -               -               -                -         -
----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                     -               -               -                -         -
----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock

of subsidiaries (See accompanying statements)                        -               -               -                -         -
----------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)       52,501          76,768          13,510            6,759         5
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                   $ 101,981       $ 230,612        $ 15,857         $ 30,892     $ 413
==================================================================================================================================

1 Includes Post Retirement  Life & Medical  Provisions,  Supplemental  and Other
Pension Accruals,  Early Retirement Incentive Program Costs and Other Work Force
Reduction Costs, and Miscellaneous Post Employment Benefits.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.



                                      A-9b



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)

                                                                                           Intercompany
                                                                                           Eliminations
                                                                                           and Transfers

                                                                      Consolidated         Add (Deduct)   Southern       Alabama

Long-Term Debt of Subsidaries:
First mortgage bonds --
       Maturity                           Interest Rates

       2000                               6.00%                     $ 200,000                 $ -           $ -          $ 100,000
       2003                               6.13% to 6.63%              325,000                   -             -                  -
       2004                               6.60%                        35,000                   -             -                  -
       2005 through 2009                  6.07% to 6.90%              105,000                   -             -                  -
       2020 through 2024                  7.30% to 9.00%              559,200                   -             -            500,000
       2025 through 2026                  6.88% to 7.70%              117,000                   -             -                  -
------------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                          1,341,200                   -             -            600,000
------------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.38% to 11.00% due 2000-2002                                  279,256                   -             -                  -
       5.35% to 9.75% due 2003-2004                                   901,301                   -             -            406,200
       5.49% to 10.50% due 2005                                       760,029                   -             -            225,000
       6.80% to 9.70% due 2006                                        593,172                   -             -                  -
       5.76% to 10.25% due 2007                                       582,989                   -             -            200,000
       3.07% to 10.56% due 2008-2015                                1,604,509                   -             -            259,930
       6.38% to 8.12% due 2018-2038                                   801,382                   -             -            323,892
       6.63% to 7.13% due 2039-2048                                 1,028,800                   -             -            783,800
       Adjustable rates (3.81% to 8.63% at 1/1/00)
       due 2000-2007                                                1,886,697                   -             -                  -
       Long-term notes payable to affiliates                                -          (1,069,239)      979,383                  -
------------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                       8,438,135          (1,069,239)      979,383          2,198,822
------------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:

       4.38% to 6.75% due 2000-2026                                   617,370                   -             -             24,400
       Variable rates (3.70% to 4.85% at 1/1/00)
       due 2015-2025                                                  120,400                   -             -             89,800
       Non-collateralized:
       5.25% to 6.75% due 2015-2034                                   262,500                   -             -                  -
       Variable rates (3.50% to 6.03% at 1/1/00)
       due 2011-2037                                                1,509,750                   -             -            425,940
------------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                          2,510,020                   -             -            540,140
------------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                          96,658                   -             -              5,111
------------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                              (63,118)                  -             -            (52,752)
------------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $800 million)                                       12,322,895          (1,069,239)      979,383          3,291,321
Less amount due within one year                                       576,299              39,923             -            100,943
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                11,746,596          (1,109,162)      979,383          3,190,378
------------------------------------------------------------------------------------------------------------------------------------



                                     A-10a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)




                                                                 Georgia              Gulf             Mississippi          Savannah

Long-Term Debt of Subsidaries:
First mortgage bonds --
       Maturity                           Interest Rates

       2000                               6.00%                  $ 100,000            $ -                 $ -                 $ -
       2003                               6.13% to 6.63%           275,000         30,000                   -              20,000
       2004                               6.60%                          -              -              35,000                   -
       2005 through 2009                  6.07% to 6.90%            60,000         25,000                   -              20,000
       2020 through 2024                  7.30% to 9.00%                 -              -              35,000              24,200
       2025 through 2026                  6.88% to 7.70%            57,000         30,000              30,000                   -
----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                         492,000         85,000             100,000              64,200
----------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.38% to 11.00% due 2000-2002                                     -              -                   -              10,000
       5.35% to 9.75% due 2003-2004                                      -         50,000              35,000                   -
       5.49% to 10.50% due 2005                                    150,000              -                   -                   -
       6.80% to 9.70% due 2006                                           -              -                   -                   -
       5.76% to 10.25% due 2007                                          -              -                   -                   -
       3.07% to 10.56% due 2008-2015                                     -              -                   -              30,000
       6.38% to 8.12% due 2018-2038                                200,000         69,926              54,564                   -
       6.63% to 7.13% due 2039-2048                                245,000              -                   -                   -
       Adjustable rates (3.81% to 8.63% at 1/1/00)
       due 2000-2007                                                     -              -              80,000              20,000
       Long-term notes payable to affiliates                             -              -                   -                   -
----------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                      595,000        119,926             169,564              60,000
----------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:

       4.38% to 6.75% due 2000-2026                                457,485        108,700              26,785                   -
       Variable rates (3.70% to 4.85% at 1/1/00)
       due 2015-2025                                                     -         20,000              10,600                   -
       Non-collateralized:
       5.25% to 6.75% due 2015-2034                                238,000              -                   -                   -
       Variable rates (3.50% to 6.03% at 1/1/00)
       due 2011-2037                                               978,705         40,930              46,220              17,955
----------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                       1,674,190        169,630              83,605              17,955
----------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                       85,851              -                   -               5,696
----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                            (2,911)        (7,107)             (1,347)                  -
----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $800 million)                                     2,844,130        367,449             351,822             147,851
Less amount due within one year                                    155,772              -              30,020                 704
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year              2,688,358        367,449             321,802             147,147
----------------------------------------------------------------------------------------------------------------------------------


                                     A-10b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                                   Southern         Southern

                                                                      SEGCO          SCS           Nuclear           Energy

Long-Term Debt of Subsidaries:
First mortgage bonds --
       Maturity                           Interest Rates

       2000                               6.00%                      $ -             $ -              $ -              $ -
       2003                               6.13% to 6.63%               -               -                -                -
       2004                               6.60%                        -               -                -                -
       2005 through 2009                  6.07% to 6.90%               -               -                -                -
       2020 through 2024                  7.30% to 9.00%               -               -                -                -
       2025 through 2026                  6.88% to 7.70%               -               -                -                -
--------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                             -               -                -                -
--------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.38% to 11.00% due 2000-2002                                   -               -                -          269,256
       5.35% to 9.75% due 2003-2004                                    -               -                -          410,101
       5.49% to 10.50% due 2005                                        -          13,600                -          371,429
       6.80% to 9.70% due 2006                                         -               -                -          593,172
       5.76% to 10.25% due 2007                                        -               -                -          382,989
       3.07% to 10.56% due 2008-2015                                   -          40,000                -        1,271,863
       6.38% to 8.12% due 2018-2038                                    -               -                -          153,000
       6.63% to 7.13% due 2039-2048                                    -               -                -                -
       Adjustable rates (3.81% to 8.63% at 1/1/00)
       due 2000-2007                                              47,665               -                -        1,739,032
       Long-term notes payable to affiliates                           -               -            5,000                -
--------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                     47,665          53,600            5,000        5,190,842
--------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:

       4.38% to 6.75% due 2000-2026                                    -               -                -                -
       Variable rates (3.70% to 4.85% at 1/1/00)
       due 2015-2025                                                   -               -                -                -
       Non-collateralized:
       5.25% to 6.75% due 2015-2034                               24,500               -                -                -
       Variable rates (3.50% to 6.03% at 1/1/00)
       due 2011-2037                                                   -               -                -                -
--------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                        24,500               -                -                -
--------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                          -               -                -                -
--------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                            (229)              -                -            1,228
--------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $800 million)                                      71,936          53,600            5,000        5,192,070
Less amount due within one year                                        -           6,532            5,000          237,182
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year               71,936          47,068                -        4,954,888
--------------------------------------------------------------------------------------------------------------------------------





                                                                                            (Continued on following page)
                                     A-11a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                   Energy     Southern                       Southern
                                                                 Solutions      LINC        Powercall        Telecom       SERC

Long-Term Debt of Subsidaries:
First mortgage bonds --
       Maturity                           Interest Rates

       2000                               6.00%                      $ -         $ -        $ -              $ -             $ -
       2003                               6.13% to 6.63%               -           -          -                -               -
       2004                               6.60%                        -           -          -                -               -
       2005 through 2009                  6.07% to 6.90%               -           -          -                -               -
       2020 through 2024                  7.30% to 9.00%               -           -          -                -               -
       2025 through 2026                  6.88% to 7.70%               -           -          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                             -           -          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.38% to 11.00% due 2000-2002                                   -           -          -                -               -
       5.35% to 9.75% due 2003-2004                                    -           -          -                -               -
       5.49% to 10.50% due 2005                                        -           -          -                -               -
       6.80% to 9.70% due 2006                                         -           -          -                -               -
       5.76% to 10.25% due 2007                                        -           -          -                -               -
       3.07% to 10.56% due 2008-2015                               2,315         401          -                -               -
       6.38% to 8.12% due 2018-2038                                    -           -          -                -               -
       6.63% to 7.13% due 2039-2048                                    -           -          -                -               -
       Adjustable rates (3.81% to 8.63% at 1/1/00)
       due 2000-2007                                                   -           -          -                -               -
       Long-term notes payable to affiliates                           -      84,856          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                      2,315      85,257          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:

       4.38% to 6.75% due 2000-2026                                    -           -          -                -               -
       Variable rates (3.70% to 4.85% at 1/1/00)
       due 2015-2025                                                   -           -          -                -               -
       Non-collateralized:
       5.25% to 6.75% due 2015-2034                                    -           -          -                -               -
       Variable rates (3.50% to 6.03% at 1/1/00)
       due 2011-2037                                                   -           -          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                             -           -          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                          -           -          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                               -           -          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $800 million)                                       2,315      85,257          -                -               -
Less amount due within one year                                      208          15          -                -               -
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                2,107      85,242          -                -               -
---------------------------------------------------------------------------------------------------------------------------------





                                                                                            (Continued on following page)

                                     A-11b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                        Intercompany
                                                                                        Eliminations
                                                                                        and Transfers

                                                                    Consolidated         Add (Deduct)      Southern       Alabama

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                           435,000               -               -                  -
7.13% to 7.38%                                                           297,000               -               -             97,000
7.60% to 7.63%                                                           415,000               -               -            200,000
7.75%                                                                    649,250               -               -                  -
8.14% to 9.00%                                                           480,585               -               -                  -
Auction rate (6.42% at 1/1/00)                                            50,000               -               -             50,000
------------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $176 million)                2,326,835               -               -            347,000
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                            98,509               -               -             47,512
$25 par or stated value --
5.20% to 5.83%                                                           200,000               -               -            200,000
Adjustable and auction rates -- at 1/1/00
4.22% to 4.50%                                                            70,000               -               -             70,000
------------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)                       368,509               -               -            317,512
Less amount due within one year                                                -               -               -                  -
------------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                               368,509               -               -            317,512
------------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued                             - 1999: 701 million shares
                                   - 1998: 700 million shares
Par value                                                              3,503,102        (699,655)      3,503,102            224,358
Paid-in capital                                                        2,480,198      (7,056,654)      2,480,198          1,539,091
Treasury, at cost                                                       (918,972)              -        (918,972)                 -
Retained earnings                                                      4,232,399      (3,557,239)      4,232,399          1,225,414
Accumulated other comprehensive income                                   (92,395)         92,395         (92,395)                 -
------------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                                      9,204,332     (11,221,153)      9,204,332          2,988,863
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                $ 23,646,272   $ (12,285,393)   $ 10,183,715        $ 6,843,753
====================================================================================================================================



                          (Continued on following page)

                                     A-12a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)




                                                                     Georgia              Gulf          Mississippi       Savannah

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                         200,000          45,000                   -          40,000
7.13% to 7.38%                                                               -               -                   -               -
7.60% to 7.63%                                                         175,000          40,000                   -               -
7.75%                                                                  414,250               -              35,000               -
8.14% to 9.00%                                                               -               -                   -               -
Auction rate (6.42% at 1/1/00)                                               -               -                   -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $176 million)                789,250          85,000              35,000          40,000
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                          14,952           4,236              31,809               -
$25 par or stated value --
5.20% to 5.83%                                                               -               -                   -               -
Adjustable and auction rates -- at 1/1/00
4.22% to 4.50%                                                               -               -                   -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)                      14,952           4,236              31,809               -
Less amount due within one year                                              -               -                   -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                              14,952           4,236              31,809               -
-----------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued                             - 1999: 701 million shares
                                   - 1998: 700 million shares
Par value                                                              344,250          38,060              37,691          54,223
Paid-in capital                                                      1,816,023         221,266             181,828           9,787
Treasury, at cost                                                            -               -                   -               -
Retained earnings                                                    1,777,937         162,987             172,449         110,837
Accumulated other comprehensive income                                       -               -                   -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                                    3,938,210         422,313             391,968         174,847
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                               $ 7,430,770       $ 878,998           $ 780,579       $ 361,994
===================================================================================================================================


                          (Continued on following page)

                                     A-12b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                                      Southern         Southern

                                                                      SEGCO             SCS           Nuclear           Energy

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                                  -               -                -          150,000
7.13% to 7.38%                                                                  -               -                -          200,000
7.60% to 7.63%                                                                  -               -                -                -
7.75%                                                                           -               -                -          200,000
8.14% to 9.00%                                                                  -               -                -          480,585
Auction rate (6.42% at 1/1/00)                                                  -               -                -                -
------------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $176 million)                         -               -                -        1,030,585
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                                  -               -                -                -
$25 par or stated value --
5.20% to 5.83%                                                                  -               -                -                -
Adjustable and auction rates -- at 1/1/00
4.22% to 4.50%                                                                  -               -                -                -
------------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)                              -               -                -                -
Less amount due within one year                                                 -               -                -                -
------------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                                      -               -                -                -
------------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued                             - 1999: 701 million shares
                                   - 1998: 700 million shares
Par value                                                                     328             725               10                1
Paid-in capital                                                            32,670             150            2,942        2,987,260
Treasury, at cost                                                               -               -                -                -
Retained earnings                                                          17,052               -                -          206,666
Accumulated other comprehensive income                                          -               -                -          (92,395)
------------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                                          50,050             875            2,952        3,101,532
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                    $ 121,986        $ 47,943          $ 2,952      $ 9,042,083
====================================================================================================================================





 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-13a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 1999
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                    Energy         Southern                   Southern
                                                                   Solutions        LINC      Powercall       Telecom    SERC

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                           -           -               -             -        -
7.13% to 7.38%                                                           -           -               -             -        -
7.60% to 7.63%                                                           -           -               -             -        -
7.75%                                                                    -           -               -             -        -
8.14% to 9.00%                                                           -           -               -             -        -
Auction rate (6.42% at 1/1/00)                                           -           -               -             -        -
------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $176 million)                  -           -               -             -        -
------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                           -           -               -             -        -
$25 par or stated value --
5.20% to 5.83%                                                           -           -               -             -        -
Adjustable and auction rates -- at 1/1/00
4.22% to 4.50%                                                           -           -               -             -        -
------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)                       -           -               -             -        -
Less amount due within one year                                          -           -               -             -        -
------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                               -           -               -             -        -
------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued                             - 1999: 701 million shares
                                   - 1998: 700 million shares
Par value                                                                1           1               1             1        5
Paid-in capital                                                     85,512     157,518          22,019           588        -
Treasury, at cost                                                        -           -               -             -        -
Retained earnings                                                  (33,012)    (80,751)         (8,510)        6,170        -
Accumulated other comprehensive income                                   -           -               -             -        -
------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                                   52,501      76,768          13,510         6,759        5
------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                              $ 54,608   $ 162,010        $ 13,510       $ 6,759      $ 5
==============================================================================================================================






The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-13b



                                                                                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                                                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                                                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                                        (Stated in Thousands of Dollars)

                                                                          Intercompany
                                                                          Eliminations
                                                                          and Transfers

                                                        Consolidated      Add (Deduct)       Southern         Alabama

Balance, December 31, 1998                                   $3,878,332      $ (3,384,299)     $3,878,332      $ 1,224,965

ADD:

 Net Income After Preferred Dividends                         1,275,668        (1,428,233)      1,275,668          399,880

ADD (DEDUCT):
 Dividends on Common Stock of Southern Company                 (921,484)                -        (921,484)               -
 Dividends on Common Stock of Subsidiary Companies                    -         1,255,179               -         (399,600)
 Other Preferred Stock Transactions, Net                              -              (907)              -              907
 Other Adjustments to Retained Earnings                            (117)            1,020            (117)            (738)

----------------------------------------------------------------------------------------------------------------------------
 Balance,  December 31, 1999                                 $4,232,399      $ (3,557,240)     $4,232,399      $ 1,225,414
============================================================================================================================


                                                                             Southern          Energy         Southern
                                                            SEGCO            Energy          Solutions          LINC

Balance, December 31, 1998                                     $ 15,920               $ 1       $ (29,649)       $ (64,912)

ADD:

 Net Income After Preferred Dividends                             5,442           371,666          (3,363)         (15,838)

ADD (DEDUCT):
 Dividends on Common Stock of Southern Company                        -                 -               -                -
 Dividends on Common Stock of Subsidiary Companies               (4,312)         (165,000)              -                -
 Other Preferred Stock Transactions, Net                              -                 -               -                -
 Other Adjustments to Retained Earnings                               2                 -               -               (1)

----------------------------------------------------------------------------------------------------------------------------
 Balance,  December 31, 1999                                   $ 17,052         $ 206,667       $ (33,012)       $ (80,751)
============================================================================================================================






The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-14a



                                                                                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                                                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                                                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                                        (Stated in Thousands of Dollars)




                                                                    Georgia           Gulf         Mississippi        Savannah

Balance, December 31, 1998                                            $1,779,558       $ 170,620       $ 173,740          $ 112,954

ADD:

 Net Income After Preferred Dividends                                    541,383          53,667          54,809             23,083

ADD (DEDUCT):
 Dividends on Common Stock of Southern Company                                 -               -               -
 Dividends on Common Stock of Subsidiary Companies                      (543,000)        (61,300)        (56,100)           (25,200)
 Other Preferred Stock Transactions, Net                                       -               -               -
 Other Adjustments to Retained Earnings                                       (4)              -               -                  -

------------------------------------------------------------------------------------------------------------------------------------
 Balance,  December 31, 1999                                          $1,777,937       $ 162,987       $ 172,449          $ 110,837
====================================================================================================================================


                                                                                     Southern
                                                                   Powercall         Telecom

Balance, December 31, 1998                                              $ (3,510)        $ 4,612

ADD:

 Net Income After Preferred Dividends                                     (4,720)          2,224

ADD (DEDUCT):
 Dividends on Common Stock of Southern Company                                 -               -
 Dividends on Common Stock of Subsidiary Companies                             -            (667)
 Other Preferred Stock Transactions, Net                                       -               -
 Other Adjustments to Retained Earnings                                     (280)              1

-------------------------------------------------------------------------------------------------
 Balance,  December 31, 1999                                            $ (8,510)        $ 6,170
=================================================================================================






The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-14b


                                                                               THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                                                 CONSOLIDATING STATEMENT OF PAID-IN CAPITAL
                                                                                    FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                                      (Stated in Thousands of Dollars)

                                                                             Intercompany
                                                                             Eliminations

                                                                            and Transfers

                                                           Consolidated      Add (Deduct)      Southern         Alabama

 Balance, December 31, 1998                                     $2,461,521      $(6,284,513)     $2,462,116     $ 1,334,645

ADD (DEDUCT):
 Proceeds from issuance of common stock over
 the par value thereof                                              18,447                -          18,447               -
 Contributions & adjustments to capital for the
 twelve month period                                                     -         (775,537)              -         204,347
 Capital distribution to SOUTHERN for the
 twelve month period                                                     -            3,333               -               -
 Other                                                                (247)              63            (365)              -

-----------------------------------------------------------------------------------------------------------------------------
 Balance,  December 31, 1999                                    $2,479,721      $(7,056,654)     $2,480,198     $ 1,538,992
=============================================================================================================================


                                                                                                Southern        Southern

                                                               SEGCO             SCS            Nuclear         Energy

 Balance, December 31, 1998                                       $ 32,472       $ 150              $ 2,039     $ 2,626,378

ADD (DEDUCT):
 Proceeds from issuance of common stock over
 the par value thereof                                                   -                -               -               -
 Contributions & adjustments to capital for the
 twelve month period                                                   198                -             899         360,882
 Capital distribution to SOUTHERN for the
 twelve month period                                                     -                -               -               -
 Other                                                                   -                -               4               -

-----------------------------------------------------------------------------------------------------------------------------
 Balance,  December 31, 1999                                      $ 32,670       $ 150              $ 2,942     $ 2,987,260
=============================================================================================================================






The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-15a



                                                                               THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                                                 CONSOLIDATING STATEMENT OF PAID-IN CAPITAL
                                                                                    FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                                      (Stated in Thousands of Dollars)




                                                               Georgia           Gulf         Mississippi       Savannah

 Balance, December 31, 1998                                      $1,660,206       $ 218,960        $ 179,474         $ 8,688

ADD (DEDUCT):
 Proceeds from issuance of common stock over
 the par value thereof                                                    -               -                -
 Contributions & adjustments to capital for the
 twelve month period                                                155,730           2,282            2,036           1,099
 Capital distribution to SOUTHERN for the
 twelve month period                                                      -               -                -               -
 Other                                                                   47              12               (8)              -

-----------------------------------------------------------------------------------------------------------------------------
 Balance,  December 31, 1999                                     $1,815,983       $ 221,254        $ 181,502         $ 9,787
=============================================================================================================================


                                                                Energy          Southern                         Southern
                                                              Solutions          LINC          Powercall         Telecom

 Balance, December 31, 1998                                        $ 54,447       $ 157,505          $ 5,620         $ 3,334

ADD (DEDUCT):
 Proceeds from issuance of common stock over
 the par value thereof                                                    -               -                -               -
 Contributions & adjustments to capital for the
 twelve month period                                                 31,065              13           16,399             587
 Capital distribution to SOUTHERN for the
 twelve month period                                                      -               -                -          (3,333)
 Other                                                                    -               -                -               -

-----------------------------------------------------------------------------------------------------------------------------
 Balance,  December 31, 1999                                       $ 85,512       $ 157,518         $ 22,019           $ 588
=============================================================================================================================






The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-15b


                          Notes to Financial Statements
                              at December 31, 1999


The notes to the financial statements are herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive and are an integral part of the financial statements. Also see SOUTHERN's Current Report on Form 8-K dated April 17, 2000 (Exhibit No. A-8 hereto) for a description of certain subsequent events.


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                           ALABAMA                      ALABAMA     ALABAMA   ALABAMA   ALABAMA
                                                         Consolidated   Eliminations   CORPORATE    TRUST I   TRUST II  TRUST III
-----------------------------------------------------------------------------------------------------------------------------------

Total Operating Revenues                                   $ 3,385,474 $    -          $ 3,385,474 $   -      $  -      $   -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       -         -         -
OPERATING EXPENSES:                                                                                    -         -         -
Operation --                                                                                           -         -         -
     Fuel                                                      855,632      -              855,632     -         -         -
     Purchased power from non-affiliates                        93,204      -               93,204     -         -         -
     Purchase power from affiliates                            180,563      -              180,563     -         -         -
     Other                                                     531,696      -              531,696     -         -         -
Maintenance                                                    277,724      -              277,724     -         -         -
Depreciation and amortization                                  347,574      -              347,574     -         -         -
Taxes other than income taxes                                  204,645      -              204,645     -         -         -
-----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                2,491,038      -            2,491,038     -         -         -
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                               894,436      -              894,436     -         -         -
Other Income (Expense):                                                     -
Interest income                                                 55,896   (26,188)           56,659    7,375    15,670      2,380
Equity in earnings of unconcolidated subsidiaries                2,650      -                2,650     -         -         -
Other, net                                                     (24,861)     -              (24,861)    -         -         -
-----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                 928,121   (26,188)          928,884    7,375    15,670      2,380
-----------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:                                                 -
Interest on long-term debt                                     191,895   (25,425)          217,320     -         -         -
Interest on notes payable                                        9,865      -                9,865     -         -         -
Amortization of debt discount, premium and expense, net         11,159      -               11,159     -         -         -
Other interest charges                                          32,316      -               32,316     -         -         -
Distributions on preferred securities of subsidiaries           24,662    (763)                  -    7,375    15,670      2,380
-----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                          269,897   (26,188)          270,660    7,375    15,670      2,380
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                   658,224      -              658,224     -         -         -
Income taxes                                                   241,880      -              241,880     -         -         -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                     416,344      -              416,344     -         -         -
Dividends on Preferred Stock                                    16,464      -               16,464     -         -         -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                $ 399,880 $    -        $     399,880 $   -    $    -     $   -
===================================================================================================================================

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

-----------------------------------------------------------------------------------------
                                                     ALABAMA                   ALABAMA
                                                  Consolidated  Eliminations  CORPORATE
-----------------------------------------------------------------------------------------

Operating Activities:
Net Income                                         $ 416,344      $    -        $ 416,344
Adjustments to reconcile consolidated net
  income to net
  cash provided by operating activities -
     Depreciation and amortization                   403,332           -          403,332
     Deferred income taxes and investment tax
        credits, net                                  29,039           -           29,039
     Other, net                                      (12,661)          -          (12,661
Change in current assets and liabilities -
     Receivables, net                                 33,509           -           33,509
     Fossil fuel stock                                (1,344)          -           (1,344
     Materials and supplies                          (17,968)          -          (17,968
     Accounts payable                                (38,556)          -          (38,556
     Energy cost recovery, retail                    (97,869)          -          (97,869
     Other                                             5,930           -            5,930
-----------------------------------------------------------------------------------------
Net cash provided from operating activities          719,756           -          719,756
-----------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                            (809,044)          -         (809,044
Other                                                (72,218)        53,100       (73,768
-----------------------------------------------------------------------------------------
Net cash used for investing activities              (881,262)        53,100      (882,812
-----------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net             96,824           -           96,824
Proceeds--
     Other long-term debt                            751,650        (51,550)      803,200
     Preferred securities                             50,000         (1,550)          -
     Capital contributions from parent company       204,347           -          204,347
Retirements--
     Preferred stock                                 (50,000)          -          (50,000
     First mortgage bonds                           (470,000)          -         (470,000
     Other long term debt                           (104,836)          -         (104,836
Payment of preferred stock dividends                 (15,788)          -          (15,788
Payment of common stock dividends                   (399,600)          -         (399,600
Other--                                              (15,864)          -          (15,864
-----------------------------------------------------------------------------------------
Net cash provided from (used for) financing
        activities                                    46,733        (53,100)       48,283
-----------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents             (114,773)          -         (114,773
Cash and Cash Equivalents at Beginning of Period     134,248           -          134,248
-----------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period          $ 19,475       $   -         $ 19,475
=========================================================================================

                                      A-18a



                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

--------------------------------------------------------------------------------------------------------------------------------
                                                                        ALABAMA             ALABAMA               ALABAMA
                                                                        TRUST I            TRUST II              TRUST III
--------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                         $       -        $          -          $          -
Adjustments to reconcile consolidated net income to net
  cash provided by operating activities -
     Depreciation and amortization                                         -                   -                     -
     Deferred income taxes and investment tax credits, net                 -                   -                     -
     Other, net                                                            -                   -                     -
Change in current assets and liabilities -                                 -                   -                     -
     Receivables, net                                                      -                   -                     -
     Fossil fuel stock                                                     -                   -                     -
     Materials and supplies                                                -                   -                     -
     Accounts payable                                                      -                   -                     -
     Energy cost recovery, retail                                          -                   -                     -
     Other                                                                 -                   -                     -
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                -                   -                     -
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                   -                   -                     -
Other                                                                      -                   -                  (51,550)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                     -                   -                  (51,550)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                  -                   -                     -
Proceeds--
     Other long-term debt                                                  -                   -                     -
     Preferred securities                                                  -                   -                   51,550
     Capital contributions from parent company                             -                   -                     -
Retirements--
     Preferred stock                                                       -                   -                     -
     First mortgage bonds                                                  -                   -                     -
     Other long term debt                                                  -                   -                     -
Payment of preferred stock dividends                                       -                   -                     -
Payment of common stock dividends                                          -                   -                     -
Other--                                                                    -                   -                     -
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities                     -                   -                    51,550
--------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                    -                   -                     -
Cash and Cash Equivalents at Beginning of Period                           -                   -                     -
--------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                        $        -       $           -         $           -
================================================================================================================================


                                     A-18b


                                                                                    ALABAMA POWER COMPANY AND SUBSIDIARIES
                                                                                          CONSOLIDATED BALANCE SHEET
                                                                                             AT DECEMBER 31, 1999
                                                                                                (in thousands)

                                                             ALABAMA                                        ALABAMA
                                                           Consolidated           Eliminations             CORPORATE
------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                        $ 19,475       $     -                        $ 19,475
Receivables -
     Customer accounts receivable                                 265,900             -                         265,900
     Unrecovered retail fuel clause revenue                       168,627             -                         168,627
     Other accounts and notes receivable                           42,137             -                          42,137
     Affiliated companies                                          40,083             -                          40,083
     Accumulated provision for uncollectible accts                 (4,117)            -                          (4,117)
Refundable income taxes                                            17,997             -                          17,997
Fossil fuel stock, at average cost                                 84,582             -                          84,582
Materials and supplies, at average cost                           167,637             -                         167,637
Other                                                              46,011             -                          46,011
------------------------------------------------------------------------------------------------------------------------
Total current assets                                              848,332             -                         848,332
------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                   7,703,683             -                       7,703,683
------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                    333,700              (368,472)                344,436
------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                          330,405             -                         330,405
Debt expense, being amortized                                       9,563             -                           9,563
Premium on reacquired debt, being amortized                        83,895             -                          83,895
Prepaid pension Costs                                             213,971             -                         213,971
Department of Energy assessments                                   27,685             -                          27,685
Other                                                              97,470             -                          97,470
------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                           762,989             -                         762,989
------------------------------------------------------------------------------------------------------------------------

Total Assets                                                  $ 9,648,704             $(368,472)            $ 9,659,440
========================================================================================================================


                                     A-19a


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)

                                                                 ALABAMA                ALABAMA                ALABAMA
                                                                 TRUST I               TRUST II               TRUST III
-----------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                      $    -         $            -         $            -
Receivables -
     Customer accounts receivable                                   -                      -                      -
     Unrecovered retail fuel clause revenue                         -                      -                      -
     Other accounts and notes receivable                            -                      -                      -
     Affiliated companies                                           -                      -                      -
     Accumulated provision for uncollectible accts                  -                      -                      -
Refundable income taxes                                             -                      -                      -
Fossil fuel stock, at average cost                                  -                      -                      -
Materials and supplies, at average cost                             -                      -                      -
Other                                                               -                      -                      -
-----------------------------------------------------------------------------------------------------------------------------
Total current assets                                                -                      -                      -
-----------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                       -                      -                      -
-----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                        100,000                206,186                  51,550
-----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                            -                      -                      -
Debt expense, being amortized                                       -                      -                      -
Premium on reacquired debt, being amortized                         -                      -                      -
Prepaid pension Costs                                               -                      -                      -
Department of Energy assessments                                    -                      -                      -
Other                                                               -                      -                      -
-----------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                             -                      -                      -
-----------------------------------------------------------------------------------------------------------------------------

Total Assets                                                    $ 100,000                  $ 206,186                $ 51,550
=============================================================================================================================


                                     A-19b

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)


                                                   ALABAMA                        ALABAMA
                                                 Consolidated   Eliminations      CORPORATE
-----------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                    $ 100,943     $       -             $ 100,943
Notes payable                                        96,824             -                96,824
Accounts payable -
     Affiliated                                      91,315             -                91,315
     Other                                          140,842             -               140,842
Customer deposits                                    31,704             -                31,704
Taxes accrued                                       118,864             -               118,864
Interest accrued                                     26,365             -                26,365
Vacation pay accrued                                 30,112             -                30,112
Other                                                84,267             -                84,267
-----------------------------------------------------------------------------------------------------
Total current liabilities                           721,236             -               721,236
-----------------------------------------------------------------------------------------------------
Long-term debt                                    3,190,378        (357,736)          3,548,114
-----------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                 1,240,344             -             1,240,344
Deferred credits related to income taxes            265,102             -               265,102
Accumulated deferred investment tax credits         260,367             -               260,367
Employee benefits provisions                         82,298             -                82,298
Prepaid capacity revenues, net                       79,703             -                79,703
Miscellaneous                                       155,901             -               155,901
-----------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities      2,083,715             -             2,083,715
-----------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                   347,000         (10,736)                -
Cumulative preferred stock                          317,512             -               317,512
Common stock equity                               2,988,863             -             2,988,863
-----------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity      $ 9,648,704       $(368,472)        $ 9,659,440
-----------------------------------------------------------------------------------------------------

                                     A-20a

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)


                                                    ALABAMA            ALABAMA                  ALABAMA
                                                     TRUST I           TRUST II                TRUST III
---------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                    $    -                $     -                 $    -
Notes payable                                          -                      -                      -
Accounts payable -
     Affiliated                                        -                      -                      -
     Other                                             -                      -                      -
Customer deposits                                      -                      -                      -
Taxes accrued                                          -                      -                      -
Interest accrued                                       -                      -                      -
Vacation pay accrued                                   -                      -                      -
Other                                                  -                      -                      -
---------------------------------------------------------------------------------------------------------------
Total current liabilities                              -                      -                      -
---------------------------------------------------------------------------------------------------------------
Long-term debt                                         -                      -                      -
---------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                      -                      -                      -
Deferred credits related to income taxes               -                      -                      -
Accumulated deferred investment tax credits            -                      -                      -
Employee benefits provisions                           -                      -                      -
Prepaid capacity revenues, net                         -                      -                      -
Miscellaneous                                          -                      -                      -
---------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities           -                      -                      -
---------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                     100,000                206,186                  51,550
Cumulative preferred stock                             -                      -                      -
Common stock equity                                    -                      -                      -
---------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity           $ 100,000              $ 206,186                $ 51,550
---------------------------------------------------------------------------------------------------------------

                                     A-20b

                         Notes to ALABAMA's Consolidated
                              Financial Statements

            (A) Represents equity in earnings of SEGCO, a non-consolidated subsidiary in which ALABAMA has 50% ownership, which is accounted for on the equity basis. See pages A-2 through A-16 for SEGCO's financial statements consolidated for SOUTHERN.

            (B) Includes $71,243 loss in earnings of Alabama Property Company, a non-consolidated subsidiary, which is accounted for on the equity basis. See pages A-24 through A-26 for Alabama Property Company's financial statements.

            (C) Represents ALABAMA's investment in SEGCO.

            (D) Includes $9,866,315 of investments in Alabama Property Company.

                            ALABAMA PROPERTY COMPANY
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (Unaudited; Not Consolidated in Parent, ALABAMA)

   REVENUES:

       Sales of recreational lots                       $  15,500
   Rentals                                                109,349
       Interest on securities owned                       256,868
                                                        ---------
         Total Revenues                                   381,717

   COSTS AND EXPENSES:
       Cost of recreational lot sales                      78,123
       Selling, administrative and general expenses       339,611
       Taxes, net                                          35,226
                                                        ---------
         Total costs and expenses                         452,961
                                                        ---------

   NET INCOME                                           $ (71,246)
                                                       ----------


                            ALABAMA PROPERTY COMPANY
                         STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (Unaudited; Not Consolidated in Parent, ALABAMA)

   RETAINED EARNINGS AT DECEMBER 31, 1998               $9,485,987
       Net loss                                            (71,246)
                                                       -----------
   RETAINED EARNINGS AT DECEMBER 31, 1999               $9,414,741
                                                        ==========

                            ALABAMA PROPERTY COMPANY
                       BALANCE SHEET AT DECEMBER 31, 1999
                (Unaudited; Not Consolidated in Parent, ALABAMA)

                                     ASSETS

        CURRENT ASSETS:
          Cash                                                   $   77,531
          Temporary cash investments                              5,169,241
          Accounts receivable
              Other                                                   2,500
              Associated Companies                                   33,287
                                                                -----------
        Total current assets                                      5,282,559

        PROPERTY AND MINERAL RIGHTS HELD FOR
          FUTURE DEVELOPMENT                                      4,536,987
                                                                -----------

              Total Assets                                       $9,819,546
                                                                 ==========

                         LIABILITIES AND CAPITALIZATION

        CURRENT LIABILITIES:
          Accounts payable to associated companies              $    76,119
          Accrued income taxes                                     (122,888)
                                                                -----------
              Total current liabilities                             (46,769)
                                                                -----------

        SHAREHOLDER'S INVESTMENT:
          Common stock, $150 par value; 1,000 shares
              authorized, issued and outstanding                    150,000
          Additional paid-in capital                                301,572
          Retained earnings                                       9,414,743
                                                                -----------
              Total shareholder's investment                      9,866,315
                                                                -----------

              Total liabilities and capitalization              $ 9,819,546
                                                                ===========




                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                      GEORGIA                           GEORGIA
                                                                   Consolidated       Eliminations     CORPORATE       PIEDMONT
----------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                             $   4,456,675          $ (839)      $ 4,456,675     $ 839 $
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                    919,876              -            919,876       -
     Purchased and interchanged, net                                         214,573              -            214,573       -
     Purchase power from affiliates                                          174,989              -            174,989       -
     Other                                                                   784,359            (839)          785,189       -
Maintenance                                                                  411,983              -            411,983       -
Depreciation and amortization                                                467,966              -            467,918       48
Taxes other than income taxes                                                202,853              -            202,509      344
----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                              3,176,599            (839)        3,177,037      392
----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                           1,280,076              -          1,279,638      447
Other Income (Expense):
Interest income                                                                5,583         (68,330)            5,097      977
Equity in earnings of unconsolidated subsidiaries                              2,721              -              2,721       -
Other, net                                                                   (47,986)             -            (47,928)     (58)
----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                                  1,240,394         (68,330)        1,239,528    1,366
----------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                   162,303         (68,330)          230,142      491
Interest on notes payable                                                     19,787              -             19,787       -
Amortization of debt discount, premium and expense, net                      100,115              -            100,115       -
Other interest charges, net                                                   (2,336)             -             (2,336)      -
Distributions on preferred securities of subsidiary companies                 65,774              -        -                 -
----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                        345,643         (68,330)          347,708      491
----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                                 894,751              -            891,820      875
Income taxes                                                                 351,639              -            351,300      339
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                   543,112              -            540,520      536
Dividends on Preferred Stock                                                   1,729              -              1,729       -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                              $ 541,383       $      -          $ 538,791    $ 536
==================================================================================================================================


                                     A-24a




                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                 GEORGIA      GEORGIA       GEORGIA     GEORGIA       GEORGIA
                                                                 CAPITAL      TRUST I       TRUST II   TRUST III      TRUST IV
-------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                          $    -     $     -      $      -       $    -         $   -
-------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                -          -             -           -             -
     Purchased and interchanged, net                                     -          -             -           -             -
     Purchase power from affiliates                                      -          -             -           -             -
     Other                                                               9          -             -           -             -
Maintenance                                                              -          -             -           -             -
Depreciation and amortization                                            -          -             -           -             -
Taxes other than income taxes                                            -          -             -           -             -
-------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                            9          -             -           -             -
-------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                        (9)         -             -           -             -
Other Income (Expense):
Interest income                                                      8,995     17,977        13,711      15,121       12,035
Equity in earnings of unconsolidated subsidiaries                        -          -             -           -             -
Other, net                                                               -          -             -           -             -
-------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                            8,986     17,977        13,711      15,121       12,035
-------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                               -          -             -           -             -
Interest on notes payable                                                -          -             -           -             -
Amortization of debt discount, premium and expense, net                  -          -             -           -             -
Other interest charges, net                                              -          -             -           -             -
Distributions on preferred securities of subsidiary companies        8,725     17,437        13,300      14,667       11,645
-------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                8,725     17,437        13,300      14,667       11,645
-------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                            261        540           411         454          390
Income taxes                                                             -          -             -           -             -
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                              261        540           411         454          390
Dividends on Preferred Stock                                             -          -             -           -
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                         $ 261      $ 540         $ 411       $ 454        $ 390
===============================================================================================================================

                                     A-24b




                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                    GEORGIA                           GEORGIA
                                                                 Consolidated      Eliminations      CORPORATE    PIEDMONT
------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                        $ 543,112        $      -        $ 540,520      $ 536
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                  578,878               -          578,773        105
     Deferred income taxes and investment tax credits, net          (34,930)              -          (34,814)      (116)
     Allowance for equity funds used during construction               (734)              -             (734)        -
     Other, net                                                      43,555               -           43,555         -
Change in current assets and liabilities -
     Receivables, net                                                21,665             2,592         21,129         -
     Inventories                                                    (32,582)              -          (32,582)        -
     Payables                                                        13,095            (2,592)        15,687         -
     Taxes accrued                                                   (2,832)              -           (3,211)       379
      Energy cost recovery, retail                                  (26,862)              -          (26,862)        -
     Other                                                           93,620               -           93,620         -
------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                       1,195,985               -        1,195,081        904
------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                           (790,464)              -         (790,464)        -
Other                                                               (27,454)              -          (27,454)        -
------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                             (817,918)              -         (817,918)        -
------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                           295,389               -          295,389         -
Proceeds--
     Senior notes and other long-term debt                          100,000               -          100,028        (28)
     Pollution control bonds                                        238,000               -          238,000         -
     Preferred securities                                           200,000               -          200,000         -
     Capital contributions from parent company                      155,777               -          155,777         -
Retirements--
     First mortgage bonds                                          (404,000)              -         (404,000)        -
     Pollution control bonds                                       (235,000)              -         (235,000)        -
     Preferred securities                                          (100,000)              -         (100,000)        -
     Preferred stock                                                (36,231)              -          (36,231)        -
Payment of preferred stock dividends                                   (984)              -             (984)        -
Payment of common stock dividends                                  (543,000)              -         (543,000)        -
Other--                                                             (29,630)              -          (28,754)      (876)
------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                             (359,679)              -         (358,775)      (904)
------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                              18,388               -           18,388         -
Cash and Cash Equivalents at Beginning of Year                       16,272               -           16,272         -
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                           $ 34,660         $     -        $ 34,660      $   -
==============================================================================================================================



                                     A-25a


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                 GEORGIA         GEORGIA       GEORGIA       GEORGIA      GEORGIA
                                                                 CAPITAL         TRUST I       TRUST II     TRUST III     TRUST IV
-----------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                        $ 262          $ 539          $ 411         $ 454        $ 390
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                  -               -             -             -            -
     Deferred income taxes and investment tax credits, net          -               -             -             -            -
     Allowance for equity funds used during construction            -               -             -             -            -
     Other, net                                                     -               -             -             -            -
Change in current assets and liabilities -
     Receivables, net                                              (262)          (539)          (411)         (454)        (390)
     Inventories                                                    -               -             -             -            -
     Payables                                                       -               -             -             -            -
     Taxes accrued                                                  -               -             -             -            -
      Energy cost recovery, retail                                  -               -             -             -            -
     Other                                                          -               -             -             -            -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                         -               -             -             -            -
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                            -               -             -             -            -
Other                                                               -               -             -             -            -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                              -               -             -             -            -
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                           -               -             -             -            -
Proceeds--
     Senior notes and other long-term debt                          -               -             -             -            -
     Pollution control bonds                                        -               -             -             -            -
     Preferred securities                                           -               -             -             -            -
     Capital contributions from parent company                      -               -             -             -            -
Retirements--
     First mortgage bonds                                           -               -             -             -            -
     Pollution control bonds                                        -               -             -             -            -
     Preferred securities                                           -               -             -             -            -
     Preferred stock                                                -               -             -             -            -
Payment of preferred stock dividends                                -               -             -             -            -
Payment of common stock dividends                                   -               -             -             -            -
Other--                                                             -               -             -             -            -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                              -               -             -             -            -
-----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                             -               -             -             -            -
Cash and Cash Equivalents at Beginning of Year                      -               -             -             -            -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                    $       -           $   -        $    -        $    -        $   -
===================================================================================================================================


                                     A-25b


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)


                                                           GEORGIA                                 GEORGIA
                                                         Consolidated    Eliminations              CORPORATE      PIEDMONT
----------------------------------------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                              $      34,660      $      -                $ 34,660      $      -
Receivables -
     Customer accounts receivable                            438,161             -                 438,161             -
     Other accounts and notes receivable                     102,544          (5,843)              102,544             -
     Affiliated companies                                     16,006             -                  16,006             -
     Accumulated provision for uncollectible accts            (7,000)            -                  (7,000)            -
Fossil fuel stock, at average cost                           126,298             -                 126,298             -
Materials and supplies, at average cost                      253,894             -                 253,894             -
Other                                                         63,990             -                  63,990             -
Total current assets                                       1,028,553          (5,843)            1,028,553             -
----------------------------------------------------------------------------------------------------------------------------
Utility Plant                                              9,805,313             -               9,786,278         19,035
----------------------------------------------------------------------------------------------------------------------------

Other Property and Investments                               430,704        (870,683)              482,547          2,081
----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                     590,893             -                 590,893             -
Prepaid pension costs                                        145,801             -                 145,801             -
Debt expense, being amortized                                 55,824             -                  55,824             -
Premium on reacquired debt, being amortized                   99,331             -                  99,331             -
Other                                                        120,441             -                 120,441             -
----------------------------------------------------------------------------------------------------------------------------
Ttoal deferred charges and other assets                    1,012,290             -               1,012,290             -
----------------------------------------------------------------------------------------------------------------------------
Total Assets                                            $ 12,276,860      $ (876,526)         $ 12,309,668      $  21,116
============================================================================================================================



                                     A-26a


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)


                                                             GEORGIA      GEORGIA          GEORGIA          GEORGIA       GEORGIA
                                                              CAPITAL      TRUST I         TRUST II         TRUST III     TRUST IV
------------------------------------------------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                                 $       -      $     -        $       -        $       -        $    -
Receivables -
     Customer accounts receivable                                 -            -                -                -             -
     Other accounts and notes receivable                       1,326        1,752            1,217            1,158           390
     Affiliated companies                                         -            -                -                -             -
     Accumulated provision for uncollectible accts                -            -                -                -             -
Fossil fuel stock, at average cost                                -            -                -                -             -
Materials and supplies, at average cost                           -            -                -                -             -
Other                                                             -            -                -                -             -
Total current assets                                           1,326        1,752            1,217            1,158           390
------------------------------------------------------------------------------------------------------------------------------------
Utility Plant                                                     -            -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------

Other Property and Investments                                 3,100      231,959          180,412          195,103       206,185
------------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                          -            -                -                -             -
Prepaid pension costs                                             -            -                -                -             -
Debt expense, being amortized                                     -            -                -                -             -
Premium on reacquired debt, being amortized                       -            -                -                -             -
Other                                                             -            -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
Ttoal deferred charges and other assets                           -            -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                $  4,426    $ 233,711       $  181,629       $  196,261     $ 206,575
====================================================================================================================================


                                     A-26b



                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)

                                                          GEORGIA                            GEORGIA
                                                        Consolidated     Eliminations        CORPORATE        PIEDMONT
-----------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                          $ 155,772        $    -               $ 155,772       $     -
Notes payable to banks                                    636,241             -                 636,241             -
Accounts payable -
     Affiliated                                            76,591             -                  76,591             -
     Other                                                346,785             -                 346,785             -
Customer deposits                                          74,695             -                  74,695             -
Taxes accrued                                             135,328             -                 134,504            824
Interest accrued                                           58,665          (5,843)               64,508             -
Vacation pay accrued                                       38,143             -                  38,143             -
Other                                                     153,767             -                 153,767             -
-----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                              1,675,987           (5,843)            1,681,006            824
-----------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                          2,688,358        (830,005)            3,505,118         13,245
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                       2,202,565             -               2,202,844           (279)
Accumulated deferred investment tax credits               367,114             -                 367,114             -
Deferred credits related to income taxes                  267,083             -                 267,083             -
Employee benefits provisions                              181,529             -                 181,529             -
Other                                                     151,812             -                 151,812             -
-----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities            3,170,103             -               3,170,382           (279)
-----------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                         789,250             -                      -              -
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock                                 14,952             -                  14,952             -
-----------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity                             3,938,210         (40,678)            3,938,210          7,326
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity           $ 12,276,860      $ (876,526)         $ 12,309,668       $ 21,116
=============================================================================================================================

                                     A-27a


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)

                                                     GEORGIA         GEORGIA       GEORGIA       GEORGIA       GEORGIA
                                                     CAPITAL         TRUST I      TRUST II      TRUST III     TRUST IV
------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                      $     -          $    -      $      -       $     -       $     -
Notes payable to banks                                    -               -             -             -             -
Accounts payable -
     Affiliated                                           -               -             -             -             -
     Other                                                -               -             -             -             -
Customer deposits                                         -               -             -             -             -
Taxes accrued                                             -               -             -             -             -
Interest accrued                                          -               -             -             -             -
Vacation pay accrued                                      -               -             -             -             -
Other                                                     -               -             -             -             -
------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                 -               -             -             -             -
------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                            -               -             -             -             -
------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                         -               -             -             -             -
Accumulated deferred investment tax credits               -               -             -             -             -
Deferred credits related to income taxes                  -               -             -             -             -
Employee benefits provisions                              -               -             -             -             -
Other                                                     -               -             -             -             -
------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities              -               -             -             -             -
------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                         -          225,000       175,000       189,250       200,000
------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock                                -               -             -             -             -
------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity                            4,426           8,711         6,629         7,011         6,575
------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity        $    4,426      $  233,711    $  181,629    $  196,261    $  206,575
========================================================================================================================

                                     A-27b

                         Notes to GEORGIA's Consolidated
                              Financial Statements

(A) Includes $2,721,000 equity in earnings for SEGCO, a non-consolidated subsidiary in which GEORGIA has 50% ownership. SEGCO is accounted for on the equity basis. See pages A-2 through A-14 for SEGCO's financial statements consolidated for SOUTHERN.

(B)    Includes $25,024,000 of investments in SEGCO.


                                                                                      GULF POWER COMPANY AND SUBSIDIARIES
                                                                                        CONSOLIDATED STATEMENT OF INCOME
                                                                                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                                                 (in thousands)

                                                                 GULF                               GULF
                                                             Consolidated      Eliminations     CORPORATE
----------------------------------------------------------------------------------------------------------------

Total operating revenues                                            $ 674,099     $    -         $ 674,099
------------------------------------------------------------------------------------------------------------

Operating Expenses:
Operation --
     Fuel                                                             209,031          -           209,031
     Purchased power from non-affiliates                               46,332          -            46,332
     Purchased power from affiliates                                   10,703          -            10,703
     Other                                                            114,670          -           114,670
Maintenance                                                            57,830          -            57,830
Depreciation and amortization                                          64,589          -            64,589
Taxes other than income taxes                                          51,782          -            51,782
------------------------------------------------------------------------------------------------------------
Total operating expenses                                              554,937          -           554,937
------------------------------------------------------------------------------------------------------------

Operating income                                                      119,162                      119,162
Other Income (Expense):
Interest income                                                         1,771       (6,391)          1,771
Other, net                                                             (1,357)         -            (1,357)
------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                             119,576       (6,391)        119,576
------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                             21,375       (6,391)         27,766
Interest on notes payable                                               2,371          -             2,371
Amortization of debt discount, premium and expense, net                 1,989          -             1,989
Other interest charges                                                  1,126          -             1,126
Distributions on preferred securities of subsidiary                     6,200          -                 -
------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                  33,061       (6,391)          33,252
------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                           86,515          -            86,324
Income taxes                                                           32,631          -            32,631
------------------------------------------------------------------------------------------------------------
Net Income                                                             53,884          -            53,693
Dividends on Preferred Stock                                              217          -               217
------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                        $ 53,667     $    -         $  53,476
============================================================================================================

                                     A-29a

                       GULF POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                GULF                 GULF
                                                               TRUST I              TRUST II
-------------------------------------------------------------------------------------------------

Total operating revenues                                    $     -               $    -
-------------------------------------------------------------------------------------------------

Operating Expenses:
Operation --
     Fuel                                                         -                    -
     Purchased power from non-affiliates                          -                    -
     Purchased power from affiliates                              -                    -
     Other                                                        -                    -
Maintenance                                                       -                    -
Depreciation and amortization                                     -                    -
Taxes other than income taxes                                     -                    -
-------------------------------------------------------------------------------------------------
Total operating expenses                                          -                    -
-------------------------------------------------------------------------------------------------

Operating income
Other Income (Expense):
Interest income                                                  3,144                3,247
Other, net                                                        -                    -
-------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                        3,144                3,247
-------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                        -                    -
Interest on notes payable                                         -                    -
Amortization of debt discount, premium and expense, net           -                    -
Other interest charges                                            -                    -
Distributions on preferred securities of subsidiary              3,050                3,150
-------------------------------------------------------------------------------------------------
Total interest charges and other, net                            3,050                3,150
-------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                        94                   97
Income taxes                                                      -                    -
-------------------------------------------------------------------------------------------------
Net Income                                                          94                   97
Dividends on Preferred Stock                                      -                    -
-------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                $      94             $     97
=================================================================================================

                                     A-29b



                       GULF POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                  GULF                          GULF         GULF         GULF
                                                                Consolidated    Eliminations  CORPORATE     TRUST I      TRUST II
----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                       $ 53,884        $    -      $   53,693      $ 94          $ 97
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                 68,721             -          68,721         -             -
     Deferred income taxes and investment tax credits, net         (6,609)            -          (6,609)        -             -
     Other, net                                                     3,735             -           3,735         -             -
Change in current assets and liabilities -
     Receivables, net                                             (10,484)            191       (10,484)       (94)         (97)
     Fossil fuel stock                                             (5,656)            -          (5,656)        -             -
     Materials and supplies                                        (2,063)            -          (2,063)        -             -
     Accounts payable                                              (2,023)           (191)       (1,832)        -             -
     Other                                                          7,030             -           7,030         -             -
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                       106,535             -         106,535         -             -
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                          (69,798)            -         (69,798)
Other                                                              (8,856)            -          (8,856)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                           (78,654)            -         (78,654)        -             -
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Increase (Decrease) in notes payable, net                          23,500             -          23,500         -             -
Proceeds--
     Other long-term debt                                          50,000             -          50,000         -             -
     Capital contributions from parent company                      2,294             -           2,294         -             -
Retirements--
     Other long-term debt                                         (27,074)            -         (27,074)        -             -
Payment of preferred stock dividends                                 (271)            -            (271)        -             -
Payment of common stock dividends                                 (61,300)            -         (61,300)        -             -
Other                                                                (246)            -            (246)        -             -
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                      (13,097)            -         (13,097)        -             -
----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                            14,784             -          14,784         -             -
Cash and Cash Equivalents at Beginning of Period                      969             -             969         -             -
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                       $ 15,753         $   -        $ 15,753     $   -          $  -
==================================================================================================================================

                                      A-30



                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)


                                                             GULF                              GULF           GULF       GULF
                                                         Consolidated    Eliminations        CORPORATE       TRUST I   TRUST II
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                 $ 15,753        $     -          $     15,753     $     -      $     -
Receivables -
     Customer accounts receivable                           55,108              -                55,108           -            -
     Other accounts and notes receivable                     4,325             (473)              4,325          275         198
     Affiliated companies                                    7,104              -                 7,104           -            -
     Accumulated provision for uncollectible accts          (1,026)             -                (1,026)          -            -
Fossil fuel stock, at average cost                          29,869              -                29,869           -            -
Materials and supplies, at average cost                     30,088              -                30,088           -            -
Regulatory clauses under recovery                           11,611              -                11,611           -            -
Other                                                        5,354              -                 5,354           -            -
--------------------------------------------------------------------------------------------------------------------------------
Total current assets                                       158,186             (473)            158,186          275         198
--------------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                            1,065,858              -             1,065,858           -            -
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                               1,481          (90,258)              4,110       41,237      46,392
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and OtherAssets:
Deferred charges related to income taxes                    25,264              -                25,264           -            -
Prepaid pension costs                                       17,734              -                17,734           -            -
Debt expense, being amortized                                2,526              -                 2,526           -            -
Premium on reacquired debt, being amortized                 17,360              -                17,360           -            -
Other                                                       20,086              -                20,086           -            -
--------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                     82,970              -                82,970           -            -
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                           $ 1,308,495        $ (90,731)        $ 1,311,124     $ 41,512    $ 46,590
================================================================================================================================


                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)



                                                     GULF                             GULF          GULF             GULF
                                                 Consolidated   Eliminations        CORPORATE      TRUST I          TRUST II
-------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Notes payable                                       $ 55,000        $     -       $   55,000      $       -         $      -
Accounts payable
   Affiliated companies                               14,878              -           14,878              -                -
   Other                                              22,581              -           22,581              -                -
Customer deposits                                     12,778              -           12,778              -                -
Taxes accrued                                         12,596              -           12,596              -                -
Interest accrued                                       9,255             (473)         9,728              -                -
Vacation pay accrued                                   4,199              -            4,199              -                -
Other                                                  4,961              -            4,961              -                -
-------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                            136,248             (473)       136,721              -                -
-------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                       367,449          (87,629)       455,078              -                -
-------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                    162,776              -          162,776              -                -
Accumulated deferred investment tax credits           27,712              -           27,712              -                -
Deferred credits related to income taxes              49,693              -           49,693              -                -
Employee benefits provisions                          31,735              -           31,735              -                -
Other                                                 21,333              -           21,333              -                -
-------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities         293,249              -          293,249              -                -
-------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                     85,000              -                -           40,000          45,000
-------------------------------------------------------------------------------------------------------------------------------
Preferred stock                                        4,236              -            4,236              -                -
-------------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                          422,313           (2,629)       421,840            1,512           1,590
-------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity       $ 1,308,495       $  (90,731)   $ 1,311,124         $ 41,512       $  46,590
===============================================================================================================================


                                      A-32



                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                               MISSISSIPPI                          MISSISSIPPI     MISSISSIPPI
                                                              Consolidated     Eliminations         CORPORATE        TRUST I
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                            $ 633,004      $      -         $ 633,004         $   -
-------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                                             172,686             -            172,686             -
     Purchased power from non-affiliates                               40,080             -             40,080             -
     Purchased power from affiliates                                   31,007             -             31,007             -
     Other                                                            125,291             -            125,291             -
Maintenance                                                            47,085             -             47,085             -
Depreciation and amortization                                          49,206             -             49,206             -
Taxes other than income taxes                                          47,893             -             47,893             -
-------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                              513,248             -             513,248
-------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                      119,756                          119,756
Other Income:
Interest income                                                           273         (2,796)              273           2,796
Other, net                                                              1,675             -              1,675             -
-------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                             121,704         (2,796)          121,704           2,796
-------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                             20,455         (2,796)           23,251             -
Interest on notes payable                                               2,750             -              2,750             -
Amortization of debt discount, premium and expense, net                 1,432             -              1,432             -
Other interest charges                                                  3,332             -              3,332             -
Distributions on preferred securities of subsidiary trust               2,796             -                -             2,796
-------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                              30,765         (2,796)           30,765           2,796
-------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                           90,939             -             90,939             -
Income taxes                                                           34,117             -             34,117             -
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             56,822             -             56,822             -
-------------------------------------------------------------------------------------------------------------------------------
Dividends on Preferred Stock                                            2,013             -              2,013             -
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                        $ 54,809        $    -           $ 54,809        $    -
===============================================================================================================================

                                      A-33


                                                       MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                                                         CONSOLIDATED STATEMENT OF CASH FLOWS
                                                         FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                    (in thousands)


                                                               MISSISSIPPI                   MISSISSIPPI    MISSISSIPPI
                                                              Consolidated   Eliminations    CORPORATE        TRUST I
--------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                      $ 56,822      $     -       $ 56,822        $    -
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                53,427            -         53,427             -
     Deferred income taxes and investment tax credits, net        (4,143)           -         (4,143)            -
     Other, net                                                    5,531            -          5,531             -
Change in current assets and liabilities -
     Receivables, net                                            (39,304)           -        (39,304)            -
     Fossil fuel stock                                            (9,379)           -         (9,379)            -
     Materials and supplies                                       (1,903)           -         (1,903)            -
     Accounts payable                                              1,391            -          1,391             -
     Other                                                        14,206            -         14,206             -
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                       76,648            -         76,648             -
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                         (75,888)           -        (75,888)            -
Other                                                              1,009            -          1,009             -
---------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                           (74,879)           -        (74,879)            -
---------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions
Increase (decrease) in notes payable, net                         44,500            -         44,500             -
Proceeds--
    Other long-term debt                                          59,400            -         59,400             -
    Capital contributions from parent company                      2,028            -          2,028             -
Retirements--
     First mortgage bonds                                        (50,456)           -        (50,456)            -
Payment of preferred stock dividends                              (2,013)           -         (2,013)            -
Payment of common stock dividends                                (56,100)           -        (56,100)            -
Other                                                               (282)           -           (282)            -
---------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                            (2,923)           -         (2,923)            -
---------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                           (1,154)           -         (1,154)            -
Cash and Cash Equivalents at the Beginning of Period               1,327            -          1,327             -
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                       $   173       $    -          $ 173       $     -
===========================================================================================================================



                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)

                                                        MISSISSIPPI                        MISSISSIPPI      MISSISSIPPI
                                                        Consolidated     Eliminations      CORPORATE          TRUST I
-----------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                 $      173       $    -          $       173       $     -
Receivables -
     Customer accounts receivable                             61,274            -               61,274             -
     Other accounts and notes receivable                      23,490            -               23,490             -
     Affiliated companies                                     16,097            -               16,097             -
     Accumulated provision for uncollectible accts              (697)           -                 (697)            -
Fossil fuel stock, at average cost                            25,797            -               25,797             -
Materials and supplies, at average cost                       20,638            -               20,638             -
Other                                                         10,013            -               10,013             -
-----------------------------------------------------------------------------------------------------------------------
Total current assets                                         156,785            -              156,785             -
-----------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                              1,043,279            -            1,043,279             -
-----------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                 1,389        (37,164)             2,471           36,082
-----------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                      21,557            -               21,557             -
Prepaid pension costs                                          2,488            -                2,488             -
Debt expense, being amortized                                  4,355            -                4,355             -
Premium on reacquired debt, being amortized                    8,154            -                8,154             -
Other                                                         13,129            -               13,129             -
-----------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                       49,683            -               49,683             -
-----------------------------------------------------------------------------------------------------------------------
Total Assets                                             $ 1,251,136       $(37,164)       $ 1,252,218          $36,082
=======================================================================================================================



                                                     MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                                                            CONSOLIDATED BALANCE SHEET
                                                               AT DECEMBER 31, 1999
                                                                  (in thousands)



                                                      MISSISSIPPI                                MISSISSIPPI    MISSISSIPPI
                                                      Consolidated         Eliminations           CORPORATE      TRUST I
--------------------------------------------------------------------------------------------------------------------------
Current Liabilities
Securities due within one year                                $ 30,020       $    -             $ 30,020       $     -
Notes payable                                                   57,500            -               57,500             -
Accounts payable                                                60,107            -               60,107             -
Customer deposits                                                3,749            -                3,749             -
Taxes accrued                                                   42,399            -               42,399             -
Interest accrued                                                 6,733            -                6,733             -
Vacation pay accrued                                             5,218            -                5,218             -
Other                                                            7,497            -                7,497             -
--------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                      213,223            -              213,223             -
--------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                 321,802            -              321,802             -
--------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                              139,564            -              139,564             -
Deferred credits related to income taxes                        34,765            -               34,765             -
Accumulated deferred investment tax credits                     24,695            -               24,695             -
Employee benefits provisions                                    34,268            -               34,268             -
Workforce reduction plan                                        11,272            -               11,272             -
Other                                                           12,770            -               12,770             -
--------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                   257,334            -              257,334             -
--------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   company junior subordinated notes                            35,000            -                 -              35,000
--------------------------------------------------------------------------------------------------------------------------
Preferred stock                                                 31,809            -               31,809             -
--------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                                    391,968        (1,082)            391,968            1,082
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                 $ 1,251,136       $(1,082)        $ 1,216,136         $ 36,082
==========================================================================================================================


               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

                                                                 SAVANNAH                          SAVANNAH        SAVANNAH
                                                               Consolidated    Eliminations       CORPORATE         TRUST I
----------------------------------------------------------------------------------------------------------------------------

Total Operating Revenues                                         $ 251,594        $    -          $ 251,594        $    -
----------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
Operation --
     Fuel                                                           50,530             -             50,530             -
     Purchased power from non-affiliates                            14,398             -             14,398             -
     Purchase power from affiliates                                 33,398             -             33,398             -
     Other                                                          50,341             -             50,341             -
Maintenance                                                         16,333             -             16,333             -
Depreciation and amortization                                       23,841             -             23,841             -
Taxes other than income taxes                                       12,690             -             12,690             -
----------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                      201,531             -            201,531             -
----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                    50,063                           50,063
Other Income (Expense):
Interest income                                                        169         (2,825)              169          2,825
Other, net                                                            (663)            -               (663)            -
----------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                           49,569         (2,825)           49,569          2,825
----------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                           9,300         (2,825)           12,125             -
Interest on notes payable                                              879             -                879             -
Amortization of debt discount, premium and expense, net                948             -                948             -
Other interest charges                                                 811             -                811             -
Distributions on preferred securities of subsidiary trust            2,740             -                -            2,740
----------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                               14,678         (2,825)           14,763          2,740
----------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                        34,891             -             34,806             85
Income taxes                                                        11,808             -             11,808             -
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                          23,083             -             22,998             85
Dividends on Preferred Stock                                             -             -                -               -
----------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                     $ 23,083       $     -           $ 22,998           $ 85
============================================================================================================================

                                      A-37



               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

---------------------------------------------------------------------------------------------------------------------------------
                                                                     SAVANNAH                       SAVANNAH         SAVANNAH
                                                                   Consolidated    Eliminations     CORPORATE          TRUST I
---------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                           $ 23,083       $    -            $ 22,998        $    85
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                     25,454            -              25,454             -
     Deferred income taxes and investment tax credits, net             (3,353)           -              (3,353)            -
     Other, net                                                           (47)           -                 (47)            -
     Change in certain current assets and liabilities -                                                      0
        Receivables, net                                               (5,999)           85             (5,999)           (85)
        Fossil fuel stock                                              (2,125)           -              (2,125)            -
        Material and supplies                                          (1,906)           -              (1,906)            -
        Accounts payable                                                1,133           (85)             1,218             -
        Other                                                           1,731            -               1,731             -
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                            37,971            -              37,971             -
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                              (29,833)           -             (29,833)            -
Other                                                                  (1,715)           -              (2,952)            -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                (31,548)           -             (32,785)            -
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                              34,300            -              34,300             -
Proceeds--
     Capital contribution from parent company                           1,099            -               1,099             -
Retirements--
     First mortgage bonds                                             (15,800)           -             (15,800)            -
     Other long-term debt                                                (481)           -                (481)            -
Payment of common stock dividends                                     (25,200)           -             (25,200)            -
Other                                                                     250            -                 250             -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                 (5,832)           -              (5,832)            -
---------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                   591            -                 591             -
Cash and Cash Equivalents at Beginning of Period                        5,962            -               5,962             -
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                             $6,553        $   -             $ 6,553          $  -
=================================================================================================================================

               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999
                                 (in thousands)

                                                              SAVANNAH                          SAVANNAH      SAVANNAH
                                                             Consolidated     Eliminations      CORPORATE      TRUST I
---------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                      $    6,553        $    -           $ 6,553      $      -
Receivables -
     Customer accounts receivable                                  20,752             -            20,752             -
      Unrecovered retail fuel clause revenue                       21,089             -            21,089             -
     Other accounts and notes receivable                            3,505            (90)           3,505              90
     Affiliated companies                                           1,195             -             1,195             -
     Accumulated provision for uncollectible accts                   (237)            -              (237)            -
Fossil fuel stock, at average cost                                  7,109             -             7,109             -
Materials and supplies, at average cost                             8,402             -             8,402             -
Prepayments                                                         2,869                           2,869             -
---------------------------------------------------------------------------------------------------------------------------
Total current assets                                               71,237            (90)          71,237              90
---------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment                                    450,018             -           450,018             -
---------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                      1,506        (42,474)           2,743          41,237
---------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                           16,063             -            16,063             -
Cash surrender value of life insurance for deferred
   compensation plans                                              16,305             -            16,305             -
Prepaid pension costs                                               1,201             -             1,201             -
Debt expense, being amortized                                       3,155             -             3,155             -
Premium on reacquired debt, being amortized                         8,385             -             8,385             -
Other                                                               2,348             -             2,348             -
---------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                            47,457             -            47,457             -
---------------------------------------------------------------------------------------------------------------------------
Total Assets                                                   $  570,218       $(42,564)       $ 571,455        $ 41,327
===========================================================================================================================


                                                  SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                              CONSOLIDATED BALANCE SHEET
                                                                 AT DECEMBER 31, 1999
                                                                    (in thousands)



                                                        SAVANNAH                          SAVANNAH         SAVANNAH
                                                      Consolidated    Eliminations        CORPORATE         TRUST I
---------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                        $      704      $      -            $      704      $      -
Notes payable                                             34,300             -                34,300             -
Accounts payable                                          15,750             -                15,750             -
Customer deposits                                          5,426             -                 5,426             -
Taxes accrued                                              6,059             -                 6,059             -
Interest accrued                                           3,237            (90)               3,327             -
Vacation pay accrued                                       2,142             -                 2,142             -
Other                                                      5,742             -                 5,742             -
---------------------------------------------------------------------------------------------------------------------
Total current liabilities                                 73,360            (90)              73,450             -
---------------------------------------------------------------------------------------------------------------------
Long-term debt                                           147,147        (41,237)             188,384
---------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                         80,318             -                80,318             -
Deferred credits related to income taxes                  19,687             -                19,687             -
Accumulated deferred investment tax credits               11,280             -                11,280             -
Deferred compensation plans                               10,624             -                10,624             -
Employee benefits provisions                               7,805             -                 7,805             -
Other                                                      5,150             -                 5,150             -
---------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities             134,864             -               134,864             -
---------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                         40,000             -                  -              40,000
---------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                              174,847         (1,237)             174,757            1,327
---------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $ 570,218     $  (42,564)           $ 571,455      $    41,327
=====================================================================================================================


EXHIBITS.

         Exhibits (including reference to previous filings):

                Exhibit

                Number         Description of Exhibit

                A-1            Annual Report of SOUTHERN on Form 10-K for the year ended December 31, 1999.  (File No. 1-3526.)

                A-2            Annual Report of ALABAMA on Form 10-K for the year ended December 31, 1999.  (File No. 1-3164.)

                A-3            Annual Report of GEORGIA on Form 10-K for the year ended December 31, 1999.  (File No. 1-6468.)

                A-4            Annual Report of GULF on Form 10-K for the year ended December 31, 1999.  (File No. 0-2429.)

                A-5            Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31, 1999.  (File No.
                               0-6849.)

                A-6            Annual Report of SAVANNAH on Form 10-K for the year ended December 31, 1999.  (File No. 1-5072.)

                A-7            Annual Report on Form U-13-60 for SEI for the year ended December 31, 1999.

                A-8            Current Report on Form 8-K of SOUTHERN dated April 17, 2000. (File No. 1-3526.)

                B-1            Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through
                               January 5, 1994.  (Designated in Registration No. 33-3546, as Exhibit 4(a), in Certificate of
                               Notification, File No. 70-7341, as Exhibit A and in Certificate of Notification, File No.
                               70-8181, as Exhibit A.)

                B-2            By-laws of SOUTHERN as amended effective October 21, 1991, and as presently in effect.
                               (Designated in Form U-1, File No. 70-8181, as Exhibit A-2.)

                B-3            Charter of ALABAMA and amendments thereto through August 10, 1998.  (Designated in Registration
                               No. 2-59634 as Exhibit 2(b), in Registration No. 2-60209 as Exhibit 2(c), in Registration No.
                               2-60484 as Exhibit 2(b), in Registration No. 2-70838 as Exhibit 4(a)-2, in Registration No.
                               2-85987 as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2, in Registration No.
                               33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5, 1992, File No. 1-3164, as Exhibit
                               4(b)-3, in Form 8-K dated July 8, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated
                               October 27, 1993, File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K dated November 16,
                               1993, File No. 1-3164, as Exhibit 4(a), in Certificate of Notification, File No. 70-8191, as
                               Exhibit A, in Form 10-K for the year ended December 31, 1997, File No. 1-3164, as Exhibit 3(b)2 and in Form 8-K dated August 10, 1998, File No. 1-3164, as Exhibit 4.4.)

                B-4            By-laws of ALABAMA as amended effective July 23, 1993, and as presently in effect.  (Designated in Form U-1, File No. 70-8191, as Exhibit A-2.)

                                      A-41


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                B-5            Charter of GEORGIA and amendments thereto through January 26, 1998.  (Designated in Registration
                               No. 2-63392 as Exhibit 2(a)-2, in Registration No. 2-78913 as Exhibits 4(a)-(2) and 4(a)-(3), in
                               Registration No. 2-93039 as Exhibit 4(a)-(2), in Registration No. 2-96810 as Exhibit 4(a)(2), in
                               Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359 as Exhibit 4(a)(2), in
                               Registration No. 33-5405 as Exhibit 4(b)(2), in Registration No. 33-14367 as Exhibits 4(b)-2 and
                               4(b)-3, in Registration No. 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and 4(b)-(4), in GEORGIA's
                               Form 10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibits 4(a)(2) and
                               4(a)(3), in Registration No. 33-48895, as Exhibits 4(b)-(2) and 4(b)-(3), in Form 8-K dated
                               December 10, 1992, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated June 17, 1993, File No.
                               1-6468, as Exhibit 4(b), in Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b)
                               and in Form 10-K for the year ended December 31, 1997, File No. 1-6468, as Exhibit 3(c)2.)

                B-6            By-laws of GEORGIA as amended  effective July 18,
                               1990, and as presently in effect. (Designated in GEORGIA's Form 10-K for the year ended December
                               31, 1990, File No. 1-6468, as Exhibit 3.)

                B-7            Restated Articles of Incorporation of GULF and amendments thereto through January 28, 1998.
                               (Designated in Registration No. 33-43739 as Exhibit 4(b)-(1), in Form 8-K dated January 15,
                               1992, File No. 0-2429, as Exhibit 1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as
                               Exhibit 4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit 4, in Form 8-K
                               dated November 3, 1993, File No. 0-2429, as Exhibit 4 and in Form 10-K for the year ended
                               December 31, 1997, File No. 0-2429, as Exhibit 3(d)2.)

                B-8            By-laws of GULF as amended effective July 26, 1996, and as presently in effect.  (Designated in
                               Form U-1, File No. 70-8949, as Exhibit A-2(c).)

                B-9            Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi Power Company (a
                               Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through December 31, 1997.  (Designated in Registration No. 2-71540 as Exhibit
                               4(a)-1, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-10, in Registration No. 33-49320
                               as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibits 4(b)-2 and
                               4(b)-3 in Form 8-K dated August 4, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 8-K dated
                               August 18, 1993, File No. 0-6849, as Exhibit 4(b)-3 and in Form 10-K for the year ended December
                               31, 1997, File No. 0-6849, as Exhibit 3(e)2.)

                B-10           By-laws of MISSISSIPPI as amended effective April 2, 1996, and as presently in effect.
                               (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-10.)

                B-11           Charter of SAVANNAH and amendments thereto through December 2, 1998.  (Designated in
                               Registration No. 33-25183 as Exhibit 4(b)-(1), in Registration No. 33-45757 as Exhibit 4(b)-(2),
                               in Form 8-K dated November 9, 1993, File No. 1-5072 as Exhibit 4(b) and in Form 10-K for the
                               year ended December 31, 1998, File No. 1-5072, as Exhibit 3(f)2.)

                                      A-42


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                B-12           By-laws of SAVANNAH as amended effective February
                               16, 1994, and as presently in effect. (Designated in SAVANNAH's Form 10-K for the year ended
                               December 31, 1993,  File No.  1-5072,  as Exhibit
                               3(f)2.)

                B-13           SEGCO Certificate of Incorporation as amended to date, last amended November 29, 1966.
                               (Designated in Forms U-1, File No. 70-3480, as Exhibit A-5, File No. 70-3630, as Exhibit A-6,
                               File Nos. 70-3738 and 70-3842, as Exhibit A-8(b); Registration No. 2-18084 as Exhibit 3(a)-2 and
                               First Certificate of Notification, File No. 70-3945, as Exhibit A.)

                B-14           SEGCO  By-laws as amended to date,  last  amended
                               July 10, 1986. (Designated in Form U5S for the year ended December 31, 1990, as Exhibit B-14.)

                B-15           SCS Certificate of Incorporation as amended.  (Designated in Form U-1, File No. 70-3573, as
                               Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2; Form U5S for 1962, File No.
                               30-222-2, as Exhibit A-17; and Form U5S for 1985, File No. 30-222-2, as Exhibit B-13(b).)

                B-16           SCS By-laws as amended to date, last amended October 19, 1998.  (Designated in Form U5S for
                               1998, File No. 30-222-2, as Exhibit B-16.)

                B-17           Alabama Property Company Certificate of Incorporation.  (Designated in Form U-5B, File No.
                               30-115, as Exhibit B-29.)

                B-18           Alabama Property Company By-laws.  (Designated in Form U-5B, File No. 30-115, as Exhibit B-30.)

                B-19           Piedmont-Forrest Corporation Articles of Incorporation and amendments thereto through August 31,
                               1987.  (Designated in Form U-1, File No. 70-6135, as Exhibit A-1 and in Form U5S for 1987, File
                               No. 30-222-2, as Exhibit B-21.)

                B-20           Piedmont-Forrest Corporation By-laws as presently in effect.  (Designated in Form U-1, File No.
                               70-6135, as Exhibit A-2.)

                B-21           Articles of Incorporation of Southern Energy Resources, Inc. and amendments thereto.
                               (Designated in Form U5S for 1982, File No. 30-222-2, as Exhibit A-19, in Form U5S for 1987, File
                               No. 30-222-2, as Exhibit B-24, in Form U5S for 1996, File No. 30-222-2, as Exhibit B-22 and in
                               Form U5S for 1998, File No. 30-222-2, as Exhibit B-22.)

                B-22           By-laws of Southern Energy Resources, Inc. as amended to date, last amended October 19, 1998.
                               (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-23.)

                B-23           Articles of Incorporation of MESH and amendments thereto. (Designated in Form U5S for 1995, File
                               No. 30-222-2, as Exhibit B-23.)

                                      A-43


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                B-24           By-laws of MESH. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-24.)

                B-25           Articles of Incorporation of Energy Solutions and amendments thereto through March 25, 1993.
                               (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibit B-23 , in Form U5S for 1987,
                               File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1993, File No. 30-222-2, as Exhibit B-25.)

                B-26           By-laws of Energy Solutions. (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit
                               B-27.)

                B-27           By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991.  (Designated in Form
                               U5S for 1991, File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1997, File No. 30-222-2, as
                               Exhibit B-28.)

                B-28           Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through June 14, 1991.
                               (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-28.)

                B-29           Certificate of Incorporation of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as
                               Exhibit B-30.)

                B-30           By-laws of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-31.)

                B-31           Certificate of Incorporation of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-31)

                B-32           By-laws of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                               Exhibit B-32)

                B-33           Certificate of Incorporation of Southern Energy, Inc. as amended to date, last amended December
                               30, 1997.  (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-32 and in Form U5S
                               for 1998, File No. 30-222-2, as Exhibit B-35.)

                B-34           By-laws of Southern Energy, Inc. (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit
                               B-36.)

                B-35           Certificate of Incorporation of Southern Electric International - Europe, Inc. and amendments thereto. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-37.)

                B-36           By-laws of Southern Electric International - Europe, Inc. (Designated in Form U5S for 1995, File
                               No. 30-222-2, as Exhibit B-38.)

                B-37           Certificate of Incorporation of Southern Energy North America, Inc.  (Designated in Form U5S for
                               1993, File No. 30-222-2, as Exhibit B-38.)

                                      A-44

  EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                B-38           Certificate of Amendment of Certificate of Incorporation of Southern Electric Wholesale
                               Generators, Inc. changing name to Southern Energy North America Inc. (Designated in Form U5S for
                               1996, File No. 30-222-2, as Exhibit B-41.)

                B-39           By-laws of Southern Energy North America, Inc.  (Designated in Form U5S for 1993, File No.
                               30-222-2, as Exhibit B-39.)

                B-40           Certificate of Incorporation of Southern Electric International Trinidad, Inc. and amendments thereto. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-43.)

                B-41           By-laws of Southern Electric International Trinidad, Inc. (Designated in Form U5S for 1995, File
                               No. 30-222-2, as Exhibit B-44.)

                B-41           Articles of Organization of MESCO and amendments thereto. (Designated in Form U5S for 1995, File
                               No. 30-222-2, as Exhibit B-49.)

                B-42           Operating Agreement of MESCO. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit
                               B-50.)

                B-43           Certificate of Incorporation of Southern Electric, Inc.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-51)

                B-44           By-laws of Southern Electric, Inc.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                               Exhibit B-52)

                B-45           Certificate of Incorporation of GEORGIA POWER HOLDINGS.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-53)

                B-46           By-laws of GEORGIA POWER HOLDINGS.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                               Exhibit B-54)

                B-47           Certificate of Limited Partnership of GEORGIA CAPITAL.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-55)

                B-48           Amended and Restated Agreement of Limited Partnership of GEORGIA CAPITAL.  (Designated in Form
                               U5S for 1994, File No. 30-222-2, as Exhibit B-56)

                B-49           Action of General Partner of GEORGIA CAPITAL dated December 9, 1994.  (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-57)

                B-50           Certificate of Incorporation of Southern Energy International, Inc. and amendments thereto.
                               (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-58 and in Form U5S for 1997,
                               File No. 30-222-2, as Exhibit B-61)

                                      A-45



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                B-51           By-laws of Southern Energy International, Inc. (Designated in Form U5S for 1996, File No.
                               30-222-2, as Exhibit B-62.)

                B-52           Certificate of Incorporation of Southern Energy - Newco 2, Inc. and amendments thereto.
                               (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-60 and in Form U5S for 1996,
                               File No. 30-222-2, as Exhibit B-64.)

                B-53           By-laws of Southern Energy - Newco 2, Inc. (Designated in Form U5S for 1996, File No. 30-222-2,
                               as Exhibit B-65.)

                B-54           By-Laws of Southern Energy Finance Company, Inc. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-57.)

                B-55           Certificate of Incorporation of EPZ Lease, Inc. (Designated in Form U5S for 1996, File No.
                               30-222-2, as Exhibit B-67.)

                B-56           By-laws of EPZ Lease, Inc. (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-59.)

                B-57           Certificate of Formation of EPZ Lease, L.L.C. (Designated in Form U5S for 1996, File No.
                               30-222-2, as Exhibit B-69.)

                B-58           Certificate of Formation of EPZ Lease Holding A, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-70.)

                B-59           Articles of Organization of EPZ Lease Holding A, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-71.)

                B-60           Certificate of Formation of EPZ Lease Holding B, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-72.)

                B-61           Articles of Organization of EPZ Lease Holding B, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-73.)

                B-62           Certificate of Formation of EPZ Lease Holding C, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-74.)

                B-63           Articles of Organization of EPZ Lease Holding C, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-75.)

                B-64           Certificate of Incorporation of Southern Energy Ventures, Inc. (Designated in Form U5S for 1998,
                               File No. 30-222-2, as Exhibit B-67.)

                B-65           By-laws of Southern Energy Ventures, Inc. (Designated in Form U5S for 1998, File No. 30-222-2,
                               as Exhibit B-68.)

                B-66           Certificate of Incorporation of Southern Energy Southwest Investments, Inc. (Designated in Form
                               U5S for 1998, File No. 30-222-2, as Exhibit B-69.)

                                      A-46


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                B-67           By-laws of Southern Energy Southwest Investments, Inc. (Designated in Form U5S for 1998, File
                               No. 30-222-2, as Exhibit B-70.)

                B-68           Certificate of Incorporation of Southern Energy Texas (G.P.), Inc. (Designated in Form U5S for
                               1998, File No. 30-222-2, as Exhibit B-71.)

                B-69           By-laws of Southern Energy Texas (G.P.), Inc. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-72.)

                B-70           Certificate of Incorporation of Southern Energy Hudson Valley Investments, LTD. (Designated in
                               Form U5S for 1998, File No. 30-222-2, as Exhibit B-73.)

                B-71           By-Laws of Southern Energy Hudson Valley Investments, LTD. (Designated in Form U5S for 1998,
                               File No. 30-222-2, as Exhibit B-74.)

                B-72           Certificate of Incorporation of Southern Energy New York G.P., Inc. (Designated in Form U5S for
                               1998, File No. 30-222-2, as Exhibit B-75.)

                B-73           By-Laws of Southern Energy New York G.P., Inc. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-76.)

                B-74           Certificate of Limited Partnership of SEI Texas, L.P. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-77.)

                B-75           Certificate of Incorporation of Southern Energy California, Inc. (Designated in Form U5S for
                               1998, File No. 30-222-2, as Exhibit B-78.)

                B-76           By-Laws of Southern Energy California, Inc. (Designated in Form U5S for 1998, File No. 30-222-2,
                               as Exhibit B-79.)

                B-77           Certificate of Formation of Southern Energy California, L.L.C. (Designated in Form U5S for 1998,
                               File No. 30-222-2, as Exhibit B-80.)

                B-78           Certificate of Incorporation of Southern Energy Bay Area Investments, Inc. (Designated in Form
                               U5S for 1998, File No. 30-222-2, as Exhibit B-81.)

                B-79           By-Laws of Southern Energy Bay Area Investments, Inc. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-82.)

                B-80           By-Laws of SEI State Line Inc. (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit
                               B-83.)

                B-81           Certificate of Incorporation of Southern Energy Europe Investments, Inc. (Designated in Form U5S
                               for 1998, File No. 30-222-2, as Exhibit B-84.)

                B-82           By-Laws of Southern Energy Europe Investments, Inc. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-85.)

                                      A-47


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                B-83           Certificate of Formation of Southern Energy Lovett, L.L.C. (Designated in Form U5S for 1998,
                               File No. 30-222-2, as Exhibit B-86.)

                B-84           Certificate of Formation of Southern Energy Bowline, L.L.C. (Designated in Form U5S for 1998,
                               File No. 30-222-2, as Exhibit B-87.)

                B-85           Certificate of Incorporation of Southern Energy Netherlands, LTD. and amendments thereto.
                               (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-88.)

                B-86           By-Laws of Southern Energy Netherlands, LTD. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-89.)

                B-87           Certificate of Incorporation of Southern Energy Netherlands Management Company, Inc.
                               (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-90.)

                B-88           By-Laws of Southern Energy Netherlands Management Company, Inc. (Designated in Form U5S for
                               1998, File No. 30-222-2, as Exhibit B-91.)

                B-89           By-Laws of Southern Energy - Asia, Inc. (Designated in Form U5S for 1998, File No. 30-222-2, as
                               Exhibit B-92.)

                B-90           By-Laws of Powercall, Inc. (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-93.)

                B-91           By-Laws of Southern Telecom, Inc. (Designated in Form U5S for 1998, File No. 30-222-2, as
                               Exhibit B-94.)

                B-92           Certificate of Formation of Southern Energy Canal III, L.L.C. (Designated in Form U5S for 1998,
                               File No. 30-222-2, as Exhibit B-95.)

                B-93           Certificate of Limited Partnership of Southern Energy Central Texas, L.P. (Designated in Form
                               U5S for 1998, File No. 30-222-2, as Exhibit B-96.)

                B-94           Certificate of Formation of Southern Energy NY-GEN, L.L.C. (Designated in Form U5S for 1998,
                               File No. 30-222-2, as Exhibit B-97.)

                C-1            Subordinated Note Indenture dated as of February 1, 1997, among SOUTHERN, Southern Company
                               Capital Funding, Inc. and Bankers Trust Company, as Trustee, and indentures supplemental thereto dated as of February 4, 1997.  (Designated in Registration Nos. 333-28349 as Exhibits 4.1 and
                               4.2 and 333-28355 as Exhibit 4.2.)

                                      A-48



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                C-2            Subordinated  Note Indenture  dated as of June 1,
                               1997,  among SOUTHERN,  Southern  Company Capital
                               Funding,  Inc.  and  Bankers  Trust  Company,  as
                               Trustee,  and  indentures   supplemental  thereto
                               through of December 23, 1998. (Designated in Form
                               10-K for the year ended  December 31, 1997,  File
                               No. 1-3526,  as Exhibit 4(a)2,  in Form 8-K dated
                               June 18, 1998,  File No.  1-3526,  as Exhibit 4.2
                               and in Form 8-K dated December 18, 1998, File No.
                               1-3526, as Exhibit 4.4.)

                C-3            Indenture dated as of January 1, 1942, between ALABAMA and The Chase Manhattan Bank (formerly
                               Chemical Bank), as Trustee, and indentures supplemental thereto through December 1, 1994.
                               (Designated in Registration Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as Exhibits 2(a)-3 and
                               2(a)-4, 2-60716 as Exhibit 2(c), 2-67574 as Exhibit 2(c), 2-68687 as Exhibit 2(c), 2-69599 as
                               Exhibit 4(a)-2, 2-71364 as Exhibit 4(a)-2, 2-73727 as Exhibit 4(a)-2, 33-5079 as Exhibit 4(a)-2,
                               33-17083 as Exhibit 4(a)-2, 33-22090 as Exhibit 4(a)-2, in ALABAMA's Form 10-K for the year ended December 31, 1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as
                               Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as Exhibit 4(a)-2, 33-48917 as Exhibit
                               4(a)-2, in Form 8-K dated January 20, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K
                               dated February 17, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993,
                               File No. 1-3436, as Exhibit 4(a)-3, in Certificate of Notification, File No. 70-8069, as
                               Exhibits A and B, in Form 8-K dated June 24, 1993, File No. 1-3436, as Exhibit 4, in Certificate
                               of Notification, File No. 70-8069, as Exhibit A, in Form 8-K dated November 16, 1993, File No.
                               1-3436, as Exhibit 4(b), in Certificate of Notification, File No. 70-8069, as Exhibits A and B,
                               in Certificate of Notification, File No. 70-8069, as Exhibit A, in Certificate of Notification,
                               File No. 70-8069, as Exhibit A and in Form 8-K dated November 30, 1994, File No. 1-3436, as
                               Exhibit 4.)

                C-4            Subordinated  Note Indenture  dated as of January
                               1, 1996,  between ALABAMA and The Chase Manhattan
                               Bank (formerly  Chemical Bank),  as Trustee,  and
                               indenture   supplemental   thereto  dated  as  of
                               January 1, 1996.  (Designated  in  Certificate of
                               Notification, File No. 70-8461, as Exhibits E and
                               F.)

                C-5            Subordinated  Note Indenture  dated as of January
                               1, 1997,  between ALABAMA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through February 25, 1999. (Designated in
                               Form 8-K dated January 9, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2 and in Form 8-K dated
                               February 18, 1999,  File No.  1-3164,  as Exhibit
                               4.2.)

                C-6            Senior Note Indenture dated as of December 1, 1997, between ALABAMA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through September 30, 1999.  (Designated in Form 8-K dated December 4, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2, in Form 8-K dated
                               February 20, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated April 17, 1998, File No.
                               1-3164, as Exhibit 4.2, in Form 8-K dated August 11, 1998, File No. 1-3164, as Exhibit 4.2, in
                               Form 8-K dated September 8, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated September
                               16, 1998, File

                                      A-49


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                               No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 7, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 28, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated November
                               12, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated May 19, 1999, File No. 1-3164, as
                               Exhibit 4.2, in Form 8-K dated August 13, 1999, File No. 1-3164, as Exhibit 4.2 and in Form 8-K
                               dated September 21, 1999, File No. 1-3164, as Exhibit 4.2.)

                C-7            Indenture dated as of March 1, 1941, between GEORGIA and The Chase Manhattan Bank (formerly
                               Chemical Bank), as Trustee, and indentures supplemental thereto dated as of March 1, 1941, March
                               3, 1941 (3 indentures), March 6, 1941 (139 indentures), March 1, 1946 (88 indentures) and
                               December 1, 1947, through October 15, 1995.  (Designated in Registration Nos. 2-4663 as Exhibits
                               B-3 and B-3(a), 2-7299 as Exhibit 7(a)-2, 2-61116 as Exhibit 2(a)-3 and 2(a)-4, 2-62488 as
                               Exhibit 2(a)-3, 2-63393 as Exhibit 2(a)-4, 2-63705 as Exhibit 2(a)-3, 2-68973 as Exhibit 2(a)-3,
                               2-70679 as Exhibit 4(a)-(2), 2-72324 as Exhibit 4(a)-2, 2-73987 as Exhibit 4(a)-(2), 2-77941 as
                               Exhibits 4(a)-(2) and 4(a)-(3), 2-79336 as Exhibit 4(a)-(2), 2-81303 as Exhibit 4(a)-(2),
                               2-90105 as Exhibit 4(a)-(2), 33-5405 as Exhibit 4(a)-(2), 33-14367 as Exhibits 4(a)-(2) and
                               4(a)-(3), 33-22504 as Exhibits 4(a)-(2), 4(a)-(3) and 4(a)-(4), 33-32420 as Exhibit 4(a)-(2),
                               33-35683 as Exhibit 4(a)-(2), in GEORGIA's Form 10-K for the year ended December 31, 1990, File
                               No. 1-6468, as Exhibit 4(a)(3), in Form 10-K for the year ended December 31, 1991, File No.
                               1-6468, as Exhibit 4(a)(5), in Registration No. 33-48895 as Exhibit 4(a)-(2), in Form 8-K dated
                               August 26, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in Form 8-K dated September 9, 1992, File
                               No. 1-6468, as Exhibits 4(a)-(3) and 4(a)-(4), in Form 8-K dated September 23, 1992, File No.
                               1-6468, as Exhibit 4(a)-(3), in Form 8-A dated October 12, 1992, as Exhibit 2(b), in Form 8-K dated January 27, 1993, File No. 1-6468, as Exhibit 4(a)-(3), in Registration No. 33-49661 as
                               Exhibit 4(a)-(2), in Form 8-K dated July 26, 1993, File No. 1-6468, as Exhibit 4, in Certificate
                               of Notification, File No. 70-7832, as Exhibit M, in Certificate of Notification, File No.
                               70-7832, as Exhibit C, in Certificate of Notification, File No. 70-7832, as Exhibits K and L, in
                               Certificate of Notification, File No. 70-8443, as Exhibit C, in Certificate of Notification,
                               File No. 70-8443, as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit E,
                               in Certificate of Notification, File No. 70-8443, as Exhibit E, in Certificate of Notification,
                               File No. 70-8443, as Exhibit E, in GEORGIA's Form 10-K for the year ended December 31, 1994,
                               File No. 1-6468, as Exhibits 4(c)2 and 4(c)3, in Certificate of Notification, File No. 70-8443,
                               as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit C, in Form 8-K dated
                               May 17, 1995, File No. 1-6468, as Exhibit 4 and in GEORGIA's Form 10-K for the year ended
                               December 31, 1995, File No. 1-6468, as Exhibits 4(c)2, 4(c)3, 4(c)4, 4(c)5 and 4(c)6.)

                C-8            Indenture  dated as of December 1, 1994,  between
                               GEORGIA and Trust Company Bank, as Trustee and indenture supplemental thereto dated December 15, 1994. (Designated in Certificate of Notification,
                               File No. 70-8461 as Exhibits E and F.)

                                      A-50


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                C-9            Subordinated Note Indenture dated as of August 1,
                               1996,  between  GEORGIA  and The Chase  Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through January 1, 1997. (Designated in
                               Form 8-K dated August 21, 1996, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated
                               January  9,  1997,  File No.  1-6468,  as Exhibit
                               4.2.)

                C-10           Subordinated  Note Indenture  dated as of June 1,
                               1997,  between  GEORGIA  and The Chase  Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through February 25, 1999. (Designated in
                               Certificate of Notification, File No. 70-8461, as
                               Exhibits  D and E and in Form 8-K dated  February
                               17, 1999, File No. 1-6468, as Exhibit 4.4.)

                C-11           Senior  Note  Indenture  dated as of  January  1,
                               1998,  between  GEORGIA  and The Chase  Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through February 22, 2000. (Designated in
                               Form 8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and 4.2, in Forms 8-K each dated
                               November 19, 1998,  File No.  1-6468,  as Exhibit
                               4.2,  in Form 8-K dated  March 3, 1999,  File No.
                               1-6468,  as  Exhibit  4.5 and in Form  8-K  dated
                               February  15,  2000,  File No.  1-6468 as Exhibit
                               4.2.)

                C-12           Indenture dated as of September 1, 1941, between GULF and The Chase Manhattan Bank (formerly The
                               Chase Manhattan Bank (National Association)), as Trustee, and indentures supplemental thereto through November 1, 1996.  (Designated in Registration Nos. 2-4833 as Exhibit B-3, 2-62319 as
                               Exhibit 2(a)-3, 2-63765 as Exhibit 2(a)-3, 2-66260 as Exhibit 2(a)-3, 33-2809 as Exhibit 4(a)-2,
                               33-43739 as Exhibit 4(a)-2, in GULF's Form 10-K for the year ended December 31, 1991, File No.
                               0-2429, as Exhibit 4(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(a)-3, in Registration No. 33-50165 as Exhibit 4(a)-2, in Form 8-K dated July 12, 1993, File No.
                               0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in
                               Certificate of Notification, File No. 70-8229, as Exhibits E and F, in Form 8-K dated January
                               17, 1996, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as
                               Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibit A and in Form 8-K dated
                               November 6, 1996, File No. 0-2429, as Exhibit 4.)

                C-13           Subordinated  Note Indenture  dated as of January
                               1,  1997,  between  GULF and The Chase  Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through January 1, 1998. (Designated in
                               Form 8-K dated January 27, 1997, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated July
                               28, 1997, File No. 0-2429,  as Exhibit 4.2 and in
                               Form 8-K dated January 13, 1998, File No.

                               0-2429, as Exhibit 4.2.)

                C-14           Senior  Note  Indenture  dated as of  January  1,
                               1998, between GULF and The Chase Manhattan Bank, as Trustee, and indenture supplemental thereto dated as of August 24, 1999. (Designated in Form
                               8-K dated  June 17,  1998,  File No.  0-2429,  as
                               Exhibits 4.1 and 4.2 and in Form 8-K dated August
                               17, 1999, File No. 0-2429 as Exhibit 4.2.)

                                      A-51


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                C-15           Indenture dated as of September 1, 1941, between MISSISSIPPI and Bankers Trust Company, as
                               Successor Trustee, and indentures supplemental thereto through December 1, 1995.  (Designated in
                               Registration Nos. 2-4834 as Exhibit B-3, 2-62965 as Exhibit 2(b)-2, 2-66845 as Exhibit 2(b)-2,
                               2-71537 as Exhibit 4(a)-(2), 33-5414 as Exhibit 4(a)-(2), 33-39833 as Exhibit 4(a)-2, in
                               MISSISSIPPI's Form 10-K for the year ended December 31, 1991, File No. 0-6849, as Exhibit 4(b), in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibit 4(a)-2, in Second Certificate of
                               Notification, File No. 70-7941, as Exhibit I, in MISSISSIPPI's Form 8-K dated February 26, 1993,
                               File No. 0-6849, as Exhibit 4(a)-2, in Certificate of Notification, File No. 70-8127, as Exhibit
                               A, in Form 8-K dated June 22, 1993, File No. 0-6849, as Exhibit 1, in Certificate of
                               Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated March 8, 1994, File No. 0-6849, as Exhibit 4, in Certificate of Notification, File No. 70-8127, as Exhibit C and in Form 8-K
                               dated December 5, 1995, File No. 0-6849, as Exhibit 4.)

                C-16           Subordinated  Note Indenture dated as of February
                               1, 1997,  between  MISSISSIPPI  and Bankers Trust
                               Company, as Trustee, and indenture supplemental thereto dated as of February 1, 1997. (Designated in Form 8-K dated February 20, 1997, File No.
                               0-6849, as Exhibits 4.1 and 4.2.)

                C-17           Senior  Note  Indenture  dated as of May 1,  1998
                               between MISSISSIPPI and Bankers Trust Company, as
                               Trustee  and  indentures   supplemental   thereto
                               through March 28, 2000.  (Designated  in Form 8-K
                               dated May 14, 1998, File No. 0-6849,  as Exhibits
                               4.1,  4.2(a)  and  4.2(b)  and in Form 8-K  dated
                               March 22, 2000, File No. 0-6849, as Exhibit 4.2.)

                C-18           Indenture dated as of March 1, 1945, between SAVANNAH and The Bank of New York, as Trustee, and indentures supplemental thereto through May 1, 1996.  (Designated in Registration Nos. 33-25183
                               as Exhibit 4(a)-(1), 33-41496 as Exhibit 4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in SAVANNAH's
                               Form 10-K for the year ended December 31, 1991, File No. 1-5072, as Exhibit 4(b), in Form 8-K
                               dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration No. 33-50587 as Exhibit
                               4(a)-(2), in Form 8-K dated July 22, 1993, File No. 1-5072, as Exhibit 4, in Form 8-K dated May
                               18, 1995, File No. 1-5072, as Exhibit 4 and in Form 8-K dated May 23, 1996, File No. 1-5072, as
                               Exhibit 4.)

                C-19           Subordinated  Note Indenture dated as of December
                               1,  1998,  between  SAVANNAH  and The Bank of New
                               York, as Trustee, and indenture supplemental thereto dated as of December 9, 1998. (Designated in Form 8-K dated December 3, 1998, File No.
                               1-5072, as Exhibit 4.3 and 4.4.)

                C-20 Senior Note Indenture dated as of March 1, 1998 between SAVANNAH and The Bank of New York, as
                               Trustee and indenture supplemental thereto dated as of March 1, 1998. (Designated in Form 8-K dated March 9, 1998, File No. 1-5072, as Exhibits
                               4.1 and 4.2.)

                                      A-52



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                D-1            Income Tax Allocation Agreement and Amendments 1 through 76 thereto.  (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in Form U5S for 1982, File No. 30-222-2, as
                               Exhibit A-22(b), in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for
                               1983, File No. 30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as Exhibit
                               D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(f) in Form
                               U5S for 1987, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as
                               Exhibit D-2 and in Form U5S for 1992, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991,
                               File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2 and
                               in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2, as Exhibit D-2, in Form U5S for 1994,
                               File No. 30-222-2, as Exhibit D-2, in Form U5S for 1996, File No. 30-222-2, as Exhibit D-2, in
                               Form U5S for 1997, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 1998, File No.
                               30-222-2, as Exhibit D-2.)

                D-2            Amendments 77 through 86 to Income Tax Allocation Agreement.

                E-1            ALABAMA's, GEORGIA's, GULF's, MISSISSIPPI's, SCS's and SOUTHERN NUCLEAR's personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibits
                               E-1, E-2, E-3, E-4 and E-5, in Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2, in Form U5S
                               for 1990, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as
                               Exhibits E-2 and E-3 , in Form U5S for 1992, File No. 30-222-2, as Exhibit E-2 in Form U5S for
                               1993, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit
                               D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1995, File No.
                               30-222-2, as Exhibit E-2 and in Form U5S for 1997, File No. 30-222-2, as Exhibit E-2.)

                G-1            ALABAMA's Financial Data Schedule.  (Designated in Form 8-K dated February 16, 2000, File No.
                               1-3164, as Exhibit 27.)

                G-2            GEORGIA's Financial Data Schedule.  (Designated in Form 8-K dated February 16, 2000, File No.
                               1-6468, as Exhibit 27.)

                G-3            GULF's Financial Data Schedule.  (Designated in Form 8-K dated February 16, 2000, File No.
                               0-2429, as Exhibit 27.)

                G-4            MISSISSIPPI's Financial Data Schedule.  (Designated in Form 8-K dated February 16, 2000, File
                               No. 0-6849, as Exhibit 27.)

                G-5            SAVANNAH's Financial Data Schedule.  (Designated in Form 8-K dated February 16, 2000, File No.
                               1-5072, as Exhibit 27.)

                G-6            SOUTHERN system's consolidated Financial Data Schedule.  (Designated in Form 8-K dated February
                               16, 2000, File No. 1-3526, as Exhibit 27.)

                                      A-53


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit

                Number         Description of Exhibit

                H              Organizational chart.

                I              Financial  statements  relating to certain exempt
                               wholesale    generators   and   foreign   utility
                               companies.

         Exhibits listed above which have heretofore been filed with the SEC pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

                                      A-54


                                    SIGNATURE

                The undersigned registered holding company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                         THE SOUTHERN COMPANY



         Date:  April 28, 2000                By /s/  W. L. Westbrook
                                                  W. L. Westbrook
                                             Financial Vice President,
                                           Chief Financial Officer, and
                                                     Treasurer

                                      A-55